UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange
Act
of 1934

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AMGEN INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023 Proxy Statement and Notice of Annual Meeting of Stockholders AMGEN

Robert A. Bradway Chairman of the Board, Chief Executive Officer and President

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799

April 6, 2023

Dear Fellow Stockholder:

You are invited to attend the 2023 Annual Meeting of Stockholders, or Annual Meeting, of Amgen Inc. to be held on Friday, May 19, 2023, at 11:00 A.M., Pacific Time, via the internet at www.virtualshareholdermeeting.com/AMGN2023.

Our Mission: We seek to develop innovative medicines that address important unmet medical needs in the fight against serious illness. This mission is central to our strategy, inherently long-term, and in service of patients and their families.

Execution of Our Strategy: 2022 was another year of strong execution of our mission to bring innovative products to patients around the world. Our strategy includes integrated activities intended to strengthen our competitive position in the industry. At the core of our strategy is innovation. We executed key clinical studies and moved six first-in-class molecules into Phase 3 or potentially registration-enabling trials, including TEZSPIRE®(1) (in eosinophilic esophagitis), rocatinlimab(2) (for moderate to severe atopic dermatitis), olpasiran (for patients with elevated lipoprotein(a)), and bemarituzumab, tarlatamab, and LUMAKRAS® for cancer. We completed our strategic acquisition of ChemoCentryx, Inc. that complements our internal innovations and strengthens our portfolio in inflammation. Through this acquisition, we added TAVNEOS®, a first-in-class treatment for active anti-neutrophil cytoplasmic autoantibody (ANCA)-associated vasculitis, an autoimmune disease that leads to inflammation and eventual destruction of small blood vessels. In December 2022, we announced our agreement to acquire Horizon Therapeutics plc, a biotechnology company with additional first-in-class biologic medicines that address rare autoimmune diseases, including TEPEZZA®, KRYSTEXXA®, and UPLIZNA®. Additionally, we continued to advance our biosimilar programs (with 11 biosimilars in our current portfolio). Throughout 2022, we maintained a disciplined approach to capital allocation, investing in our business to drive long-term growth while also returning capital to our stockholders through a growing dividend and share repurchases.

Our Commitment to Society: Our approach to environmental sustainability, social responsibility, and corporate governance, or ESG, begins with our mission to serve patients and is supported by our long-standing focus on using resources responsibly to support the sustainability of our business. Our environmental sustainability goals, the most recent version of which were set in 2021, include achieving carbon neutrality in our operations by 2027 (while also aiming to further reduce our water use by 40% and waste disposed by 75%(3)). Our 2027 Scope 1 and 2 carbon emissions and Scope 3 supplier engagement targets have been approved by the Science Based Targets initiative (SBTi), a global body enabling businesses to set emissions reductions targets in line with the goals of the Paris Agreement (to limit global warming to 1.5°C above pre-industrial levels). In support of our environmental sustainability goals, we developed Amgen Ecovation™, our proprietary approach to innovative and sustainable manufacturing that is integrated into the upfront design, development, and execution of our new laboratory, manufacturing, and administrative buildings. Our newest Rhode Island facility, approved by the U.S. Food and Drug Administration in 2022, expands our manufacturing capacity while utilizing these innovative and sustainable manufacturing approaches and delivering environmental and operating efficiencies. Amgen Ecovation is also guiding the design and construction of another two new U.S. plants (in Ohio and North Carolina). In addition to helping to advance our 2027 environmental goals, these new facilities will support our ability to meet the demand for our medicines and bring hundreds of jobs to their respective regions while expanding our access to diverse talent. We also strive to be socially responsible through the activities of our foundations. Since its inception, the Amgen Foundation has contributed approximately $425 million to non-profit organizations around the world that reflect our core values and complement Amgen’s dedication to impacting lives in inspiring and innovative ways. Through the Amgen Safety Net Foundation and our corporate philanthropy, we expanded access to investigational therapies, donations, and other initiatives, and have developed patient support programs to assist eligible patients around the world as they seek to obtain the medicines they need. We increased our focus on diversity, inclusion, and belonging, including by working to improve the diversity and representation of racial and ethnic minority populations in clinical trial research.

Stockholder Engagement: We continue to be guided by the perspectives of our stockholders as expressed through their engagement with us throughout the year and at our Annual Meeting. Consistent with prior years’ practices, since our 2022 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders comprising approximately 51% of our outstanding shares. In 2022, stockholder engagement included discussion of questions related to our political engagement and ESG activities. Feedback received during the course of these activities is shared with our Board and informs its decisions. In response to stockholder feedback, we pursued and received SBTi approval of our 2027 carbon emissions targets and we have expanded and enhanced a number of our disclosures, including those related to our: Board gender and racial/ethnic diversity; drug pricing practices; annual Consolidated EEO-1 Report; oversight of political contributions, memberships in trade and industry associations, and lobbying; and reporting in alignment with several environmental standards and guidelines (including the Sustainability Accounting Standards Board (SASB) standards for our industry). We plan to continue this valuable dialogue with our investors in the coming year.

I look forward to sharing more about our Company at our Annual Meeting. In addition to the business to be transacted and described in the accompanying Notice of Annual Meeting of Stockholders, I will discuss recent developments during the past year, the substantial progress we made on our strategic priorities in 2022, and respond to comments and questions.

On behalf of our Board, I thank you for your participation and investment in Amgen. We look forward to the Annual Meeting on May 19.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

(1)	TEZSPIRE is being developed in collaboration with AstraZeneca plc.
(2)	Rocatinlimab is being developed in collaboration with Kyowa Kirin Co., Ltd.
(3)

Carbon neutrality goal refers to Scope 1 and 2 emissions. Reductions take into account only verified reduction projections, and do not take into account changes associated with the contraction or expansion of the Company and are measured against a 2019 baseline.

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799

Notice of Annual Meeting of Stockholders

To be Held on May 19, 2023

To the Stockholders of Amgen Inc.:

Date and Time:	Friday, May 19, 2023, at 11:00 A.M., Pacific Time

Location:

Our 2023 Annual Meeting of Stockholders, or Annual Meeting, will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2023. Although the meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting.

Stockholders or their proxyholders may participate and vote at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2023 and using your control number.

Record Date:

March 20, 2023. Amgen stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the Annual Meeting and any continuation, postponement, or adjournment thereof.

Mail Date:

We intend to mail the Notice Regarding the Availability of Proxy Materials, or Notice, or the proxy statement and proxy card, as applicable, on or about April 6, 2023, to our stockholders of record on the record date.

Items of Business:

1.

To elect 13 directors to the Board of Directors of Amgen for a term of office expiring at the 2024 annual meeting of stockholders. The nominees for election to the Board of Directors are Dr. Wanda M. Austin, Mr. Robert A. Bradway, Dr. Michael V. Drake, Dr. Brian J. Druker, Mr. Robert A. Eckert, Mr. Greg C. Garland, Mr. Charles M. Holley, Jr., Dr. S. Omar Ishrak, Dr. Tyler Jacks, Ms. Ellen J. Kullman, Ms. Amy E. Miles, Dr. Ronald D. Sugar, and Dr. R. Sanders Williams;

	2.	To hold an advisory vote on the frequency of future stockholder advisory votes to approve executive compensation;

	3.	To hold an advisory vote to approve our executive compensation;

	4.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2023; and

	5.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment thereof.

Attendance: The live audio webcast of the Annual Meeting will begin promptly at 11:00 A.M., Pacific Time. To participate in the virtual meeting, you will need the control number included on your Notice, proxy card, or voting instruction form. We encourage you to access the meeting prior to the start time. Please read “Information Concerning Voting and Solicitation—Attendance at the Annual Meeting” in the accompanying proxy statement.

Voting: Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please read the Notice and proxy statement with care and follow the voting instructions to ensure that your shares are represented. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. We encourage you to submit your proxy as soon as possible by internet, by telephone, or by signing, dating, and returning all proxy cards or instruction forms provided to you.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

Thousand Oaks, California

April 6, 2023

  ï 2023 Proxy Statement

Proxy Statement Summary

Proxy Statement Summary

This summary contains highlights about our Company and the upcoming 2023 Annual Meeting of Stockholders, or Annual Meeting. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement before voting.

2023 Annual Meeting of Stockholders

Date and Time:	Friday, May 19, 2023, at 11:00 A.M., Pacific Time

Location:

Our 2023 Annual Meeting of Stockholders will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2023. Although the meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting.

Stockholders or their proxyholders may participate and vote at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2023 and using your control number.

Record Date:	March 20, 2023

Mail Date:	We intend to mail the Notice Regarding the Availability of Proxy Materials, or Notice, or the proxy statement and proxy card, as applicable, on or about April 6, 2023, to our stockholders.

Voting Matters and Board Recommendations

Matter		Our Board Vote Recommendation

Management Proposals:

Item 1:	Election of the 13 Nominees to the Board of Directors Named in This Proxy Statement (page 8)	FOR each Director Nominee

Item 2:	Advisory Vote on the Frequency of Future Stockholder Advisory Votes to Approve Executive Compensation (page 40)	ONE YEAR

Item 3:	Advisory Vote to Approve Our Executive Compensation (page 41)	FOR

Item 4:	Ratification of Selection of Independent Registered Public Accountants (page 99)	FOR

How to Vote

• By Internet: You may submit a proxy over the internet by following the instructions on the website referred to in the Notice, proxy card, or voting instruction form mailed to you. You will need the control number that appears on your Notice, proxy card, or voting instruction form.

• By Telephone: You may submit a proxy by telephone by following the instructions on the website referred to in the Notice, proxy card, or voting instruction form mailed to you. You will need the control number that appears on your Notice, proxy card, or voting instruction form.

• By Mail: If you received a full paper set of materials, date and sign your proxy card or voting instruction form and mail it in the enclosed, postage-paid envelope. If you received a Notice, you may request a proxy card by following the instructions on your Notice. You do not need to mail the proxy card if you are submitting your proxy by internet or telephone.

• At the Meeting: To vote at the Annual Meeting, visit www.virtualshareholdermeeting.com/AMGN2023. You will need the control number that appears on your Notice, proxy card, or voting instruction form. Please note that if your shares are held of record by a broker, bank, trust, or other nominee, and you decide to attend and vote at the Annual Meeting, your vote at the Annual Meeting will not be effective unless you provide a legal proxy, issued in your name from the record holder (your broker, bank, trust, or other nominee). Please read “Information Concerning Voting and Solicitation—Attendance at the Annual Meeting.” Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

  ï 2023 Proxy Statement    1

Proxy Statement Summary

Item 1: Election of 13 Nominees to the Board of Directors (Page 8)

Current Composition of the Board and Corporate Governance Highlights

Nominees to the Board

Nominee	Independent	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance

Wanda M. Austin	✓	68	2017	M			M

Robert A. Bradway		60	2011			C		M

Michael V. Drake	✓	72	2022		M				M

Brian J. Druker	✓	67	2018				M		M

Robert A. Eckert*	✓	68	2012		M	M	C

Greg C. Garland	✓	65	2013		C	M	M

Charles M. Holley, Jr.	✓	66	2017	C	M	M

S. Omar Ishrak	✓	67	2021				M		M

Tyler Jacks	✓	62	2012				M		M

Ellen J. Kullman	✓	67	2016	M	M

Amy E. Miles	✓	56	2020	M	M

Ronald D. Sugar	✓	74	2010		M	M			C

R. Sanders Williams	✓	74	2014		M				M

“*”	indicates Lead Independent Director.
“C”	indicates Chair of the committee.
“M”	indicates member of the committee.

2       ï 2023 Proxy Statement

Proxy Statement Summary

We Have Implemented Governance Best Practices

We continuously monitor developments and best practices in corporate governance and consider stockholder feedback when enhancing our governance structures. Below are highlights of our key governance practices:

Effective Board Leadership and Independent Oversight

✓ Highly Independent Board – 12 of our 13 director nominees (page 28)

✓ Regular Executive Sessions of Independent Directors and Access to Management (pages 17, 19, and 27 )

✓ Continuous Refreshment Practices (pages 18, 24-26)

–  8 New Directors Since 2015

–  3 Women and 3 Racially/Ethnically Diverse Directors

–  Commitment to Gender Diversity — the Governance Committee and Board currently intend that the next vacancy resulting from a director retirement be filled by a person who meets our Director qualifications and enhances the Board’s gender diversity

–  Average Board Tenure of Approximately 6.5 Years for Our Directors

✓ Annual Anonymous Board and Committee Evaluation Process (pages 17 and 27)

✓ All Directors Meet Our Board of Directors Guidelines for Director Qualifications and Evaluations (Appendix A)

✓ Robust Lead Independent Director Role (pages 17-20)

✓ Limitation on Number of Other Boards (page 17)

✓ Corporate Responsibility and Compliance Committee (page 30)

✓ Enterprise Risk Management Program and Annual Compensation Risk Analysis – overseen by Board and Compensation and Management Development Committee, respectively (pages 20-21 and 37-38)

Focus on Stockholder Rights

✓ Single Class of Shares – One share equals one vote (page 18)

✓ Proxy Access – Up to 20 eligible stockholders who own 3% of shares for 3 years who meet the requirements set forth in our Bylaws may have their director nominees constituting up to the greater of 20% of the total directors or two nominees included in our proxy materials (pages 18 and 107)

✓ Majority Voting Standard for Director Elections (pages 17 and 105-106)

✓ Stockholders(1) May Act By Written Consent (page 18)

✓ Stockholders(1) Have a Right to Call Special Meetings (15% threshold requirement) (page 18)

✓ No Supermajority Vote Provisions in Certificate of Incorporation or Bylaws (page 18)

✓ No Poison Pill (page 18)

History of Transparency and Accountability

✓ Regular Engagement With Stockholders to Seek Feedback (pages 17 and 53-54)

✓ Our Approach to Environmental Sustainability, Social Responsibility, and Corporate Governance (ESG), Has Delivered Environmentally Responsible Operations, Improved Patient Access to Medicines, Provided High Quality, Free Science Education Resources, and Benefited the Communities Where We Live and Work (pages 31-36)

✓ Significant Stock Ownership Requirements for Officers and Directors (pages 38, 46, 70-71, and 92)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE 13 NAMED NOMINEES.

(1)	Who meet the requirements set forth in our Restated Certificate of Incorporation or our Amended and Restated Bylaws, as applicable.

  ï 2023 Proxy Statement    3

Proxy Statement Summary

Item 2: Advisory Vote on the Frequency of Future Stockholder Advisory Votes to Approve Executive Compensation (Page 40)

•	Stockholders are being asked to vote on the frequency of future stockholder advisory votes to approve executive compensation.

•	The Board believes that annual votes facilitate the highest level of accountability to, and communication with, our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS ELECT TO HAVE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY “ONE YEAR.”

Item 3: Advisory Vote to Approve Our Executive Compensation (Page 41)

Our executive compensation program is designed to reward and drive long-term performance in support of our strategy.

2022 Business Highlights

Our strategy includes integrated activities intended to strengthen our competitive position in the industry. We delivered strong performance in 2022, advanced our innovative pipeline, entered into strategic transactions to augment our pipeline and our commercial portfolio, and continued to provide uninterrupted supply of our medicines globally.

Key Strategic Business Transactions That Complement Our Internal Innovation

We strengthened our portfolio with our acquisition of ChemoCentryx, Inc. and obtained the medicine TAVNEOS®, the first approved orally-administered treatment for adult patients with severe active anti-neutrophil cytoplasmic autoantibody (ANCA) vasculitis, an autoimmune disease that leads to inflammation and eventual destruction of small blood vessels.

We entered into an agreement to acquire Horizon Therapeutics plc, a biotechnology company focused on first-in-class or best-in-class innovative medicines that address rare autoimmune diseases, including TEPEZZA®, KRYSTEXXA®, and UPLIZNA®.

Executed Key Clinical Studies and Advanced Innovative First-in-Class Pipeline

•

We executed key clinical studies and moved six first-in-class molecules into Phase 3 or potentially registration-enabling trials, including TEZSPIRE®(1) (in eosinophilic esophagitis), rocatinlimab(2) (for moderate to severe atopic dermatitis), olpasiran (for patients with elevated lipoprotein(a)), and bemarituzumab, tarlatamab, and LUMAKRAS® for cancer.

•	We have continued to advance our biosimilar programs (with 11 biosimilars in our current portfolio).

•

We generated six new product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans), initiated five first-in-human studies, and we advanced two clinical-stage programs (AMG 133 (for obesity) and TAVNEOS (following our acquisition of ChemoCentryx)).

We accomplished these objectives while maintaining a disciplined approach to capital allocation, investing in our business to drive long-term growth while also returning capital to our stockholders through a growing dividend and share repurchases.

In 2022, while investing $4.4 billion in research and development, $3.8 billion in strategic business acquisitions, and $0.9 billion in capital projects, we also returned $10.5 billion of capital to our stockholders ($4.2 billion of dividends and $6.3 billion in share repurchases).

(1)	TEZSPIRE is being developed in collaboration with AstraZeneca.
(2)	Rocatinlimab is being developed in collaboration with Kyowa Kirin Co., Ltd.

4       ï 2023 Proxy Statement

Proxy Statement Summary

NEO Compensation Is Dependent on Our Performance

A significant amount of each Named Executive Officer’s, or NEOs, compensation is at risk and dependent on our performance and execution of our strategic priorities.

2022 Total Target Direct Compensation Mix

2022 Annual and Long-Term Awards Reflect Performance Against Pre-Established Goals and Measures

2022 Annual Cash Incentive Plan				2020-2022 Long-Term Incentive Performance Award Payout

Our annual cash incentive plan is designed to focus our staff members on delivering financial and operational objectives to drive annual performance, advance strategic priorities, and position us for long-term success.

80% of our annual LTI equity award grants are performance-based, aligning compensation with long-term value creation for our stockholders. Performance units comprise 50% of our annual LTI equity award grants, with the goal design and all measurement targets established at the beginning of the three-year performance period.

Goal	Weighting	% of Target Earned	Weighted Score Achieved(1)
Financial Performance			69.4%
Revenues	30%	120.7%
Non-GAAP Net Income(2)	30%	110.5%
Progress Innovative Pipeline			30.1%
Advance Early Pipeline	10%	81.8%
Execute Key Clinical Studies and Regulatory Filings	20%	109.4%
Deliver Annual Priorities			21.7%
Environmental, Social, and Governance	5%	207.8%
Process Simplification and Automation	5%	225.0%
Final Score	121.0%

(1)	Percentages do not total to final score due to rounding.
(2)	Non-Generally Accepted Accounting Principles (non-GAAP) net income for purposes of the 2022 Company performance goals of our annual cash incentive plan is reported and reconciled in Appendix B.
(3)

The non-GAAP operating measures (EPS growth and return on invested capital, or ROIC) with respect to the 2020–2022 performance period are as reported and reconciled in Appendix B, except that operating measures for 2022 performance were further adjusted to include the impacts of losses on equity investments as prescribed by the 2020-2022 performance goals document when it was established in March 2020. For this purpose, 2022 non-GAAP net income was decreased by $274 million, or $0.51 per share, and the tax rate used to calculate ROIC was adjusted accordingly to approximately 13.4%, resulting in a 0.1% increase in ROIC.

  ï 2023 Proxy Statement    5

Proxy Statement Summary

We Have Implemented Compensation Best Practices

What we do

✓	Long-term performance-based equity awards (80% of total target equity, of which 50% are three-year performance unit awards and 30% are stock options)

✓	A substantial majority of NEO compensation is performance-based and at risk

✓

Recoupment provisions for misconduct that causes serious financial or reputational damage include forfeiture and cancellation of unvested or unexercised(1) equity awards and annual cash incentive awards being deemed not earned in full or part

✓	Clawback policy tied to financial restatement and misconduct that permits recapture of past cash or long-term incentive equity award payouts

✓	Robust stock ownership (6x for Chief Executive Officer) and retention guidelines

✓	Minimum vesting periods of one year, with most equity grants vesting over four years (with no vesting in the first year and vesting in three approximately equal installments thereafter)

✓	We use market median values as the reference point for compensation at all job levels, including our NEOs

✓	Independent compensation consultant

✓	Amgen Values overlay our performance goals

What we don’t do

×

No alterations to our established goals to respond to changing business conditions (for example, we have not made any changes to established goals in response to the occurrence or challenges of the pandemic)

×	No hedging or pledging

×	No re-pricing or backdating

×	No tax gross-ups (except in connection with relocation)

×	No single-trigger for stock options and restricted stock units in the event of a change of control

×	No excessive perks

×	No employment agreements

×	No dividends paid on unvested equity

×	No defined benefit pension or supplemental executive retirement plan (SERP) benefits

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

(1)	Forfeiture and cancellation applies to any unvested or unexercised portion of any stock options granted after December 31, 2020.

6       ï 2023 Proxy Statement

Proxy Statement Summary

Item 4: Ratification of Selection of Independent Registered Public Accountants (Page 99)

•

Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants.

•	Based on this evaluation, the Audit Committee believes that the continued retention of Ernst & Young LLP, or EY, is in the best interests of the Company and its stockholders.

•	The Audit Committee of the Board has selected EY as our independent registered public accountants for the fiscal year ending December 31, 2023.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

  ï 2023 Proxy Statement    7

Item 1 — Election of Directors

Item 1

Election of Directors

Under our governance documents, the Board of Directors, or Board, has the power to set the number of directors from time to time by resolution. The Board has fixed the authorized number of directors at 13 and we currently have 13 directors serving on our Board. Our Board is composed of directors with a wide range of relevant experiences and backgrounds and considers a number of attributes when seeking new candidates for the Board as discussed more fully below and in the section “Corporate Governance—Process for Selecting Directors, Director Qualifications, and Board Diversity.” Based upon the recommendation of our Governance and Nominating Committee, or Governance Committee, the Board has nominated each of the director nominees set forth below to stand for election as a director, in each case for a one-year term expiring at our 2024 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal, or death.

Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve. However, if any nominee should become unavailable for election prior to the 2023 Annual Meeting of Stockholders, or Annual Meeting, proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the number of directors may be reduced accordingly by the Board. Vacancies on the Board (including any vacancy created by an increase in the size of the Board) may be filled only by a majority of the directors remaining in office, even if less than a quorum of the Board. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal, or death.

The independent members of the Board have elected Robert A. Eckert to continue to serve as our lead independent director, subject to his re-election to the Board by our stockholders at the Annual Meeting. As lead independent director, Mr. Eckert will continue to have the specific and significant duties as discussed under “Corporate Governance.”

Nominees to the Board

Nominee	Independent	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance

Wanda M. Austin	✓	68	2017	M			M

Robert A. Bradway		60	2011			C		M

Michael V. Drake	✓	72	2022		M				M

Brian J. Druker	✓	67	2018				M		M

Robert A. Eckert*	✓	68	2012		M	M	C

Greg C. Garland	✓	65	2013		C	M	M

Charles M. Holley, Jr.	✓	66	2017	C	M	M

S. Omar Ishrak	✓	67	2021				M		M

Tyler Jacks	✓	62	2012				M		M

Ellen J. Kullman	✓	67	2016	M	M

Amy E. Miles	✓	56	2020	M	M

Ronald D. Sugar	✓	74	2010		M	M			C

R. Sanders Williams	✓	74	2014		M				M

“*”	indicates Lead Independent Director.
“C”	indicates Chair of the committee.
“M”	indicates member of the committee.

8       ï 2023 Proxy Statement

Item 1 — Election of Directors

Summary of Director Nominee Core Experiences and Skills

Our Board consists of a diverse group of highly qualified leaders in their respective fields. Most of our directors have senior leadership experience at large companies and have gained significant and wide-ranging management experience (including strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development). Many of our directors also have public company experience (serving as chief executive officers or chief financial officers, on boards of directors and board committees), an understanding of corporate governance practices and trends, and bring unique perspectives to the Board. A number of our directors have extensive scientific and healthcare expertise relevant to our industry, including pioneering scientific research in the areas of oncology and cardiology and experience leading important academic institutions. The Board and the Governance Committee believe the skills, qualities, attributes, experience and diversity of backgrounds of our directors provide us with a wide range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global innovator in biotechnology. The following chart summarizes the competencies of each director nominee. The details of each nominee’s competencies are included in each nominee’s biography.

The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. Each of our Board members have experience and/or skills in the enumerated areas, however, the ✓ is designed to indicate that a director has a particular strength in that area.

  ï 2023 Proxy Statement    9

Item 1 — Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NAMED NOMINEES. PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills, and experiences which led our Board to conclude that each nominee should serve on the Board at this time. All of our directors meet the qualifications and skills of our Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations included in this proxy statement as Appendix A. There are no family relationships among any of our directors or among any of our directors and our executive officers.

Wanda M. Austin Director since: 2017 Age: 68 Committees: • Audit • Compensation and Management Development Other Public Company Boards: • Chevron Corporation • Virgin Galactic Holdings, Inc.

Wanda M. Austin is the retired President and Chief Executive Officer of The Aerospace Corporation, a leading architect of the United States’ national security space programs, where she served from 2008 until her retirement in 2016. From 2004 to 2007, Dr. Austin was Senior Vice President, National Systems Group of The Aerospace Corporation. Dr. Austin joined The Aerospace Corporation in 1979 and served in various positions from 1979 until 2004.

Dr. Austin was the Interim President of the University of Southern California, or USC, from 2018 to 2019 and has served as an Adjunct Research Professor at USC’s Viterbi School of Engineering since 2007. She is the co-founder of MakingSpace, Inc., where she serves as a motivational speaker on science, technology, engineering, and mathematics (STEM) education. Dr. Austin has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2016 and lead independent director since May 2022, serving as the Chair of the Board Nominating and Governance Committee and a member of the Management Compensation Committee. Dr. Austin has been a director of Virgin Galactic Holdings, Inc., a commercial space flight company, since 2019, serving as the Chair of the Compensation Committee and a member of the Safety Committee. Dr. Austin is a life trustee of USC, having served as a voting trustee from 2010 to 2021, and previously served on the boards of directors of the National Geographic Society and the Space Foundation. Dr. Austin received an undergraduate degree from Franklin & Marshall College, a master’s degree from the University of Pittsburgh, and a doctorate from USC. She is a member of the National Academy of Engineering.

Qualifications

Our Board concluded that Dr. Austin should serve on our Board based on her leadership and management experience as a chief executive officer, her extensive background in science, technology, and government affairs in a highly regulated industry, and her public board experience.

Robert A. Bradway Director since: 2011 Age: 60 Committees: • Equity Award • Executive (Chair) Other Public Company Boards: • The Boeing Company

Robert A. Bradway has served as our director since 2011 and Chairman of the Board since 2013. Mr. Bradway has been our President since 2010 and Chief Executive Officer since 2012. From 2010 to 2012, Mr. Bradway served as our Chief Operating Officer. Mr. Bradway joined Amgen in 2006 as Vice President, Operations Strategy and served as Executive Vice President and Chief Financial Officer from 2007 to 2010. Prior to joining Amgen, he was a Managing Director at Morgan Stanley in London where, beginning in 2001, he had responsibility for the firm’s banking department and corporate finance activities in Europe.

Mr. Bradway has been a director of The Boeing Company, an aerospace company and manufacturer of commercial airplanes, defense, space and securities systems, since 2016, serving as the Chair of the Finance Committee and a member of the Governance and Public Policy Committee. From 2011 to 2017, Mr. Bradway was a director of Norfolk Southern Corporation, a transportation company. He has served on the board of trustees of the USC since 2014. Mr. Bradway holds a bachelor’s degree in biology from Amherst College and a master’s degree in business administration from Harvard Business School.

Qualifications

Our Board concluded that Mr. Bradway should serve on our Board based on his thorough knowledge of all aspects of our business, combined with his leadership and management skills having previously served as our President and Chief Operating Officer and as our Chief Financial Officer.

10       ï 2023 Proxy Statement

Item 1 — Election of Directors

Michael V. Drake Director since: 2022 Age: 72 Committees: • Corporate Responsibility and Compliance • Governance and Nominating Other Public Company Boards: None

Michael V. Drake has served as a director of the Company since August 2022. Dr. Drake was first suggested to the Governance and Nominating Committee as a potential director candidate during his tenure at The Ohio State University by the Chairman and another member of the Board. Upon review of Dr. Drake’s qualifications and review of his public record of achievement, the Governance Committee held discussions with Dr. Drake over the next few years, culminating in his appointment.

Dr. Drake has been President of the University of California, a system of 10 campuses, five medical centers, and three nationally affiliated labs that serves more than 280,000 students and employs 230,000 faculty and staff, since 2020. Dr. Drake previously served as President of The Ohio State University from 2014 to 2020. He was Chancellor and Distinguished Professor of Ophthalmology (School of Medicine) and Education (School of Education) of the University of California, Irvine, from 2005 to 2014, and served as Vice President for Health Affairs for the University of California system from 2000 to 2005. Prior to this, Dr. Drake was on the faculty of the University of California, San Francisco School of Medicine in various roles from 1979, and was the Steven P. Shearing Professor of Ophthalmology from 1998 to 2005 and Senior Associate Dean for Admissions and Extramural Academic Programs from 1998 to 2000. Dr. Drake received his undergraduate degree from Stanford University and his medical doctorate from the University of California, San Francisco.

Qualifications

Our Board concluded that Dr. Drake should serve on our Board based on his medical, healthcare and scientific background and his extensive management and leadership experience, including his more than two decades of leading and advancing two world-ranking academic systems where he has demonstrated his expertise at managing complex organizations.

Brian J. Druker Director since: 2018 Age: 67 Committees: • Compensation and Management Development • Corporate Responsibility and Compliance Other Public Company Boards: • Vincerx Pharma, Inc.

Brian J. Druker joined Oregon Health & Science University, or OHSU, in 1993 and is currently a physician-scientist and professor of medicine. Dr. Druker has served as the director of the OHSU Knight Cancer Institute since 2007, associate dean for oncology of the OHSU School of Medicine since 2010, and the JELD-WEN chair of leukemia research at OHSU since 2001. He was an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, from 2002 to 2019.

Dr. Druker has been a director of Vincerx Pharma, Inc., a biopharmaceutical company, since December 2020, and serves on its Nominating and Corporate Governance Committee. Dr. Druker has been a member of the scientific advisory board of Aptose Biosciences Inc., a biotechnology company, since 2013. Dr. Druker served on the scientific advisory board from 2016 to 2019 and, since 2021, has been a consultant to GRAIL, Inc., a biotechnology company that was acquired by Illumina, Inc. in 2021. In 2011, he founded Blueprint Medicines Corporation, a biopharmaceutical company, and remains as a scientific advisor to this company. In 2006, he founded MolecularMD, a privately-held molecular diagnostics company that was acquired by ICON plc in 2019.

Dr. Druker has received numerous awards, including the Lasker-DeBakey Clinical Research Award in 2009, the Japan Prize in Healthcare and Medical Technology in 2012, the Albany Medical Center Prize in 2013, and the Sjöberg Prize in 2019, for influential work in the development of STI571 (Gleevec®) for the treatment of chronic myeloid leukemia. He was elected to the National Academy of Sciences in 2012 as well as the National Academy of Medicine in 2007. Dr. Druker received both an undergraduate degree and his medical doctorate from the University of California, San Diego.

Qualifications

Our Board concluded that Dr. Druker should serve on our Board based on his extensive scientific research and expertise leading an important academic institution, conducting highly significant research in the area of oncology, and directly managing the care of cancer patients.

  ï 2023 Proxy Statement    11

Item 1 — Election of Directors

Robert A. Eckert

Lead Independent Director

Director since: 2012

Age: 68

Committees:

•  Compensation and Management Development (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Levi Strauss & Co.

•  McDonald’s Corporation

•  Uber Technologies, Inc.

Robert A. Eckert is our lead independent director. Mr. Eckert has been an Operating Partner at FFL Partners, LLC (formerly known as Friedman Fleischer & Lowe, LLP), a private equity firm, since 2014. Mr. Eckert was the Chief Executive Officer of Mattel, Inc., a toy design, manufacture and marketing company, having held this position from 2000 through 2011, and its Chairman of the Board from 2000 through 2012. He was President and Chief Executive Officer of Kraft Foods Inc., a consumer packaged food and beverage company, from 1997 to 2000, Group Vice President from 1995 to 1997, President of the Oscar Mayer Foods Division from 1993 to 1995 and held various other senior executive and other positions from 1977 to 1992.

Mr. Eckert has been a director of McDonald’s Corporation, a company that franchises and operates McDonald’s restaurants in the global restaurant industry, since 2003, serving as a member of the Public Policy and Strategy Committee and the Governance Committee. Mr. Eckert also has served as a director of Levi Strauss & Co., a jeans and casual wear manufacturer, since 2010 and non-executive Chair of the Board since 2021, serving as the Chair of the Nominating, Governance and Corporate Citizenship Committee and a member of the Compensation and Human Capital Committee. Mr. Eckert has been a director of Uber Technologies, Inc., a personal mobility, meal delivery and logistics technology platform, since 2020, serving as the Chair of the Compensation Committee and a member of the Nominating and Governance Committee. He was appointed a director of Eyemart Express Holdings LLC, a privately-held eyewear retailer and portfolio company of FFL Partners, LLC, in 2015. Mr. Eckert is on the Global Advisory Board of the Kellogg School of Management at Northwestern University and serves on the Eller College National Board of Advisors at the University of Arizona. Mr. Eckert received an undergraduate degree from the University of Arizona and a master’s degree in business administration from the Kellogg School of Management at Northwestern University.

Qualifications

Our Board concluded that Mr. Eckert should serve on our Board because of Mr. Eckert’s long-tenured experience as a chief executive officer and director of large public companies, his broad international experience in marketing and business development, and his valuable leadership experience.

Greg C. Garland Director since: 2013 Age: 65 Committees: • Compensation and Management Development • Executive • Governance and Nominating (Chair) Other Public Company Boards: • Phillips 66

Greg C. Garland is the Executive Chairman of the board of directors of Phillips 66, a diversified energy manufacturing and logistics company, having held this position since July 2022, and chairs its Executive Committee. Mr. Garland served as Chairman and Chief Executive Officer of Phillips 66 from 2012 to June 2022. Prior to Phillips 66, Mr. Garland served as Senior Vice President, Exploration and Production, Americas of ConocoPhillips from 2010 to 2012. He was President and Chief Executive Officer of Chevron Phillips Chemical Company (now a joint venture between Phillips 66 and Chevron) from 2008 to 2010 and Senior Vice President, Planning and Specialty Chemicals from 2000 to 2008. Mr. Garland served in various positions at Phillips Petroleum Company from 1980 to 2000. Mr. Garland is a member of the Engineering Advisory Council for Texas A&M University. Mr. Garland received an undergraduate degree from Texas A&M University.

Qualifications

Our Board concluded that Mr. Garland should serve on our Board because of Mr. Garland’s experience as a chief executive officer and his over 30 years of international experience in a highly regulated industry.

12       ï 2023 Proxy Statement

Item 1 — Election of Directors

Charles M. Holley, Jr.

Director since: 2017

Age: 66

Committees:

•  Audit (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Carrier Global Corporation

•  Phillips 66

Audit Committee financial expert

Charles M. Holley, Jr. is the former Executive Vice President and Chief Financial Officer for Wal-Mart Stores, Inc., or Walmart, where he served from 2010 to 2015 and as Executive Vice President in January 2016. Prior to this, Mr. Holley served as Executive Vice President, Finance and Treasurer of Walmart from 2007 to 2010. From 2005 to 2006, he served as Senior Vice President of Walmart and prior to that, as Senior Vice President and Controller from 2003 to 2005. Mr. Holley served various roles in Wal-Mart International from 1994 through 2002. Prior to this, Mr. Holley served in various roles at Tandy Corporation. He spent more than ten years with Ernst & Young LLP. Mr. Holley was an Independent Senior Advisor, U.S. CFO Program, at Deloitte LLP, a privately-held provider of audit, consulting, tax, and advisory services, from 2016 to 2019.

Mr. Holley has been a director of Phillips 66, since 2019 and serves on the Audit and Finance, and Public Policy and Sustainability Committees. Mr. Holley has also been a director of Carrier Global Corporation, a provider of heating, ventilating, air conditioning (HVAC), refrigeration, fire, and security solutions, since 2020 and chairs the Audit Committee and serves as a member of the Compensation Committee. Mr. Holley is a lifetime member of the Advisory Council for the McCombs School of Business at the University of Texas at Austin and a member of the University of Texas Presidents’ Development Board. Mr. Holley received an undergraduate degree from the University of Texas at Austin and a master’s degree in business administration from the University of Houston.

Qualifications

Our Board concluded that Mr. Holley should serve on our Board based on his experience as a chief financial officer of a global public company, his financial acumen, and his management and leadership skills. Given his financial and leadership experience, Mr. Holley has been determined to be an Audit Committee financial expert by our Board.

S. Omar Ishrak

Director since: 2021

Age: 67

Committees:

•  Compensation and Management Development

•  Corporate Responsibility and Compliance

Other Public Company Boards:

•  Intel Corporation

•  Compute Health Acquisition Corporation

S. Omar Ishrak is the former Executive Chairman and Chairman of the Board of Medtronic plc, or Medtronic, a global medical technology company. Dr. Ishrak served as the Chief Executive Officer of Medtronic from 2011 to April 2020 and was Executive Chairman until December 2020. Prior to joining Medtronic, he served as President and Chief Executive Officer of GE Healthcare Systems, a provider of medical imaging and diagnostic technology and a division of GE Healthcare, from 2009 to 2011. Dr. Ishrak was President and Chief Executive Officer of GE Healthcare Clinical Systems from 2005 to 2008 and President and Chief Executive Officer of GE Healthcare Ultrasound and BMD from 1995 to 2004.

Dr. Ishrak has been a director of Intel Corporation, a multinational corporation and technology company, since 2017, serving as a member of the Compensation Committee and Corporate Governance and Nominating Committee, and Chairman of its Board from 2020 until January 2023. He has served as Chairman of the Board of Directors of Compute Health Acquisition Corporation, a special purpose acquisition company, since 2021. Dr. Ishrak is a member of the Board of Trustees of the Asia Society, an educational organization dedicated to promoting mutual understanding and strong partnerships between Asia and the U.S. Since 2021, Dr. Ishrak has been a senior advisor to Blackstone Life Sciences, a segment of Blackstone Inc. that invests in the biopharmaceutical and medical technology industries. Dr. Ishrak was inducted into the American Institute for Medical and Biological Engineering College of Fellows in 2016, elected as a Fellow of King’s College London in 2017, inducted into the Bakken Society in 2020, and elected to the National Academy of Engineering in 2020. Dr. Ishrak received his undergraduate degree and doctorate from the University of London, King’s College.

Qualifications

Our Board concluded that Dr. Ishrak should serve on our Board based on Dr. Ishrak’s board and senior executive-level expertise, including his experience as chief executive officer of a global, highly regulated public company in the healthcare industry, his extensive background in medical technologies, manufacturing, international expertise and interest in Asia, and his management and leadership skills.

  ï 2023 Proxy Statement    13

Item 1 — Election of Directors

Tyler Jacks Director since: 2012 Age: 62 Committees: • Compensation and Management Development • Corporate Responsibility and Compliance Other Public Company Boards: • Thermo Fisher Scientific, Inc.

Tyler Jacks joined the faculty of Massachusetts Institute of Technology, or MIT, in 1992 and is currently the David H. Koch Professor of Biology, a position he has held since 2007, and founding director of the David H. Koch Institute for Integrative Cancer Research, which brings together biologists and engineers to improve detection, diagnosis and treatment of cancer, having served as director from 2007 to 2021. Since 2021, Dr. Jacks has served as President and director of Break Through Cancer, a foundation bringing together multidisciplinary cancer research teams selected from across five participating institutions.(1) Dr. Jacks was an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, from 1994 until 2021.

Dr. Jacks has been a director of Thermo Fisher Scientific, Inc., a life sciences supply company, since 2009, serving as the Chair of its Science and Technology Committee and as a member of its Strategy and Finance Committee and its scientific advisory board. In 2006, he co-founded T2 Biosystems, Inc., a biotechnology company, and served on its scientific advisory board until 2013. Dr. Jacks has served on the scientific advisory board of SQZ Biotechnologies Company, a biotechnology company, since 2015. Dr. Jacks served on the scientific advisory board of Aveo Pharmaceuticals Inc., a biopharmaceutical company, from 2001 until 2013. In 2015, Dr. Jacks founded Dragonfly Therapeutics, Inc., a privately-held biopharmaceutical company, and serves as the Chair of its scientific advisory board. In 2011, he was appointed to the National Cancer Advisory Board, which advises and assists the Director of the National Cancer Institute with respect to the National Cancer Program, and served as Chair until 2016. In 2016, Dr. Jacks was named to a blue ribbon panel of scientists and advisors established as a working group of the National Cancer Advisory Board and served as co-Chair advising the Cancer MoonshotSM Task Force. Dr. Jacks was a director of MIT’s Center for Cancer Research from 2001 to 2007 and received numerous awards including the Paul Marks Prize for Cancer Research and the American Association for Cancer Research Award for Outstanding Achievement. He was elected to the National Academy of Sciences as well as the National Academy of Medicine in 2009 and received the MIT Killian Faculty Achievement Award in 2015. Dr. Jacks received an undergraduate degree from Harvard University and his doctorate from the University of California, San Francisco.

Qualifications

Our Board concluded that Dr. Jacks should serve on our Board based on his extensive scientific expertise relevant to our industry, including his broad experience as a cancer researcher, pioneering uses of technology to study cancer-associated genes, and service on several scientific advisory boards and service to the National Cancer Advisory Board.

(1)

Dana-Farber Cancer Institute, the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins, The University of Texas MD Anderson Cancer Center, Memorial Sloan Kettering Cancer Center, and the Koch Institute for Integrative Cancer Research at MIT.

14       ï 2023 Proxy Statement

Item 1 — Election of Directors

Ellen J. Kullman

Director since: 2016

Age: 67

Committees:

•  Audit

•  Governance and Nominating

Other Public Company Boards:

•  Dell Technologies Inc.

•  Goldman Sachs Group, Inc.

Audit Committee financial expert

Ellen J. Kullman is Executive Chair of Carbon, Inc., or Carbon, a privately-held 3D printing company, having held this position since June 2022. Ms. Kullman served as President and Chief Executive Officer of Carbon from 2019 to June 2022, and has been a member of its board since 2016. She is the former President, Chair and Chief Executive Officer of E.I. du Pont de Nemours and Company, or DuPont, a science and technology-based company, where she served from 2009 to 2015. Prior to this, Ms. Kullman served as President of DuPont from 2008 to 2009. From 2006 through 2008, she served as Executive Vice President of DuPont. Prior to that, Ms. Kullman was Group Vice President, DuPont Safety and Protection.

Ms. Kullman has been a director of Goldman Sachs Group, Inc., an investment banking firm, since 2016, chairing its Public Responsibilities Committee and serving on its Compensation and Corporate Governance and Nominating Committees. Ms. Kullman has been a director of Dell Technologies Inc., a technology company, since 2016, serving on its Audit Committee. Ms. Kullman served as a director of United Technologies Corporation, a technology products and services company, from 2011 (and as lead director from 2018), serving on its Compensation, Finance and Executive Committees, until its merger with Raytheon Company in 2020. Ms. Kullman served as a director of General Motors, from 2004 to 2008, serving on its Audit Committee.

Ms. Kullman has served on the Board of Trustees of Northwestern University since 2016 and is a Trustee Emerita of Tufts University School of Engineering, having served on its Board of Advisors since 2006. She served as Chair of the US-China Business Council from 2013 to 2015. Since 2016, Ms. Kullman has been a member of the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Ms. Kullman received a bachelor of science in mechanical engineering degree from Tufts University and a master’s degree from the Kellogg School of Management at Northwestern University.

Qualifications

Our Board concluded that Ms. Kullman should serve on our Board based on her lengthy global experience as chief executive officer and board chair at both public and private companies, her management and leadership skills, and her experience with scientific operations, all of which provide valuable insight into the operations of our Company. Given her leadership and financial experience, Ms. Kullman has been determined to be an Audit Committee financial expert by our Board.

Amy E. Miles Director since: 2020 Age: 56 Committees: • Audit • Governance and Nominating Other Public Company Boards: • Gap Inc. • Norfolk Southern Corporation Audit Committee financial expert

Amy E. Miles was the Chief Executive Officer and a director of Regal Entertainment Group, Inc., or Regal Entertainment, a leading theatre exhibition company, having held these positions from 2009 through 2018, and its Chair of the Board from 2015 to 2018. From 2002 to 2009, Ms. Miles served as Executive Vice President, Chief Financial Officer and Treasurer of Regal Entertainment. Ms. Miles also served as Chief Executive Officer of Regal Cinemas, Inc., or Regal Cinemas, from 2009 to 2018, and its Executive Vice President, Chief Financial Officer and Treasurer from 2000 to 2009. Ms. Miles joined Regal Cinemas in 1999 as Senior Vice President of Finance. Previously, Ms. Miles was with Deloitte & Touche, LLP and PricewaterhouseCoopers LLP.

Ms. Miles has been a director of Norfolk Southern Corporation, a transportation company, since 2014 and non-executive Chair of the Board since 2022, serving as the Chair of the Executive Committee and a member of the Governance and Nominating Committee and the Audit Committee. Ms. Miles has been a director of The Gap, Inc., an apparel retail company, since 2020, and chairs the Audit and Finance Committee and is a member of the Governance and Sustainability Committee. Ms. Miles was a director of National CineMedia, Inc., a cinema advertising company, from 2011 to 2015. She was a director of Townsquare Media, Inc., a radio, digital media, entertainment, and digital marketing solutions company, from 2014 until 2016. Ms. Miles serves on the board of trustees of the Boys and Girls Club of Eastern Tennessee. Ms. Miles received an undergraduate degree from the University of Tennessee.

Qualifications

Our Board concluded that Ms. Miles should serve on our Board based on Ms. Miles’ board and senior executive-level expertise, including her experience as chief executive officer and chief financial officer of a large public company and her extensive finance, accounting, and management expertise in marketing and strategic planning, and public board experience. Given her leadership and financial experience, Ms. Miles has been determined to be an Audit Committee financial expert by our Board.

  ï 2023 Proxy Statement    15

Item 1 — Election of Directors

Ronald D. Sugar

Director since: 2010

Age: 74

Committees:

•  Corporate Responsibility and Compliance (Chair)

•  Executive

•  Governance and Nominating

Other Public Company Boards:

•  Apple Inc.

•  Chevron Corporation

•  Uber Technologies, Inc.

Ronald D. Sugar is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, having held these posts from 2003 through 2009.

Dr. Sugar has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2005, serving on the Management Compensation Committee and the Board Nominating and Governance Committee, and as lead independent director from 2015 to May 2022. Dr. Sugar has been a director of Apple Inc., a manufacturer and seller of, among other things, personal computers, mobile communication and media devices, since 2010, chairing the Audit and Finance Committee. Dr. Sugar has been a director of Uber Technologies, Inc., since 2018, serving as the Chair of the board of directors and chairing the Nominating and Governance Committee and serving on the Compensation Committee. Dr. Sugar served as a director of Air Lease Corporation, an aircraft leasing company, from 2010 to 2020, and chaired its Compensation Committee and served on the Nominating and Corporate Governance Committee. Since 2010, he has been a senior advisor to Ares Management LLC, a privately-held asset manager and registered investment advisor. In 2014, Dr. Sugar joined the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately-held investment company based in Singapore. Dr. Sugar is a member of the National Academy of Engineering, trustee of USC, member of the UCLA Anderson School of Management Board of Advisors, and director of the Los Angeles Philharmonic Association. Dr. Sugar received an undergraduate degree, master’s degree, and doctorate from the University of California, Los Angeles.

Qualifications

Our Board concluded that Dr. Sugar should serve on our Board because of Dr. Sugar’s board and senior executive-level expertise, including his experience as chief executive officer and board chair of a large, highly regulated, public company and his insight in the areas of operations, government affairs, science, technology and finance.

R. Sanders Williams

Director since: 2014

Age: 74

Committees:

•  Corporate Responsibility and Compliance

•  Governance and Nominating

Other Public Company Boards:

•  Laboratory Corporation of America Holdings

•  Tenaya Therapeutics, Inc.

R. Sanders Williams is the President Emeritus of Gladstone Institutes, a non-profit biomedical research enterprise, having served in this position since 2018, and was the Chief Executive Officer of the Gladstone Foundation, a not-for-profit organization supporting the Gladstone Institutes during 2018. Dr. Williams has served as Professor of Medicine at Duke University since 2018 and, from February 2021 to January 2022, acted as Interim Vice President for Research and Innovation. He has been a Professor of Medicine at the University of California, San Francisco since 2010. Dr. Williams was both President of Gladstone Institutes and its Robert W. and Linda L. Mahley Distinguished Professor of Medicine, from 2010 to 2017. Prior to this, Dr. Williams served as Senior Vice Chancellor of the Duke University School of Medicine from 2008 to 2010 and Dean of the Duke University School of Medicine from 2001 to 2008. He was the founding Dean of the Duke-NUS Graduate Medical School, Singapore, from 2003 to 2008 and served on its Governing Board from 2003 to 2010. From 1990 to 2001, Dr. Williams was Chief of Cardiology and Director of the Ryburn Center for Molecular Cardiology at the University of Texas, Southwestern Medical Center.

Dr. Williams has been a director of the Laboratory Corporation of America Holdings, a diagnostic technologies company, since 2007, chairing the Quality and Compliance Committee and serving as a member of the Audit Committee. Since 2016, Dr. Williams also has served as a director of Tenaya Therapeutics, Inc., a biotechnology company, chairing the Compensation Committee. Dr. Williams was a director of Bristol-Myers Squibb Company, a pharmaceutical company, from 2006 until 2013. Dr. Williams has served on the board of directors of the Gladstone Foundation, a non-profit institution that is distinct from Gladstone Institutes, since 2012. Dr. Williams was elected to the National Academy of Medicine in 2002. Dr. Williams received his undergraduate degree from Princeton University and his medical doctorate from Duke University.

Qualifications

Our Board concluded that Dr. Williams should serve on our Board because of his broad medical and scientific background, including his leadership roles in domestic and academic science settings, his deep experience in cardiology, oversight of governance of multi-hospital healthcare provider systems, leadership and development of international medical programs in Asia, and prior industry board experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE 13 NAMED NOMINEES.

16       ï 2023 Proxy Statement

Corporate Governance

Corporate Governance

Board of Directors Corporate Governance Highlights

Our Board of Directors, or Board, is governed by our Amgen Board of Directors Corporate Governance Principles which are amended from time to time to incorporate certain current best practices in corporate governance. Our Corporate Governance Principles may be found on our website at www.amgen.com(1) and are available in print upon written request to the Company’s Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799. The Board’s corporate governance practices, and stockholder rights include the following:

Board Governance Practices

•

Lead Independent Director. The independent members of the Board elect a lead independent director on an annual basis. The lead independent director has robust responsibilities and authorities as discussed below. Robert A. Eckert currently serves as our lead independent director. Mr. Eckert has been elected as the lead independent director each year since our May 2016 annual meeting of stockholders and was re-elected by our Board on March 7, 2023 to continue to serve as lead independent director subject to his re-election to the Board by our stockholders at our 2023 Annual Meeting of Stockholders, or Annual Meeting.

•	Regular Executive Sessions of Independent Directors. Our independent directors meet privately on a regular basis. Our lead independent director presides at such meetings.

•

Board Access to Management. We afford our directors ready access to our management. Key members of management attend Board and committee meetings to present information concerning various aspects of the Company, its operations, and results, and have regular meetings in executive sessions with the Board and committees.

•

Board Authority to Retain Outside Advisors. Our Board and its committees have the authority to retain independent advisors and counsel. The Audit Committee has the sole authority to appoint, compensate, retain, and oversee the independent registered public accountants. The Compensation and Management Development Committee, or Compensation Committee, has the sole authority to appoint, compensate, retain, and oversee compensation advisors for senior management compensation review. The Governance and Nominating Committee, or Governance Committee, has the sole authority to appoint, retain, and replace search firms to identify director candidates and compensation advisors for our directors’ compensation review.

•	Independent Board Members on Key Standing Committees. The Board has four key standing committees:

–	Governance Committee;
–	Audit Committee;

–	Corporate Responsibility and Compliance Committee, or Compliance Committee; and

–	Compensation Committee.

Each director on key standing committees has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission, or SEC.

•

Regular Board and Committee Evaluations. The Board and the Audit, Compensation, Compliance, and Governance Committees each conduct an annual evaluation process. We provide more information regarding the Board and committee evaluations on page 27.

•

Management Succession Oversight. Our Board oversees Chief Executive Officer, or CEO, and senior management succession planning. Directors engage with potential CEO, executive, and senior management successors at Board and committee meetings. The Compensation Committee has an effective process for monitoring and determining our CEO’s compensation and performance and holds an annual session on succession. All independent members of the Board are invited to attend the Compensation Committee session on succession. Our Board also establishes steps to address succession to respond to unexpected vacancies in the event of an emergency.

•

Solicitation of Stockholder Perspectives. The Board believes that engagement with stockholders is a source of valuable information and perspectives on the Company. The Board has requested that management solicit input from investors on behalf of the Board and the lead independent director has also met directly with stockholders when appropriate. We provide more information regarding our stockholder engagement program on pages 53 and 54.

•

Majority Approval Required for Director Elections. If an incumbent director up for re-election at a meeting of stockholders fails to receive a majority of the votes cast in favor for his or her election in an uncontested election, the Board will adhere to the director resignation policy as provided in our Amended and Restated Bylaws of Amgen Inc., or Bylaws.

•

Director Limitation on Number of Boards. A director who is currently serving as our CEO should not serve on more than two outside public company boards. No director should serve on more than five public company boards (Amgen plus four outside boards). As part of its nominating process, the Governance Committee conducts an annual review of director commitment levels and shares its findings with the Board.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

  ï 2023 Proxy Statement    17

Corporate Governance

•	Continuous Board Refreshment. We have added eight new members to our Board since 2015 and our average Board tenure is approximately 6.5 years.

•

Board Diversity. The Governance Committee and Board view diversity as a priority, consider diversity in their determinations of director candidates, and seek representation across a range of attributes. Diversity includes race, ethnicity, age, and gender and is also broadly construed to take into consideration many other factors, including industry knowledge, operational experience, scientific and academic expertise, geography, and personal background. In an effort to best support maintaining and expanding the diversity of our Board, our Governance Committee actively seeks diverse candidates, including women and candidates from underrepresented ethnic and racial groups, as part of its search for new directors. The Governance Committee and Board are committed to gender diversity. In support of this commitment, the Governance Committee and Board currently intend that the next vacancy resulting from a director retirement be filled by a person who meets our Director qualifications and enhances the Board’s gender diversity.

•

Director Retirement Age. The Board has established a retirement age of 75. A director is expected to retire from the Board on the day of the annual meeting of stockholders following his or her 75th birthday.

•

Director Changes in Circumstances Actively Evaluated. If a director has a significant change in principal business or professional affiliation or responsibility, including a change in principal occupation, he or she shall offer his or her resignation to the Chair of the Governance Committee. The Governance Committee then determines whether to accept the resignation based on what it believes to be in the best interests of the Company and our stockholders. Directors notify the Chair of the Governance Committee prior to accepting an invitation to serve on a public or private company board to permit the Governance Committee to evaluate the relationship for a potential conflict of interest and to confirm that the director continues to have time available to perform his or her duties.

•

Director Outside Relationships Require Pre-Approval. Without the prior approval of disinterested members of the Board, directors should not enter into any transaction or relationship with the Company in which they will have a financial or a personal interest or any transaction that otherwise involves a conflict of interest.

•

Active Management of Director Conflicts of Interest. If an actual or potential conflict of interest arises for a director or a situation arises giving the appearance of an actual or potential conflict, the director must promptly inform the Chairman of the Board or the Chair of the Governance Committee. All directors are expected to recuse themselves from any discussion or decision found to affect their personal, business, or professional interests.

Stockholder Rights

•	Single Class of Shares. We have a single class of shares with equal voting rights. One share equals one vote.

•

Proxy Access. Our Bylaws permit proxy access for director nominations. Eligible stockholders with an ownership threshold of 3% who have held their shares for at least 3 years and who otherwise meet the requirements set forth in our Bylaws may have their nominees up to the number of directors constituting the greater of 20% of the total number of directors or two nominees of our Board included in our proxy materials. Up to 20 eligible stockholders may group together to reach the 3% ownership threshold. In the course of designing our proxy access provisions, we carefully considered each element in the interest of our stockholders as a whole, including that the number of stockholders who may group together (20) would afford those stockholders likely to utilize proxy access with the opportunity to do so.

•

Action by Written Consent. Our Amgen Inc. Restated Certificate of Incorporation permits stockholders to act by written consent in lieu of a meeting upon the request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements of our Certificate of Incorporation.

•

Special Meetings. Our Bylaws permit stockholders to request that the Company call a special meeting upon the written request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements set forth in our Bylaws.

•	No Supermajority Vote Provisions. We have a simple majority voting standard to amend our Certificate of Incorporation and Bylaws.

•	No Poison Pill. We do not have a shareholder rights plan, or poison pill.

Board Leadership Structure

Our current Board leadership structure and governing documents permit the roles of Chairman and CEO to be filled by the same or different individuals.

Annual Evaluation of Board Leadership Structure and Annual Election of Lead Independent Director. The Board evaluates, considers, and discusses the leadership structure annually. As part of this annual evaluation process, the Board reviews its leadership structure, including whether combining or separating the roles of

Chairman and CEO is in the best interests of the Company and our stockholders. The Board also considers:

•	The effectiveness of the policies, practices, and people in place at the Company to help ensure strong, independent Board oversight;

•	The Company’s performance and the effect the leadership structure could have on its performance;

•	The Board’s performance and the effect the leadership structure could have on the Board’s performance;

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•	The Chairman’s performance in the role;

•	The lead independent director’s performance in the role;

•	The views of the Company’s stockholders; and

•	The practices at other companies and trends in governance.

In the circumstance that the Board determines that it remains in the best interests of the Company and its stockholders that the CEO serve as Chairman, the independent members of the Board then elect a lead independent director from the independent members of the Board. The last review was completed in March 2023, and as a result of such review, the Board has determined that it continues to be in the best interests of the Company and our stockholders to have Robert A. Bradway, our CEO and President, serve as Chairman, coupled with an active lead independent director. As such, Mr. Bradway holds the position of Chairman, CEO, and President, and Mr. Eckert serves as the lead independent director.

Overview of Lead Independent Director Responsibilities. The responsibilities of the lead independent director are well-defined. The lead independent director engages in regular communication with the independent directors, including in independent directors sessions. The lead independent director keeps Mr. Bradway apprised of any concerns, issues, or determinations made during the independent sessions, and consults with Mr. Bradway on other matters pertinent to the Company and the Board.

Lead Independent Director Responsibilities

The lead independent director’s responsibilities outlined in our Corporate Governance Principles include:

•   Approving meeting agendas for the Board;

•   Assuring that there is sufficient time for discussion of all meeting agenda items;

•   Previewing the information to be provided to the Board;

•   Having the authority to call meetings of the independent directors;

•   Organizing and leading the Board’s evaluation of the CEO;

•   Serving as a liaison between the Chairman and the independent directors;

•   Leading the Board’s annual self-evaluation;

•   Ensuring that he/she is available for consultation and direct communication, if requested by major stockholders; and

•   Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

In addition to the responsibilities outlined above, our lead independent director also:

•	Meets with the Chairman prior to each regular meeting of the Board and its committees to discuss, provide input on, and approve the agendas;
•	With the Chairman, determines who attends Board meetings, such as members of management or outside advisors, and presenters;

•	Has one-on-one discussions with each independent director, including as part of the Board’s annual evaluation process;

•	Attends all committee meetings, including those committees for which he is not a member (at his discretion) and has access to all committee materials;

•	Attends significant management events (such as meetings of executives), providing opportunities for leadership effectiveness assessments;

•	Has the authority to engage independent consultants;

•	Is regularly apprised of inquiries from stockholders;

•	Interviews Board candidates; and

•	Has an increased role in crisis and risk management, as appropriate.

Independent Directors Roles and Responsibilities. Our highly independent Board (12 of our 13 directors) possesses a deep and broad set of skills and experiences.

Independent Directors Sessions. A meeting of the independent directors is scheduled at every regular Board meeting and the independent directors meet in an executive session without Mr. Bradway to review matters, including Company performance, management effectiveness, proposed programs and transactions, and the Board meeting agenda items. These independent sessions are organized and chaired by our lead independent director and our lead independent director provides direct feedback to Mr. Bradway after these executive sessions.

Independent Committee Leadership. The Audit, Compensation, Compliance, and Governance Committees are each composed solely of, and led by, independent directors and provide independent oversight of management and its Board-delegated duties. In addition:

•	Each committee Chair meets with management in advance of meetings to review and refine agendas, add topics of interest, and review and comment on materials to be delivered to the committee;

•	Each committee Chair provides a report summarizing committee meetings to the full Board at each regular meeting of the Board;

•

Each committee meeting includes adequate time for executive session and the committees meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee);

•	Each committee effectively manages its Board-delegated duties and communicates regularly with the Chairman, lead independent director, the Board, and members of management; and

•	Every director has access to all committee materials.

Corporate Governance Structure. The Board believes our corporate governance structure, with its strong emphasis on independence, an active lead independent director, and strong Board and committee involvement, provides sound and robust oversight of management.

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Corporate Governance

Benefits of Combined Leadership Structure. Following the annual evaluation of the governance structure, the Board continues to believe that the Company and our stockholders are best served by having Mr. Bradway in the role of Chairman (subject to his re-election to the Board) and CEO for the following reasons:

•

Mr. Bradway is most familiar with our business and the unique challenges we face. Mr. Bradway’s day-to-day insight into our challenges facilitates timely deliberation by the Board of important matters.

•

Mr. Bradway has and will continue to identify agenda items and lead effective discussions on the important matters affecting us. Mr. Bradway’s knowledge and extensive experience regarding our operations and the highly-regulated industries and markets in which we compete position him to identify and prioritize matters for Board review and deliberation.

•

As Chairman and CEO, Mr. Bradway serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. The Board believes that Mr. Bradway brings a unique, stockholder-focused insight to assist the Company to most effectively execute its strategy and business plans to maximize stockholder value.

•

The strength and effectiveness of the communications between Mr. Bradway as our Chairman and Mr. Eckert as our lead independent director result in comprehensive Board oversight of the issues, plans, and prospects of our Company.

•

This leadership structure provides the Board with more complete and timely information about the Company, a unified structure and consistent leadership direction internally and externally and provides a collaborative and collegial environment for Board decision making.

Flexibility of the Leadership Structure. The Board is committed to high standards of corporate governance. The Board values its flexibility to select its optimal leadership structure to best serve the Company’s and stockholders’ best interests based on the qualifications of individuals available, circumstances existing at the time, and Company’s particular needs. As such, the Board annually evaluates whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, which is designed to support execution of our strategy and achievement of the Company’s objectives to improve long-term operational and financial performance and enhance stockholder interests. Our Board believes that a fundamental part of risk management is understanding the risks that we face, adopting appropriate controls and mitigation activities for such risks, monitoring these risks, and responding to emerging developments for such risks.

We have a Company-wide Enterprise Risk Management, or ERM, program, to identify, assess, manage, report, and monitor enterprise-level risks that may affect our ability to achieve the Company’s objectives. The ERM program is overseen by our Executive Vice President and Chief Financial Officer and chaired by our Chief Audit Executive. Annually, we evaluate the greatest risks to our business, their underlying risk drivers, and the associated mitigation activities, maturity, and controls. Our Enterprise Risk Council, a cross-functional group of the Company’s business leaders representing all key business functions, works to identify and assess risks that meet the pre-established criteria constituting an enterprise-level risk, and confirms that there is clear accountability and appropriate mitigation plans are in place, including monitoring and reporting. Additionally, emerging risks that do not rise to the level of enterprise-level risks, are assessed, discussed, and actively managed and monitored. We believe that the areas of risk that are fundamental to the success of our enterprise and rise to enterprise-level risks include the areas of product development, safety and surveillance, supply and quality, value (which includes pricing) and access, sales and promotion, business development, as well as protecting our assets (financial, intellectual property, and information, including cybersecurity), all of which are managed by senior executive management reporting directly to our CEO. The enterprise-level risks are overseen by the Board and the appropriate Board committee (as discussed further below). The Board receives regular risk reporting from senior management, including an annual detailed review of the ERM program and key enterprise-level and emerging risks, as well as during the Board’s annual strategic planning process, annual budget reviews and approvals, capital plan reviews and approvals, and through reviews of compliance issues at the applicable committees of our Board, as appropriate. For example, the risks associated with the COVID-19 pandemic have had the potential to affect areas of enterprise-level risk overseen by our Board, Audit Committee, Compensation Committee, and Compliance Committee and, as such, our risk mitigation plans and the effects of COVID-19 have been a topic regularly brought to and reviewed by the Board and its committees. For topics allocated to specific committees for their oversight, such as antitrust and competition regulation that is an area of the Compliance Committee’s responsibilities (as discussed below), that committee’s Chair oversees the committee’s annual calendar and meeting agendas so that the Company’s activities in support of its compliance with antitrust and competition regulation are assessed regularly, including a full annual review of Amgen’s policies, processes, and training to support such compliance, as well as regular updates of any significant industry developments at each committee meeting. As is the practice for each of our committee Chairs, the Compliance Committee Chair reports out on these and other activities to the Board for its information and oversight at each regular Board meeting.

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Each Board committee has primary risk oversight responsibilities aligned with its areas of focus. At each regular meeting, or more frequently as needed, the Board receives and considers committee reports, and such reports may provide additional detail on risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibilities

Governance and Nominating

•   Oversees governance risk, including the assessment of each member of the Board’s independence, as well as the compliance with our Corporate Governance Principles and Board of Directors’ Code of Conduct. Also oversees Board and committee evaluations and Board succession planning.

Audit

•   Oversees internal controls over financial reporting, as well as internal audit and independent registered public accountants, as well as financial risk, such as capital risk, tax risk, sourcing risk, and financial compliance risk.

Compensation and Management Development

•   Oversees human capital management, as well as executive talent management, development, and succession planning. Also oversees labor and employment and diversity, inclusion, and belonging activities, our compensation policies and practices and incentive program administration and design, including whether such policies, practices, and incentive programs balance risk-taking and rewards in an appropriate manner (as discussed further below), align with stockholders’ interests, and are consistent with emerging best practices.

Corporate Responsibility and Compliance

•   Oversees non-financial compliance risk, such as regulatory risks associated with the requirements of U.S. federal health care programs, Food and Drug Administration, and other regulatory agencies, and risks associated with privacy, trade compliance, antitrust and competition, anti-bribery and anti-corruption, information systems and security (including cybersecurity), value (which includes pricing philosophy and practice) and access, government affairs, public policy, and aspects of environmental sustainability, social responsibility, and corporate governance, or ESG (including environmental sustainability and corporate philanthropy), and our reputation. Also oversees staff member compliance with the global Code of Conduct.

COVID-19 Impacts to Enterprise Risk and Our Response. The far-reaching effects of COVID-19 prompted the Company to consider enterprise risk focused on rare, but high-impact events, such as global pandemics. Our business resilience program is designed to enable us to effectively prepare for and respond to crisis incidents at the global, regional, and local levels.

Since the beginning of the pandemic in early 2020, we have activated appropriate crisis management and business continuity plans and responded to the challenges presented to the operations of our business and focused on the experiences of our customers, patients, staff members, and communities. Multiple enhancements were made to our overall resilience during this pandemic, including investments in systems, automation, and innovation designed to support a remote work environment and the effective operation of our business while undertaking activities to help address the pandemic and the health and safety of our staff members.

We have been able to effectively serve physicians and patients as we have avoided disruptions to delivery and shortages of our supply of medicines. With respect to our drug development activities, we continue to work to mitigate COVID-19 effects on future study enrollment in our clinical trials around the world and remain focused on effectively supporting the delivery of care and investigational drug supply to patients enrolled in our active clinical sites.

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Corporate Governance

Codes of Business Conduct

Our Board has adopted an Amgen Board of Directors’ Code of Conduct (that applies to our Board) and a global Code of Conduct (that applies to our Board, all our staff, and others conducting business on our behalf). Annual training on the global Code of Conduct is required of all of our staff and our Board participates in such training. We also have a code of ethics for senior financial officers. To view our codes of business conduct and ethics, please visit our website at www.amgen.com.(1)

We intend to disclose any future amendments to certain provisions of our codes of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers on our website if such disclosure is required by SEC or NASDAQ rules. There were no waivers of any of our codes of business conduct or code of ethics in 2022.

Board Meetings

The Board held 9 meetings in 2022 and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. Michael V. Drake was appointed to the Board effective in August 2022 and attended all of the meetings of the Board and of the committees on which he served after the date of his appointment. It is the Company’s policy that all current directors attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. Each of our directors serving at the time of our 2022 Annual Meeting attended our 2022 Annual Meeting.

Communication with the Board

Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of our lead independent director and other members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business, or communications that relate to improper or irrelevant topics. The Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of our stockholders will be forwarded to the Chair of the Governance Committee. For information on our engagement with our stockholders since the 2022 Annual Meeting, please see pages 53 and 54 of our Compensation Discussion and Analysis.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Board Committees and Charters

The Board has four key standing committees: the Governance Committee; Audit Committee; Compliance Committee; and Compensation Committee. The Compensation Committee has delegated certain responsibilities to an Equity Award Committee. In addition, an Executive Committee of the Board has all of the powers and authority of the Board in the management of our business and affairs, except with respect to certain enumerated matters, including Board composition and compensation, changes to our Certificate of Incorporation, or any other matter expressly prohibited by law or our

Certificate of Incorporation. The Executive Committee did not meet in 2022. The Board maintains charters for each of its standing committees and these charters are evaluated annually. In addition, the Board has adopted a written set of Corporate Governance Principles and the Amgen Board of Directors’ Code of Conduct that generally formalize practices we have in place. To view the charters of our standing Board committees, our Corporate Governance Principles, and the Board of Directors’ Code of Conduct, please visit our website at www.amgen.com.(1)

Governance and Nominating Committee

Current Members:

Greg C. Garland (Chair)

Michael V. Drake (since August 3, 2022)

Robert A. Eckert

Charles M. Holley, Jr.

Ellen J. Kullman

Amy E. Miles

Ronald D. Sugar

R. Sanders Williams

Number of Meetings Held in 2022: 5

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•   Determines Board membership qualifications and maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and considering stockholder recommendations for nominees. The Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations are included in this proxy statement as Appendix A.

•   Selects, evaluates, and recommends to the Board nominees to stand for election at the annual meeting of stockholders and to fill vacancies as they arise as more fully described in “Process for Selecting Directors, Director Qualifications, and Board Diversity” below.

•   Recommends to the Board the appointment of a lead director.

•   Reviews the performance of the Board and its committees and is responsible for ensuring the availability of an orientation program for new Board members and director education.

•   Recommends to the Board nominees for appointment as executive officers and certain other officers.

•   Evaluates and makes recommendations to our Board regarding compensation for non-employee Board members, including minimum retention and ownership levels of Company stock by Board members. (Any Board member who is also an employee of the Company does not receive separate compensation for service on the Board.)

•   Monitors the independence of the Board and evaluates questions of possible conflicts of interest of members of the Board.

•   Oversees the Board’s Corporate Governance Principles and the Amgen Board of Directors’ Code of Conduct applicable to members of the Board.

The Governance Committee has authority to delegate these functions to a subcommittee of its members, but no delegation of authority was made in 2022.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Corporate Governance

Summary of Current Director Core Experiences and Skills

Our Board consists of a diverse group of highly qualified leaders in their respective fields. Most of our directors have senior leadership experience at large companies or institutions, and have gained significant and diverse management experience (including strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development). Many of our directors also have public company experience (serving as chief executive officers or chief financial officers, on boards of directors and board committees) and an understanding of corporate governance practices and trends, as well as scientific expertise and healthcare industry experience, and bring unique perspectives to the Board. The Board and the Governance Committee believe the skills, qualities, attributes, experience, and variety of backgrounds of our directors provide us with a diverse range of perspectives to effectively address our Company’s evolving needs and represent the best interests of our stockholders.

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global innovator in biotechnology. The following chart summarizes the competencies of each director currently represented on our Board. The details of each director nominee’s competencies are included in each director nominee’s biography.

Experience/Skills Austin Bradway Drake Druker Eckert Garland Holley Ishrak Jacks Kullman Miles Sugar Williams Healthcare Industry, Providers and Payers Science/Technology Public Company CEO/COO/CFO Regulatory Compliance Financial/Accounting Government/Public Policy International

The lack of a “✓” for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. Each of our Board members have experience and/or skills in the enumerated areas, however, the ✓ is designed to indicate that a director has a particular strength in that area.

Board Tenure ~6.5 Years Average Board Board Tenure 3 4 2 4 < 3 Years 3-6 Years 7-9 Years > 9 Years Continuous Board Refreshment 8 new directors since 2015 Board Diversity Highlights Gender Diversirty Racial/Ethnic Diversity 10 23% Female Directors 3 10 23% Diverse Directors 3 100% Independent directors on key standing committees

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In compliance with NASDAQ’s Board Diversity Rule, the table below provides certain highlights of the composition of our Board members and nominees.

Board Diversity Matrix (As of January 20, 2023)

Total Number of Directors	13

	Female	Male

Part I: Gender Identity

Directors	3	10

Part II: Demographic Background

African American or Black	1	1

Asian	–	1

White	2	8

Process for Selecting Directors, Director Qualifications, and Board Diversity

Board Composition. Board composition is one of the most critical areas of focus for the Board. Reflecting our Board’s commitment to refreshment, the Board has appointed eight new directors since 2015.

Our Governance Committee regularly screens and recommends candidates for nomination by the full Board and, among other things, considers feedback received during the annual Board and committee evaluation process, investor feedback, our qualification guidelines and skills matrix, director commitment levels (with consideration given to public company leadership roles and outside commitments) and diversity. The Governance Committee will consider recommendations for director candidates made by stockholders and evaluate them using the same criteria as for other candidates.

Director Qualifications and Board Diversity. Our Governance Committee is responsible for determining Board membership qualifications and for selecting, evaluating, and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. The Governance Committee reviews regularly and reports to the Board on the composition and size of the Board, and makes recommendations, as necessary, so that the Board maintains at least the minimum number of independent directors required by applicable laws and regulations, composition requirements of the Audit and Compensation Committees, and reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity advisable and required by applicable laws and regulations for the Board as a whole.

The Governance Committee and Board view diversity as a priority, consider diversity in their determinations of director candidates, and seek representation across a range of attributes. In an effort to best support maintaining and expanding the diversity of our Board, our Governance Committee actively seeks diverse candidates, including women and candidates from underrepresented ethnic and racial groups, as part of its search for new directors.

The Governance Committee and Board are committed to gender diversity. In support of this commitment, the Governance Committee and Board currently intend that the next vacancy resulting from a director retirement be filled by a person who meets our Director qualifications and enhances the Board’s gender diversity.

The Governance Committee determines and oversees guidelines for selecting nominees to serve on the Board and for considering stockholder recommendations for nominees. The Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations are included in this proxy statement as Appendix A.

Among other things, under the Board of Directors Guidelines for Director Qualifications and Evaluations, each Board member must possess:

•	A demonstrated breadth and depth of management and leadership experience;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to the Company’s business;

•	The ability to oversee, as a director, the Company’s business and affairs for the benefit of our stockholders;

•	The ability to comply with the Amgen Board of Directors’ Code of Conduct; and

•	A demonstrated ability to think independently and work collaboratively.

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Corporate Governance

Continuous Board Refreshment

Our Board is committed to strong refreshment practices to continuously align the composition of the Board and its leadership structure with our long-term strategic needs. The Board, led by the Governance Committee, has an ongoing process for identifying, evaluating, and selecting directors, and these decisions are also informed by the annual Board and committee evaluation process described below. Our Governance Committee uses a variety of methods to help identify potential Board candidates and considers an assessment of current Board skills, background, diversity, independence, experience, tenure, and anticipated retirements to identify gaps that may need to be filled through the Board refreshment process.

Current Board Composition: 8 new directors since 2015 3 women 3 ethnically/racially diverse directors Review by the full Board Independent Search Firms Stockholders Independent Directors Consider Guidelines for Director Qualifications and Evaluations (Appendix A) Consider skills matrix Include women and diverse director candidates in the list from which director nominees are recommended Review independent and potential conflicts Meet candidates Continuous Board Refreshment Candidate Pool Sourced, Maintained and Updated Governance Committee Review Recommend Candidates to the Board Select Directors

Director Education

Our Board believes that director education is important to the ability of directors to fulfill their roles and supports Board members in their continuous learning. The Board encourages directors to participate in continuing education programs, and we reimburse directors for their expenses associated with this participation. During Board and committee meetings, as well as sessions to discuss strategy, education and information sessions are provided on specific subjects by internal and external experts. New directors also participate in our director orientation program. Additionally, at the director’s discretion, directors may attend any committee meetings, including those committees for which he or she is not a member, and has access to all committee materials.

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Regular Board and Committee Evaluations

Board and committee evaluations play a critical role in supporting the effective functioning of our Board. Through evaluations, our directors review where they believe our Board functions effectively and, importantly, areas where our Board thinks there may be opportunities for improvement, including through Board refreshment.

Annual Board and Committee Evaluation Process

Planning The Governance Committee oversees the Board evaluation process. In consultation with our lead independent director, and the committee Chairs, a framework for evaluation, including a review of topics for evaluation that are incorporated in the evaluation forms used by the Board and committees. Committee Evaluations and Assessment Formal annual anonymous evaluations of the Audit, Compensation, Compliance, and Governance Committees are collected, compiled, and distributed in advance of the scheduled discussion by each committee in executive session (typically in October). The evaluations include open-ended questions and space for candid commentary. All comments are unattributed, include verbatim, and shared with the full Board and each applicable committee. Each committee chair reports out to the full Board on these assessments for review and discussion. One-on-One Discussions Our lead independent director conduct one-on-one discussions with each independent director. These candid conversations allow for direct and honest feedback on varied aspects of our Boards operations. Board Evaluation and Assessment Annual anonymous evaluations of the Board are collected, complied, and distributed in advance of the scheduled discussion by the full Board in executive session (typically in December) and informed by the results of the committee-level evaluation discussions as well as the one-on-one discussions conducted by the lead independent director. Follow-up Policies, practices, and the composition of our Board and its committees are modified, as appropriate, based on evaluation findings, one-on-one discussions, are follow-up items are discussed at subsequent Boars and committee meetings. Ongoing Our directors are encouraged to convey ongoing feedback to our lead independent director or the Governance Committee during any executive session throughout the year.

Evaluation Results. The Audit, Compensation, Compliance, and Governance Committees each completed their committee evaluations and assessments in October 2022 and such evaluations were included as part of the total evaluation by the Governance Committee in December 2022. The Board completed its evaluation in December 2022. Each committee and the Board was considered to be operating effectively, with appropriate balance among governance, oversight, strategic, and operational matters, and each committee and the Board was satisfied with its performance.

Ongoing Feedback. Our directors provide real-time feedback throughout the year outside of the formal evaluation process and have open access to management and third-party advisors. Additionally, executive sessions of directors (without management) are scheduled for every regular Board and committee meeting to identify any issues and assess whether meeting objectives were satisfied.

Changes Implemented. Based on the annual Board and committee evaluation process, ongoing feedback provided by directors, and one-on-one discussions between our lead independent director and each independent director, changes to Board practices have included enhancements to our committee structure and composition, additional presentations on various topics, and the addition of new directors.

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Corporate Governance

Director Independence

At least annually, the Governance Committee reviews the independence of each non-employee director and makes recommendations to the Board and the Board affirmatively determines whether each director qualifies as independent. Each director must keep the Governance Committee fully and promptly informed as to any development that may affect the director’s independence.

The Board has determined that each of our non-employee directors: Wanda M. Austin; Michael V. Drake; Brian J. Druker; Robert A. Eckert; Greg C. Garland; Charles M. Holley, Jr.; S. Omar Ishrak; Tyler Jacks; Ellen J. Kullman; Amy E. Miles; Ronald D. Sugar; and R. Sanders Williams was independent during 2022 under The NASDAQ Stock Market listing standards and the requirements of the SEC. Mr. Bradway is not independent based on his service as our CEO and President. Mr. Bradway is the only director who also serves in a management capacity. In making its independence determinations, the Board reviewed direct and indirect transactions and relationships between each director or any member of his or her immediate family, and us or any of our subsidiaries or affiliates based on information provided by the director, our records, and/or publicly available information.

All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations, or grants involved an amount that (i) exceeded the greater of 5% of the recipient entity’s revenues or $200,000 with respect to transactions where a director or any member of his or her immediate family or spouse served as an employee, officer, partner, director, or controlling shareholder, or (ii) exceeded $10,000 with respect to professional or consulting services provided by entities at which directors serve as professors or employees.

The following types and categories of transactions, relationships, and arrangements were considered by our Board in making its independence determinations:

•	Each of the independent directors (or their immediate family members) currently serves or has previously served within the last three years as a professor, trustee, director, or member of a board,

advisory board, council, or committee for one or more colleges, universities, or non-profit charitable organizations, including research or scientific institutions, to which the Amgen Foundation has made grants or matching donations under the Amgen matching gift program that is available to all of our employees and directors.

•

Each of the independent directors (or their immediate family members) currently serves, or has previously served within the last three years, as a member of the board of directors, the board of trustees, or an advisory board for an entity with which Amgen has business transactions or to which Amgen or the Amgen Foundation makes donations or grants. These business transactions include, among other things, purchasing supplies, equipment, and software licenses, payment of fees or memberships, and expenses relating to repair and maintenance, clinical trials, research and development and training, sponsorship of healthcare programs, internship programs, and conferences, financial advisory, investment management, investment advisory and consulting services, and reimbursement of business-related expenses incurred by our staff members (such as for transportation, gas, and food purchases).

•

Wanda M. Austin, Brian J. Druker, Tyler Jacks, and R. Sanders Williams currently serve as professors for universities, and Michael V. Drake currently serves as the President of the University of California, to which Amgen has made payments for certain business transactions such as symposiums, conferences and exhibits, postdoctoral research programs, clinical trials, training and research and development, software licenses and maintenance, as well as for grants from the Amgen Foundation.

None of the directors, directly or indirectly, provides any professional or consulting services to us and none of the directors currently has or has had any direct or indirect material interest in any of the above transactions and arrangements. The Board determined that these transactions and arrangements did not warrant a determination that any of our directors were not independent.

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Governance Committee Processes and Procedures for Considering and Determining Director Compensation

The Governance Committee has the authority to evaluate and make recommendations to our Board regarding director compensation.

•

The Governance Committee conducts this evaluation periodically by reviewing our director compensation practices against the practices of an appropriate peer group and the Governance Committee has the authority to retain consultants to advise on director compensation matters, including in support of the Governance Committee’s periodic review of director compensation practices. No executive officer has any role in determining or recommending the form or amount of director compensation.

•

Based on the analysis provided by Frederic W. Cook and Co., or FW Cook, as consultant to the Governance Committee, the Governance Committee approved changes to director compensation effective for 2021, the first increase since 2013, to align with market practice and attract and retain high-quality director candidates in a competitive global marketplace. No changes to director compensation have been made in 2022. For more information regarding director compensation, see “Director Compensation—2022 Director Compensation.”

Audit Committee

Current Members:

Charles M. Holley, Jr.* (Chair)

Wanda M. Austin

Ellen J. Kullman*

Amy E. Miles*

*Audit Committee financial expert

Number of Meetings Held in 2022: 10

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC, including the requirements regarding financial literacy and sophistication.

Description and Key Responsibilities:

•   Oversees our accounting and financial reporting process and the audits of the financial statements, as required by NASDAQ.

•   Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of our financial accounting and reporting, the underlying internal controls and procedures over financial reporting, and the audits of the financial statements.

•   Has sole authority for the appointment, compensation, and oversight of the work of the independent registered public accountants.

•   Reviews and discusses, prior to filing or issuance, with management and the independent registered public accountants (when appropriate) our audited consolidated financial statements to be included in our Annual Report on Form 10-K and earnings press releases.

•   Approves related party transactions.

•   Reviews any violations or alleged violations of the Company’s Code of Ethics for the CEO and Senior Financial Officers.

Audit Committee Oversight of the Independent Registered Public Accountants

•   Auditor Selection. Evaluates the qualifications and performance of our independent registered public accountants each year and appoints the independent registered public accountants annually.

•   Audit Partner Selection. Participates directly in the selection of the lead engagement partner through an interview process.

•   Audit Firm Evaluation. Considers the quality and efficiency of the services provided, the independent registered public accountants’ technical expertise and knowledge of our operations and industry.

•   Audit Firm Services. Pre-approves services.

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Corporate Governance

Corporate Responsibility and Compliance Committee

Current Members:

Ronald D. Sugar (Chair)

Michael V. Drake (since August 3, 2022)

Brian J. Druker

S. Omar Ishrak

Tyler Jacks

R. Sanders Williams

Number of Meetings Held in 2022: 5

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•   Oversees our compliance program and reviews our programs in a number of areas governing ethical conduct including:

-  U.S. federal health care program requirements;

-  U.S. Food and Drug Administration requirements and other regulatory agency requirements, including good manufacturing, clinical and laboratory practices, drug safety and pharmacovigilance activities;

-  interactions with members of the healthcare community;

-  the Company’s Corporate Integrity Agreement;

-  anti-bribery/anti-corruption risks;

-  environmental sustainability and social responsibility;

-  employee health and safety;

-  information security, including cybersecurity; and

-  government and legislative affairs, including our Political Action Committee.

•   Receives regular updates on value (which includes pricing) and access, political, social, and environmental trends, and public policy issues that may affect our reputation, including our business or public image, and reviews elements of our corporate responsibility (including environmental sustainability), government affairs, and philanthropic activities.

About Our Compliance Program

Amgen’s Compliance Program is designed to promote ethical business conduct and compliance with applicable laws and regulations. The key objectives of our compliance program operations include:

•	Developing policies and procedures;

•	Providing ongoing compliance training and education;

•	Auditing and monitoring compliance risks;

•	Maintaining and promoting avenues for staff to raise concerns without fear of retaliation, including anonymously through a business conduct hotline;
•	Conducting investigations;

•	Responding appropriately to any compliance violations;

•	Taking appropriate steps to detect and prevent recurrence, including by implementing appropriate corrective and preventive actions; and

•	Promoting an ethical culture.

Our Chief Compliance Officer, who reports to the CEO and the Compliance Committee, oversees the ongoing operations of the compliance program.

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Our Approach to Environmental Sustainability, Social Responsibility, and Human Capital Management

Amgen’s ESG strategy begins with our mission to serve patients and is supported by our long-standing focus on using resources responsibly to support the sustainability of our business and the global environment in which we and our patients live.

ESG Oversight and Governance

ESG at Amgen is governed at the highest levels and includes Board and committee oversight, executive-level leadership, and subject-matter experts who lead our ESG efforts across our business.

Board Oversight. The Board and its applicable committees provide guidance and oversight to management with respect to ESG matters. The Compliance Committee assists the Board in overseeing our activities in areas that include environmental sustainability and access to medicines. The Compensation Committee provides oversight of our approach to human capital management, including diversity, inclusion and belonging. The Governance Committee oversees the Company’s corporate governance activities and Board membership. The Audit Committee provides oversight of our disclosure controls and procedures, including those that support our ESG reporting metrics.

Additionally, management shares feedback received from our stockholders with the Board, including in connection with our governance-focused engagement program. For additional information, please see “Feedback From our Stockholders and Responsive Actions Taken by Our Board” on page 54 of our Compensation Discussion and Analysis.

Management Leadership. A cross-functional, executive-level governance council sets our overall ESG strategy, provides guidance on program implementation, and oversees the continuing enhancement of our approach to ESG. This council, chaired by our Senior Vice President, Corporate Affairs, regularly evaluates current and emerging ESG-related risk topics that are relevant to our business, including those considered as part of our ERM program. For additional information, please see “The Board’s Role in Risk Oversight” previously discussed.

Our ESG framework currently includes four strategic pillars—Healthy People, Healthy Society, Healthy Planet, and A Healthy Amgen—that serve as organizing principles facilitating our ability to address the interconnectivity of issues in a more holistic way across our business.

Amgen’s ESG Framework

Program Implementation. Each pillar is supported by an initiative steering committee and, together with the oversight of our executive leadership, individual programmatic elements are managed at the business function level. Building on our inaugural 2021 ESG goal included as part of our Company performance goals for our annual cash incentive plan, our Compensation Committee approved an expanded 2022 ESG goal to support the timely achievement of our 2027 environmental sustainability targets and expand the number of leaders directly responsible for taking action in our support of our diversity, inclusion and belonging efforts. For additional information, please see “Our Approach to Environmental Sustainability, Social Responsibility, and Corporate Governance” in our Compensation Discussion and Analysis.

In addition to our history of strong corporate governance practices, examples of our ESG initiatives include our endeavors to strengthen science education and inspire the next generation of scientists (as discussed more fully in the “Social Responsibility” section below), expand access to our medicines and support efforts to strengthen healthcare systems to better serve patients in need worldwide, and pursue a more environmentally sustainable business model.

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Corporate Governance

Environmental Sustainability

We have a long-standing objective to conduct environmentally responsible operations and regularly set targets to challenge ourselves to deliver further improvements. Since 2007, we have successfully advanced our environmental sustainability program while substantially increasing our global production capacity and patient reach.

Building on the successful execution of our 2013-2020 conservation targets, our 2021-2027 environmental sustainability plan (our third since 2007) includes a target of achieving carbon neutrality in our operations by 2027, while also aiming to further reduce our water use (by 40%) and waste disposed (by 75%).(1)

Our 2027 Scope 1 and 2 carbon emissions and Scope 3 supplier engagement targets have been approved by the Science Based Targets initiative (SBTi), a global body enabling businesses to set emissions reductions targets in line with the goals of the Paris Agreement (to limit global warming to 1.5°C above pre-industrial levels).

Our 2027 Environmental Sustainability Plan. To achieve our 2027 goals, we are harnessing our innovative capabilities to help combat climate change and preserve natural resources. We expect these efforts to help us become not just more environmentally sustainable but also more flexible and productive, resulting in reductions in operating costs from such efficiencies over the same period.

Our 2027 plan is designed to drive specific environmental sustainability projects across our operations, including continued investment in highly resource efficient biomanufacturing, smart and integrated facility design, use of on-site solar and other renewable energy sources, electric vehicle fleet conversion, treatment and reuse of water, reduction and recycling of single-use plastics, and the reduction of consumables packaging. This plan also includes activities designed to address the potential risks and integrate opportunities from climate change into our existing processes for strategic planning, analysis, and risk management.

To support the advancement of our 2027 goals, we issued $750 million of green bonds in 2022 to fund initiatives that are intended to further mitigate our impact on the environment. Proceeds from the green bond issuance have been used to fund the construction of green buildings and improve the environmental footprint of our operations. (For more information, please see our Green Bond Allocation Report available at www.amgen.com.(2))

The Road to Net Zero. To help achieve our goal of carbon neutrality by 2027(1), Amgen is focusing on the use of innovative technologies and efficiency projects to reduce carbon emissions from our owned and operated facilities, in addition to sourcing renewable energy. Where renewable sources are not available, we expect to prioritize offsetting based on the quality of the credit or offset.

Sustainability by Design. Amgen helped to invent the processes and tools that created the global biotech industry. As we continue to grow and innovate, we are pioneering advanced technologies and implementing more environmentally responsible approaches throughout the Company to increase operational efficiency and reduce our environmental footprint. Amgen Ecovation™ is our approach to innovative and sustainable manufacturing, which we integrate into the upfront design, development, and execution of all new laboratory, manufacturing, and administrative buildings.

Our biomanufacturing facility in Singapore, which began commercial production in 2017, is an example of our innovative capability at work. This redesign of our approach to biomanufacturing dramatically reduces the scale and costs of making biologic medicines, and vastly reduces water and energy use, while maintaining a reliable, high-quality, compliant supply of medicines.

The success of our facility in Singapore led to our building a second such plant in the U.S. in Rhode Island. This facility was licensed by the U.S. Food and Drug Administration in January 2022 and supports product volume growth, while delivering environmental and operating efficiencies.

(1)

Carbon neutrality goal refers to Scope 1 and 2. Reductions take into account only verified reduction projections, do not take into account changes associated with the contraction or expansion of the Company and are measured against a 2019 baseline.

(2)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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We continue to apply innovation to our facilities with multiple ongoing projects, including in connection with the expansion of our U.S. plants. For example, Amgen Ecovation is guiding design and construction efforts at our new state-of-the-art facilities in Ohio (final product assembly and packaging plant) and North Carolina (multi-product drug substance facility). Both facilities will utilize cutting edge technologies and contain many examples of environmental innovation, including on-site photovoltaic renewable energy generation. These new sites are expected to support our ability to meet the demand for our medicines and bring hundreds of full-time jobs to the regions while expanding our access to diverse talent.

Sustainable Value Chain. Our footprint and focus on sustainability extend beyond our own employees and facilities. In 2022, we established a Scope 3 supplier engagement target to engage with 73% of our key suppliers to support their adoption of science-based carbon emissions reduction targets.

ESG Reporting. Supported by feedback from our investors, in 2022 we pursued and received SBTi approval of our 2027 Scope 1 and 2 carbon emissions and Scope 3 supplier engagement targets. Additionally, in response to investor interest, we have expanded and enhanced our ESG reporting, including by mapping the disclosures in our annual ESG Report to the Sustainability Accounting Standards Board (SASB) standards for our industry, disclosing our annual Consolidated EEO-1 Report, and providing additional information on our approach to political engagement.

Since 2010, Amgen has reported to CDP (formally the Carbon Disclosure Project). Over time, CDP’s disclosure platform for climate change has evolved to contain over 25 questions (within its governance, risks and opportunities, strategy, targets and emissions modules) that are aligned with the recommendations of the Task Force on Climate-related Financial Disclosures, or TCFD; this platform is now nearly in full alignment with the TCFD. We continue to report to the CDP as thoroughly as possible and are undertaking a TCFD-aligned scenario analysis to improve our understanding of the physical and transitional effects of climate change as well as inform our future reporting. In 2022, based on insights from an initial assessment of three sites, we piloted a comprehensive, asset-level risk assessment of our Puerto Rico facility.

United Nations Global Compact. We are a signatory to the United Nations Global Compact, a voluntary initiative based on commitments to implement universal sustainability principles and take steps to support the United Nations Sustainable Development Goals.

Social Responsibility

Improving Patient Access to Medicines. Through patient assistance programs, expanded access to investigational therapies, donations, and other initiatives, Amgen has developed support programs for eligible patients around the world as they seek to obtain the medicines they need.

Amgen Safety Net Foundation (ASNF), a separate legal entity entirely funded by Amgen, supports qualifying patients in the U.S. who might go without important medicines because of financial limitations, by providing our medicines at no cost. In 2022, the commercial value of Amgen’s medicines provided at no cost to uninsured or underinsured patients by ASNF was approximately $2.2 billion.(1)

Since 2018, Amgen has also donated approximately $230 million worth of Amgen cancer treatment and supportive care medicines(1) for distribution to patients in more than 30 low- and middle-income countries, including in response to the unfolding humanitarian crisis in Ukraine, through Direct Relief, a leading non-governmental organization.

We continue to offer and implement value-based contracts in an effort to help improve patient access to medicines and offer stakeholders greater budget predictability.

Advancing Health Equity. As part of our mission to serve patients, we are working to improve the diversity and representation of racial and ethnic minority populations in clinical trial research at Amgen and to advance solutions and increase dialogue regarding this area across the industry.

(1)	Valued at wholesale acquisition cost.

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Corporate Governance

We recognize the importance of a patient-centric approach to clinical research and our Representation in Clinical Research (RISE) team is working with groups within Amgen and outside of the business towards exceeding industry standards for clinical trial diversity and representation and helping Amgen develop new medicines studied in participants who better reflect the populations affected by certain diseases or conditions. RISE has helped develop tools that further advance our approach to diverse clinical trial design, site selection and patient enrollment. Outside of Amgen, RISE is working with partners to connect more patients from under-represented groups to clinical trials, including through a new pilot program with the American Cancer Society Cancer Action Network to screen potential patients at smaller, community-based sites and a project with the Digital Medicine Society to develop digital tools enabling clinical trial participation from home.

We also continue building relationships with leaders and organizations in diverse communities to help address healthcare disparities and increase patient, caregiver, and healthcare provider access to culturally relevant health education.

Supplier Diversity and Responsible Sourcing. Our U.S. Supplier Program is designed to identify, develop, and utilize small, disadvantaged, veteran, LGBTQ, minority, disabled, and women-owned business enterprises, as well as companies located in historically underutilized business zones, in our procurement of goods and services. In 2022, we expanded the number of suppliers participating in our mentorship program by 30%.

All staff members are guided by the Amgen Values and global Code of Conduct and, similarly, we request our suppliers to conduct their businesses in alignment with our mission and values. Our supplier sustainability program focuses not only on quality, cost, and reliability but also on a wide range of sustainability and social responsibility considerations, such as business ethics, labor and human rights, and environmental impacts. We expect our suppliers to support diversity within their value chains and require key suppliers to report to us on their diversity spend.

Science Education. The Amgen Foundation seeks to advance excellence in science education to inspire the next generation of innovators and invest in strengthening communities where our staff members live and work.

Since its inception over 30 years ago, the Amgen Foundation has contributed approximately $425 million to non-profit organizations around the world that reflect our core values and complement Amgen’s dedication to impacting lives in inspiring and innovative ways.

•

LabXchange, developed at Harvard University with the financial support of the Amgen Foundation, is a free online science education platform that provides students around the world with access to personalized instruction, virtual lab experiences, and networking opportunities across the global scientific community. By making high-quality, digital science content available to learners and educators everywhere, at no cost, and across multiple disciplines, LabXchange is seeking to create authentic opportunities for young people to increase their access to, and engagement with, science. Nearly 12 million new users accessed LabXchange in 2022, including more than 80% in low- or lower middle-income countries.

In 2022, the Amgen Foundation more than doubled its previous funding to LabXchange with a commitment of $30 million over three years to expand the platform’s interactive content offerings, deepen collaborations with science, technology, engineering, and mathematics (STEM) organizations worldwide, and pursue opportunities to engage more learners in science, particularly in communities that are underserved.

•

The Amgen Foundation is the exclusive biology content partner of Khan Academy, a leading online learning platform. Through new funding from the Amgen Foundation, Khan Academy is working to expand its biology content to include new life science content at the middle school level. Khan Academy’s biology resources reached over 11 million learners and educators worldwide in 2022.

•

Additionally, the Amgen Foundation continued to expand the Amgen Biotech Experience (ABE), an innovative science education program that empowers high school teachers to bring biotechnology education into their classrooms across Amgen communities. In 2022, the newest ABE sites were launched in North Carolina and Ohio, and the third cohort of the ABE Master Teacher Fellowship was announced.

•

The Amgen Scholars Program makes it possible for undergraduate students around the globe to engage in cutting-edge research experiences at some of the world’s premier research universities and institutions and learn more about biotechnology and drug discovery. In 2022, over 400 scholars across 33 countries participated in the program and, for the first time in three years, scholars met in person for Amgen Scholar symposiums in North America and Europe to share learnings and network.

Our Community. In addition to science education, the Amgen Foundation supports local organizations where employees live and work and provides programs and resources to empower individual Amgen staff in their charitable activities in our community, including (for staff members in the U.S. and Puerto Rico) through a matching gift program and by providing service grants to non-profit organizations where staff members regularly volunteer.

In 2022, in the wake of the war unfolding in Ukraine, the Amgen Foundation and Amgen’s local affiliates in Europe made grants to humanitarian organizations working in Eastern Europe, and these grants were amplified by donations from Amgen employees that were matched dollar-for-dollar by the Amgen Foundation. The Amgen Foundation also provided support to help victims of hurricanes Ian and Fiona in Florida and Puerto Rico.

Human Capital Management

Our Board has a key role in the oversight of our culture, setting the tone at the top, and holding management accountable for maintaining high ethical standards. The Board believes that human capital management, including our diversity, inclusion, and belonging initiatives, are important to our success. The Compensation Committee assists the Board in providing oversight of human capital management, including labor and employment and diversity, inclusion, and belonging matters.

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We conduct regular staff member engagement assessments that gather feedback on a wide range of topics, including flexible work environments, diversity, inclusion, and belonging, and our culture of compliance, and the results of these surveys are discussed with our workforce and the Board. Reflecting our staff members’ desire to retain flexibility to work virtually as COVID-19 related restrictions eased and sites became more accessible, we implemented a flexible workspace initiative that enables many employees to work together with their manager to determine the location that best enables their work at hand, supporting remote work as well as coming on site.

Amgen places significant value on fostering and enabling growth of staff, both personally and professionally, and we aim to provide a safe, healthy, innovative, and diverse work environment for our staff.

Our Social Architecture. Since Amgen’s founding in 1980, our staff members have directed their intelligence and enthusiasm toward our mission to serve patients. Our mission, our aspiration to be the world’s best human therapeutics company, our strategy, our well-defined set of Amgen Values, and our clear leadership attributes form the “social architecture” that defines our unique culture. This social architecture has been a key enabler of Amgen’s worldwide growth from an early pioneer in the biotech industry to a leading innovator.

The Amgen Values were formalized in 1996 and continue to serve as the principles that guide the way we conduct business.

Amgen Values

Be Science-Based	Trust and Respect Each Other
Compete Intensely and Win	Ensure Quality
Create Value for Patients, Staff, and Stockholders	Work in Teams
Be Ethical	Collaborate, Communicate, and Be Accountable

Diverse and Inclusive Workforce. Consistent with the Amgen Values, we are working to bring the diversity of the world community into the Amgen community. We believe that a diverse and inclusive culture fosters innovation, which supports our ability to serve patients. Further, we also believe our global presence is strengthened by having a workforce that reflects the diversity of the patients we serve. It is with these beliefs in mind that we have continued to strengthen and grow our culture of diversity, inclusion, and belonging.

Our Diversity, Inclusion and Belonging Council is led by our executive leadership and is responsible for overseeing our strategy to further a diverse and inclusive workplace, with an ongoing focus on women in leadership and minority representation. With endorsement from executive management and engagement with senior leaders across the organization, we are implementing a global strategy designed to leverage our diversity and create a more inclusive workplace. We are engaging in activities and setting goals to improve our focus around diversity, inclusion, and belonging and offer a variety of training and learning programs and have continued to launch enhanced tools and resources that guides staff members on the role they play in advancing diversity, inclusion, and belonging throughout the organization. Further, we continue to incorporate diversity, inclusion, and belonging considerations into our business operations, including clinical trial design, procurement, and site selection.

Each of our twelve Employee Resource Groups, dedicated to representing, supporting, and celebrating the diversity of our staff, are supported by a sponsor from our senior executive leadership team. In 2022, we launched our newest global Employee Resource Group called Recognition of Indigenous Peoples, Values and Environmental Resources, or RIVER, to share and continue the traditions, values, and culture of Indigenous people.

Amgen Employee Resource Groups

Amgen Asian Association (AAA)	Amgen Black Employee Network (ABEN)

Ability Bettered through Leadership and Education (ABLE), a resource group for those with disabilities, visible and invisible

Amgen Early Career Professionals (AECP)	Amgen International Network (AIN)

Amgen Latin Employee Network (ALEN)	Amgen LGBTQ and Allies Network (PRIDE)

Amgen South Asian Network (ASAN)	Amgen Veterans Employee Network (AVEN)
Recognition of Indigenous Peoples, Values and Environmental Resources (RIVER)

Women Empowered to be Exceptional (WE2)	Women in STEM Enrichment (WISE)

Our inclusive hiring practices also consider, as appropriate, a skills-based hiring approach. For example, developed in 2022 and launched in 2023, our U.S. in-house apprenticeship program has been designed with the goal of hiring and upskilling talent without a four-year college degree by combining formal learning with on-the-job training. After successful completion of the program, apprentices are provided opportunities to transition to full-time roles at Amgen. This program is one example of our commitment to OneTen.

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Corporate Governance

Amgen is a founding member of OneTen, a coalition of many of the world’s largest, best-known companies that aims collectively to hire one million Black Americans (with a specific focus on those without four-year college degrees) into good-paying, family-sustaining jobs over the next ten years.

Additionally, Amgen is taking a leadership role in the greater Los Angeles region, where we are headquartered, to help expand the coalition of organizations that share our desire to offer opportunities to diverse talent.

Attracting and Developing Talent. We recognize the importance of attracting, motivating, developing, and retaining top global talent and skilled staff members. We compensate our staff members based on their roles, experience, and performance, provide wellness and work-life resources, as well as support employees in giving back and volunteering in their local communities. To support the development of our staff, we provide a variety of programs, including leadership development programs, classroom-based and virtual instructor-led courses, and self-paced learning options as well as mentoring, networking, and coaching opportunities.

Our benefit programs are generally broad-based, promote health and overall well-being, and emphasize saving for retirement. Amgen offers top-tier benefits for full- and part-time employees, including, in the U.S. and Puerto Rico, on-site child care at certain of our facilities, adoption assistance, resources for elder care and behavioral health, and paid parental leave for all Amgen staff members who have or adopt, or become a foster parent or legal guardian for a child. Globally, comparable benefit programs are offered with the same health and well-being goals, while also designed to comply with local statutory requirements.

(For more information regarding our approach to human capital resource management, including activities in support of workplace safety and diversity, please see our Form 10-K for the year ended December 31, 2022.)

Compensation and Management Development Committee

Current Members:

Robert A. Eckert (Chair)

Wanda M. Austin

Brian J. Druker

Greg C. Garland

S. Omar Ishrak

Tyler Jacks

Number of Meetings Held in 2022: 5

Independent Compensation Consultant: FW Cook

Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

  Description and Key Responsibilities:

•   Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s compensation plans, policies, and programs with a focus on encouraging high performance, promoting accountability and adherence to Company values, and aligning with the interests of the Company’s stockholders.

•   Approves all executive officer compensation.

•   Oversees human capital management, including labor and employment and diversity, inclusion, and belonging activities, and succession planning for senior management, including that our approaches to management development are effective in attracting, developing, and retaining talented leadership.

•   Oversees the Board’s relationship with stockholders on executive compensation matters, including stockholder outreach efforts, stockholder proposals, advisory votes, communications with proxy advisory firms, and related matters.

•   Oversees staff member relations, including information obtained from regular staff member survey results.

Executive Compensation Website

We maintain a website accessible throughout the year at www.amgen.com/executive compensation,(1) which provides a link to our most recent proxy statement and invites our stockholders to fill out a survey to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices.

Equity Award Committee

The Equity Award Committee, with Robert A. Bradway currently the sole member, assists the Board by determining equity-based awards to non-Section 16 officers and employees at the level of vice president or below, consistent with the equity grant guidelines established by the Compensation Committee, and acted four times in 2022.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Compensation Committee Processes and Procedures for Considering and Determining Executive Compensation in 2022

Compensation Committee Determination of Compensation. Generally, by the first calendar quarter of each year, the Compensation Committee reviews and approves Company performance goals and objectives for the current year and evaluates the CEO’s performance for the previous year in light of the Company performance goals and objectives established for the prior year. The Compensation Committee evaluates the performance of the CEO within the context of the financial and operational performance of the Company, considers competitive market data, and establishes the CEO’s compensation based on this evaluation as well as the compensation for each executive officer.

Values and Components. The values of each component of total compensation (base salary, target annual cash incentive awards, and equity awards) for the current year, as well as total annual compensation for the prior year (including the value of equity holdings, potential change of control payments, and vested benefits under our Retirement and Savings Plan, Supplemental Retirement Plan, and Nonqualified Deferred Compensation Plan as of the end of the last fiscal year) are considered at this time. Final determinations regarding our CEO’s performance and compensation are made during an executive session of the Compensation Committee and are reported to and reviewed by the Board in an independent directors’ session.

Executive Officers. Our Compensation Committee determines compensation for the executive officers (other than the CEO) based, in part, on the recommendations of our CEO regarding base salary, annual cash incentive awards, and equity awards. In determining compensation recommendations for each Named Executive Officer, or NEO, our CEO reviews comparative peer group data, as well as the performance of the executive. The Compensation Committee has typically followed these recommendations.

Executive Sessions. Each Compensation Committee meeting includes adequate time for executive session and the Compensation Committee meets in executive session on a regular basis with no members of management present (unless otherwise requested by the Compensation Committee).

Delegation of Authority. The Compensation Committee has authority to delegate any of its functions to a subcommittee of its members. No delegation of authority was made in 2022.

Independent Compensation Consultant. The Compensation Committee continued to engage FW Cook, an independent compensation consultant, to provide advice regarding executive compensation and executive compensation trends and developments, compensation designs, and equity compensation practices, market data as requested, and opinions on the appropriateness and competitiveness of our executive compensation programs relative to market practice. FW Cook reported directly to the Compensation Committee and attended regularly scheduled meetings of the Compensation Committee (including meeting in executive session with the Compensation Committee, as requested). Each year the Compensation Committee reviews the independence of FW Cook and whether any conflicts of interest exist. After review and consultation with FW Cook, the Compensation Committee has determined that FW Cook is independent and there is no conflict of interest resulting from retaining FW Cook currently or during the year ended December 31, 2022. In performing its analysis, the Compensation Committee considers the factors set forth in the SEC rules and The NASDAQ Stock Market listing standards.

Peer Group Review. In setting executive compensation, the Compensation Committee compares the Company’s pay levels and programs to those available for the Company’s competitors for executive talent and uses this comparative data as a guide in its review and determination of compensation. Our Compensation Committee annually considers and selects an appropriate peer group (consisting of biotechnology and pharmaceutical companies), based, in part, on the recommendations of FW Cook, and, for each NEO, the Compensation Committee reviews the compensation levels and practices of our peer group, which for our NEOs, other than the CEO, are based on reports prepared by management from information contained in compensation surveys and proxy statements as available. FW Cook provides the Compensation Committee with market data, an annual report on the compensation levels and practices of our peer group, and compensation recommendations for the CEO position.

Compensation Risk Management. In cooperation with management, FW Cook assesses the potential risks arising from our compensation policies and practices as discussed more fully below.

Compensation Risk Management

Annual Risk Management Assessment. On an annual basis, management, working with the Compensation Committee’s independent compensation consultant, conducts an assessment of the Company’s compensation policies and practices for all staff members generally, and for our staff members who participate in our sales incentive compensation program, for material risk to the Company.

Results of Risk Management Assessment. The results of this assessment are reviewed and discussed with the Compensation Committee. Based on this assessment, review and discussion, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices and our Company performance goals, our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on us.

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Corporate Governance

Factors That Discourage Excessive Risk-Taking. In evaluating our compensation policies and practices, a number of factors were identified which the Company, the Compensation Committee, and its independent consultant believe discourage excessive risk-taking, including:

•

Mix of Incentives and Metrics. Our compensation programs consist of a mix of incentives and metrics (financial and operational) that are tied to varying performance periods and are designed to balance our need to drive our current performance with the need to position the Company for long-term success.

•	Company-wide Results. Company-wide results are the most important factor in determining the amount of an annual cash incentive award for each of our staff members.

•

Emphasis on Long-Term Performance. We cap short-term incentives and performance unit payouts and make LTI equity awards a component of compensation for nearly all of our full-time staff members. In particular, the CEO and the other executive officers’ compensation is designed so that the largest component of their compensation is in the form of LTI equity awards to ensure that a significant portion of their compensation is associated with long-term, rather than short-term, outcomes, which aligns these individuals’ interests with those of our stockholders.

•

Equity Award Grant Practices. We employ appropriate practices with respect to equity awards: we do not award mega-grants, discounted stock options, or immediately vested equity to staff members; and we have grant guidelines that generally limit the grant date for our equity grants to the third business day after our announcement of quarterly earnings.

•

Stock Ownership and Retention Guidelines. We have stock ownership guidelines for vice presidents and above that require significant investment by these individuals in our Common Stock. We require that each officer who has not met his or her required ownership guidelines hold shares of our Common Stock acquired through the vesting of restricted stock units, the payout of performance units, and the exercise of stock options (net of shares retained by us to satisfy associated tax withholding requirements and exercise price amounts) until such officer has reached his or her required stock ownership level.

•

Comprehensive Performance Evaluations. Our Company values and leadership behaviors are an integral part of the performance assessments of our staff members and are particularly emphasized in our assessment tools at higher positions. These evaluations serve as an important information tool and basis for compensation decisions.

•

Clawback Policy. We have a clawback policy that requires our Board to consider recapturing past cash or equity compensation payouts awarded to our executive officers if it is subsequently determined that the amounts of such compensation were determined based on financial results that are later restated and the executive officer’s misconduct caused or partially caused such restatement.(1)

•

Recoupment. We have recoupment provisions that expressly allow the Compensation Committee or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award.

The Compensation Committee has adopted an executive officer equity recoupment policy that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of any stock options (granted after December 31, 2020) if an executive officer is terminated for engaging in misconduct that caused serious financial or reputational damage to the Company (including, but not limited to, a financial restatement).

•

Disclosure. Subject to our recoupment and clawback policies and provisions, we intend to disclose the general circumstances of any application of our recoupment or clawback policies and provisions against any executive officer (current or former) and the aggregate amount of compensation recovered.

•	No Hedging or Pledging. Our Insider Trading Policy prohibits pledging or purchasing of our Common Stock on margin(2) and hedging the economic risk of our Common Stock (as discussed more fully below).

•

Pricing Policies and Controls. Our approach to pricing includes training, standard operating procedures, policies, approval mechanisms for price increases and price policy exceptions, and other controls that balance regional and country autonomy with centrally managed price discipline. Our Board, with the assistance of the Compliance Committee, has a key role in the oversight of pricing risk and regularly receives presentations from management on drug pricing practices and trends.

•

Mandatory Global Code of Conduct Compliance Training. We require training on our global Code of Conduct and other policies that educate our staff members on appropriate behaviors, the consequences of taking inappropriate actions, and where to escalate concerns, including providing the option of doing so anonymously.

(1)

For further information on our compliance with The NASDAQ Stock Market listing standards related to the SEC’s rules regarding clawbacks of erroneously awarded incentive-based compensation, please see “Compensation Policies and Practices” in our Compensation Discussion and Analysis.

(2)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

38       ï 2023 Proxy Statement

Corporate Governance

Prohibition on Hedging

Under our global Insider Trading Policy, all of our Board members and staff members, including our NEOs, consultants, contract workers, secondees, and temporary staff worldwide are considered “Covered Persons.” It is against the Insider Trading Policy for Covered Persons to directly or indirectly participate in transactions involving trading activities in our securities that, by their nature, are aggressive or speculative, or may give rise to an appearance of impropriety. Covered Persons may not:

•	Engage in short sales (sales of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to our securities;

•	Engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Amgen stock;

•	Purchase or pledge Amgen stock on margin or as collateral to secure a loan or other obligation(1); or

•	Enter into any derivative or similar transactions with respect to our securities.

Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts; put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements, or any similar agreements or arrangements however denominated, in our securities.

Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other staff members, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The Company determined our median employee based on target total direct compensation paid to all of our staff members worldwide and recorded in our global human resources systems as of December 31, 2022. Target total direct compensation included base salary, target annual cash incentive award opportunity for the period, and the target annual grant value of LTI equity awards during 2022. Earnings of our staff members outside of the U.S. were converted to

U.S. dollars using currency exchange rates as of December 31, 2022. No cost-of-living adjustments were made. We then determined the annual total compensation of our median employee for 2022 which was $134,713. As disclosed in the “Summary Compensation Table” appearing on page 75, our CEO’s annual total compensation for 2022 was $21,399,733. Based on the foregoing, the ratio of the annual total compensation of our CEO to that of the median staff member was 159 to 1. For information on the determination of executive compensation, please see “Compensation Committee Processes and Procedures for Considering and Determining Executive Compensation in 2022” above and our Compensation Discussion and Analysis beginning on page 41.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the

Company’s 2023 Annual Meeting proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee of the Board of Directors

Robert A. Eckert, Chair

Wanda M. Austin

Brian J. Druker

Greg C. Garland

S. Omar Ishrak

Tyler Jacks

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

  ï 2023 Proxy Statement    39

Item 2 — Advisory Vote on the Frequency of Future Stockholder Advisory Votes to Approve Executive Compensation

Item 2

Advisory Vote on the Frequency of Future Stockholder Advisory Votes to Approve Executive Compensation

In connection with the advisory vote on our executive compensation, Item 3, stockholders are also being asked to vote on the frequency of future stockholder advisory votes to approve executive compensation, as required by SEC rules. Stockholders may vote whether an advisory vote to approve our executive compensation should be held every year, every two years or every three years. Our current practice is to provide advisory votes on executive compensation every year.

We believe that it is important to give our stockholders the opportunity to provide input on our executive compensation in a consistent and meaningful manner. As such, the Board believes that our stockholders should have the opportunity to voice their approval or disapproval of our executive compensation each year. The Board believes that annual votes will facilitate the highest level of accountability to, and communication with, our stockholders. Further, an annual vote clearly ties the advisory vote on executive compensation to the current year’s compensation disclosure and avoids the potential for confusion as to which year stockholders are being asked to evaluate and vote on that might exist with a biennial or triennial vote.

This vote is advisory and is not binding. However, the Board values the opinions expressed by our stockholders and will consider the outcome of the vote when determining the frequency with which advisory votes on executive compensation should be held. Stockholders are not being asked to approve or disapprove of the Board’s recommendation of an advisory vote on executive compensation every year, but rather to indicate their own choice among the frequency options for an advisory vote on executive compensation of every one year, every two years, or every three years.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS ELECT TO HAVE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION EVERY “ONE YEAR” FOR THE REASONS STATED ABOVE.

40       ï 2023 Proxy Statement

Item 3 — Advisory Vote to Approve Our Executive Compensation

Item 3

Advisory Vote to Approve Our Executive Compensation

This advisory stockholder vote, commonly known as “Say on Pay,” gives you, as a stockholder, the opportunity to endorse or not endorse our executive pay program and policies. Accordingly, as required by Section 14A of the Securities and Exchange Act of 1934, as amended, you are being asked to cast an advisory vote on the compensation of our Named Executive Officers, or NEOs, as disclosed in the Compensation Discussion and Analysis (pages 42 through 74) and related compensation tables and the narrative in this proxy statement (pages 75 through 88). We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, as well as the related tables and disclosures for a more complete understanding of how our executive compensation program operates.

Our Board of Directors, or Board, believes that the 2022 compensation of our NEOs was appropriate, our current executive compensation program aligns the interests of our executives with those of our stockholders, and compensation outcomes are primarily based on the performance of our Company. We intend that our compensation programs reward actions and outcomes that are consistent with the sound operation of our Company, advance our strategy, and are aligned with the creation of long-term stockholder value.

For these reasons and as discussed more fully in the Compensation Discussion and Analysis, the Board recommends that stockholders vote “FOR” the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Securities and Exchange Commission rules in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure of this proxy statement.”

Although this vote is advisory and is not binding on the Board, our Compensation and Management Development Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2024 annual meeting of stockholders, but will consider the outcome of the Advisory Vote on the Frequency of Future Stockholder Advisory Votes to Approve Executive Compensation, Item 2, when determining the frequency with which advisory votes on executive compensation should be held.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

  ï 2023 Proxy Statement    41

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, philosophy, policies, programs, and practices for our Named Executive Officers, or NEOs, and the executive positions they held in 2022 as set forth below.

Our Named Executive Officers

Name	Title

Robert A. Bradway	Chief Executive Officer and President

Murdo Gordon	Executive Vice President, Global Commercial Operations

David M. Reese	Executive Vice President, Research and Development

Peter H. Griffith	Executive Vice President and Chief Financial Officer

Esteban Santos	Executive Vice President, Operations

Our Strategy

Our strategy includes integrated activities intended to strengthen our competitive position in the industry. Successful strategy requires constant rebalancing of resource allocation across the short-, medium-, and long-term.

How Our Board Oversees Our Strategy

Our Board of Directors, or Board, possesses a deep and broad set of skills and experiences that facilitate strong oversight of our strategic direction. Our Board engages in regular reviews of our strategy throughout the year and dedicates one meeting to a comprehensive review of our strategy and goals for the business for the short-, medium-, and long-term. The Company’s management is then charged with implementing the business strategy as informed by the Board’s review.

42       ï 2023 Proxy Statement

Compensation Discussion and Analysis

2022 Activities Supporting Execution of Our Strategy

Select 2022 activities that support the execution of our strategic priorities and delivery of performance are summarized below and discussed further in the following pages.

Strategic Priorities	Importance	Select 2022 Activities

Internal and External Innovation

Innovation is at the core of our strategy. Our focus on developing innovative medicines to address important unmet needs guides how we allocate resources across internal and external programs. This results in a productive balance of internal and external programs and collaborations reflected in our current product portfolio and pipeline.

•  Executed key clinical studies and advanced innovative first-in-class pipeline delivering positive results:

–  In our inflammation therapeutic area:

–  Phase 3 studies investigating TEZSPIRE®(1) as a treatment in patients with severe asthma, and in patients with eosinophilic esophagitis were initiated; and

–  For rocatinlimab(2), based on the positive Phase 2 study results that demonstrated improvement in patients with moderate to severe atopic dermatitis, we initiated the Phase 3 ROCKET program.

–  In our cardiovascular therapeutic area:

–  For Repatha®, open label extension studies to our Phase 3 FOURIER cardiovascular outcomes trial of patients with atherosclerotic cardiovascular disease (ASCVD) who were already receiving statin therapy showed that Repatha was safe and well-tolerated for more than eight years and that earlier initiation of Repatha resulted in reduction in adverse cardiovascular outcomes;

–  For Olpasiran, based on the positive Phase 2 study results evaluating olpasiran in patients with elevated lipoprotein(a) (Lp(a)) that demonstrated rapid, significant, and sustained reduction in Lp(a), we initiated a Phase 3 cardiovascular outcomes trial; and

–  For AMG 133, based on our positive Phase 1 study results that demonstrated significant dose-dependent weight-loss in obese patients, we initiated a Phase 2 study to further evaluate the efficacy, safety, and tolerability of AMG 133 in overweight or obese patients with or without type 2 diabetes mellitus.

–  In our oncology therapeutic area:

–  For bemarituzumab, based on positive Phase 2 study results that demonstrated improvements in patients with human epidermal growth factor receptor 2 negative FGFR2b-positive advanced gastric and gastroesophageal junction cancers, we initiated a Phase 3 study;

–  For tarlatamab, based on our positive Phase 1 study results that demonstrated encouraging antitumor activity in small cell lung cancer (SCLC), we initiated a potentially registrational Phase 2 study of tarlatamab in third-line treatment of SCLC;

–  For BLINCYTO®, a registration enabling study demonstrated superior overall survival with Blincyto treatment added to chemotherapy versus standard of care in newly diagnosed minimal residual disease (MRD)-negative patients with Philadelphia chromosome-negative B-acute lymphoblastic leukemia (ALL); and

–  For LUMAKRAS®/LUMYKRAS®, the global Phase 3 CodeBreaK 200 trial demonstrated superior progression-free survival and a significantly higher objective response rate in patients with KRAS G12C-mutated non-small cell lung cancer (NSCLC) compared with standard of care. To further investigate Lumakras in combination with Vectibix® versus standard of care in patients with third-line metastatic colorectal cancer (mCRC), we initiated a Phase 3 study.

–  We strengthened our portfolio with our acquisition of ChemoCentryx, Inc. and obtained TAVNEOS®, the first approved orally-administered treatment for adult patients with severe active anti-neutrophil cytoplasmic autoantibody (ANCA) vasculitis, an autoimmune disease that leads to inflammation and eventual destruction of small blood vessels.

–  We entered into an agreement to acquire Horizon Therapeutics plc, a biotechnology company focused on first-in-class or best-in-class innovative medicines that address rare autoimmune diseases, including TEPEZZA®, KRYSTEXXA®, and UPLIZNA®.

(1)	TEZSPIRE is being developed in collaboration with AstraZeneca.
(2)	Rocatinlimab is being developed in collaboration with Kyowa Kirin Co., Ltd.

  ï 2023 Proxy Statement    43

Compensation Discussion and Analysis

Strategic Priorities	Importance	Select 2022 Activities

Branded Biosimilars

Our branded biosimilars are fully integrated with, and supported by, our biologic development, manufacturing and global commercial operations capabilities. We use the same development and manufacturing processes, scientific standards, quality systems, and supply chain for our biosimilars as we do for our innovative biologics. Further, the same global commercial team members who interact with providers on our proprietary branded portfolio also represent our branded biosimilars.

•  We continued development of the 11 biosimilars in our current portfolio, including the following advancements:

–  We launched AMJEVITA™, biosimilar to Humira®(1) (adalimumab) in the U.S. in January 2023.

–  We received positive Phase 3 study data demonstrating biosimilarity for:

–  ABP 654 (biosimilar candidate to STELARA®(2) (ustekinumab)) in patients with moderate to severe plaque psoriasis;

–  ABP 938 (biosimilar candidate to EYLEA®(3) (aflibercept)) in patients with neovascular age-related macular degeneration; and

–  ABP 959 (biosimilar candidate to Soliris®(4) (eculizumab)) in adult patients with paroxysmal nocturnal hemoglobinuria.

Global Impact

We are leveraging our global presence to serve patients and customers globally and international expansion is an important part of our growth strategy. Amgen medicines are available to patients in approximately 100 countries worldwide.

•  In fast growing markets in Asia, we continue to expand our presence, including:

–  In China, Repatha and KYPROLIS® were added to the National Reimbursement Drug List, and we currently have four additional marketed products (XGEVA®, BLINCYTO, Otezla®, and Prolia®); and

–  In Japan, TEZSPIRE, our medicine for patients suffering from severe asthma, has been approved; we have six other marketed products in Japan (BLINCYTO, EVENITY®, Repatha, LUMAKRAS, Aimovig®, and Otezla).

Manufacturing Excellence

We are pioneering advanced technologies and implementing more environmentally responsible approaches throughout the Company to increase operational efficiency and reduce our environmental impact. Amgen Ecovation™ is our proprietary approach to innovative and sustainable manufacturing that is integrated into the upfront design, development, and execution of our new laboratory, manufacturing, and administrative buildings. This results in smaller footprint, highly resource efficient biomanufacturing plants that reduce our environmental impact, including reducing consumption of water and energy and producing lower levels of carbon emissions. These facilities also can be built in less time than conventional plants and have lower operating costs.

•  Our newest Rhode Island facility, approved by the U.S. Food and Drug Administration in 2022, expands our manufacturing capacity while utilizing Amgen Ecovation to deliver environmental and operating efficiencies. Amgen Ecovation is also guiding the design and construction of another two new U.S. plants (in Ohio and North Carolina). In addition to helping to advance our 2027 environmental goals, these new facilities will support our ability to meet the demand for our medicines and bring hundreds of jobs to their respective regions while expanding our access to diverse talent.

Continuous Improvement	We prioritize continuous operating improvements to fund innovation. We have embarked on a digital transformation journey to achieve maximum efficiencies and drive innovation.

•  We invested in information technology platforms and established a Company-wide process simplification and automation goal to focus on driving end-to-end simplification of our processes, strive to significantly increase the appropriate use of automation technologies across the Company, and accelerate the adoption of digital automation at all levels of our company to further enable speed and efficiencies in our research, development, and global commercial operations.

Return of Capital

Our strong cash flows and balance sheet allow us to make substantial investments for long-term growth. We also recognize that stockholders who support investment in developing innovative medicines require an appropriate return on the capital they commit to Amgen. We return excess capital through dividends and share repurchases.

•  Invested $9.1B for long-term growth:

–  $4.4B in research and development;

–  $3.8B in acquisitions; and

–  $0.9B in capital expenditures, including investments in manufacturing sites that support our environmental goals.

•  Returned $10.5 billion of capital to stockholders:

–  $4.2B of dividends paid ($1.94 per share per quarter, a 10% per share dividend increase over 2021); and

–  $6.3B in share repurchases.

(1)	Humira is a registered trademark of AbbVie Inc.
(2)	STELARA is a registered trademark of Janssen Biotech, Inc.
(3)	EYLEA is a registered trademark of Regeneron Pharmaceuticals, Inc.
(4)	Soliris is a registered trademark of Alexion Pharmaceuticals, Inc.

44       ï 2023 Proxy Statement

Compensation Discussion and Analysis

Our Approach to Environmental Sustainability, Social Responsibility, and Corporate Governance

Consistent with our commitment to the long-term and our mission to serve patients, we are focused on building a sustainable business. To that end, our environmental sustainability, social responsibility, and corporate governance (ESG) activities are integrated into our business pursuits and overseen by our Board.

Our 2027 environmental sustainability plan features ambitious targets on carbon emissions, water conservation, and waste reductions. The plan, our third since 2007, includes a goal of achieving carbon neutrality(1) in our operations by 2027. The plan also includes goals to reduce water use by 40% and waste disposed by 75%.(1) After the successful delivery on our ESG goal under our 2021 annual cash incentive plan, our Compensation and Management Development Committee, or Compensation Committee, approved an expanded ESG goal for our 2022 plan designed to hold ourselves accountable for our 2027 environmental sustainability goals and to expand the number of leaders directly responsible for action in support of our diversity, inclusion, and belonging program. This 2022 ESG goal focused on these two areas by requiring:

•

Timely achievement of specific conservation targets for carbon, water, and waste disposed in 2022, measured as a percentage of our 2027 environmental plan goals, and establishment of a Company approved strategy for engaging certain key suppliers to improve their Scope 3 carbon emissions; and

•

Establishment and completion of diversity, inclusion, and belonging action plans in 2022 by leaders at the director and above levels to drive ownership and accountability for these activities deeper into the organization with a target goal of 90% participation.

For additional discussion, please see “Aligning Pay With Performance” and “Implementation of Our Strategic Priorities—2022 Annual Cash Incentive Plan,” and “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards—2022 Company Performance Goals” below. A description of our ESG efforts can be found in the “Corporate Governance” section, including the subsection “—Our Approach to Environmental Sustainability, Social Responsibility, and Human Capital Management.”

(1)

Carbon neutrality goal refers to Scope 1 and 2. Reductions take into account only verified reduction projections, do not take into account changes associated with the contraction or expansion of the Company and are measured against a 2019 baseline.

  ï 2023 Proxy Statement    45

Compensation Discussion and Analysis

Our Compensation Best Practices

What we do

✓	Majority of compensation is performance based: A substantial majority of NEO compensation is performance based and at risk.

✓

Clawback Policy(1): Our Board is required to consider the recapture of past cash or long-term incentive, or LTI, equity award payouts to our NEOs if the amounts were determined based on financial results that are later restated and the NEOs’ misconduct is determined by the Board to have caused the restatement.

✓	Recoupment Provisions for Misconduct: Our recoupment mechanisms include:

✓

Cash Incentive Compensation Plan Recoupment Provisions: Recoupment provisions applicable to all staff members that expressly allow the Compensation Committee to determine that annual cash incentive awards are not earned fully, or in part, where such employee has engaged in misconduct that causes serious financial or reputational damage to the Company.

✓

Equity Recoupment Policy: The Compensation Committee has adopted a policy that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of any stock options (granted after December 31, 2020) should an executive officer be terminated for engaging in misconduct that caused serious financial or reputational damage to the Company.

✓

Stock ownership and retention guidelines: We have a six times base salary ownership requirement for our Chief Executive Officer. Our Executive Vice Presidents and Senior Vice Presidents have three times and two times base salary ownership requirements, respectively. Officers are required to hold shares of our Common Stock acquired through the vesting of restricted stock units, or RSUs, the payout of performance units, or the exercise of stock options until they have reached the required stock ownership level. Compliance with this policy is assessed annually and all executive officers, including our NEOs, who were expected to meet such guidelines by December 31, 2022, were in compliance.

✓

Minimum vesting periods: Our equity incentive plan provides that our equity awards are subject to a minimum vesting period of no less than one year for 95% of equity awards granted. Our grants generally vest over four years, with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date.

✓	Performance-based equity: Our LTI equity award grants are primarily (80%) performance-based, with 50% in the form of three-year performance units.

✓

Independent compensation consultant: The Compensation Committee retained and sought advice from Frederic W. Cook & Co., or FW Cook, to assist the Compensation Committee in its review and determination of executive compensation.

✓

Amgen Values: The Amgen Values overlay our Company performance goals and the Compensation Committee assesses each NEO’s annual compensation, including the annual incentive award, based on compliance with these internal standards.

✓

EEO-1 Disclosure: To enhance transparency around the composition of our workforce, we disclose our annual Consolidated EEO-1 Report after our submission of the report to the U.S. Equal Employment Opportunity Commission.

What we don’t do

×

No alterations to our established goals to respond to changing business conditions (for example, we have not made any changes to established goals in response to the occurrence or challenges of the pandemic).

×

No hedging or pledging: With respect to our Common Stock, all of our staff members and Board members are prohibited from engaging in short sales, purchasing or pledging our Common Stock on margin(2), or entering into any hedging, derivative, or similar transactions.

×	No re-pricing or backdating: We have strong LTI equity award plans and policies that prohibit re-pricing or backdating of equity awards.
×

No tax gross-ups: We do not provide tax gross-ups, except for business-related payments such as reimbursement of certain relocation expenses on behalf of newly hired and current executives who agree to relocate to work on the Company’s behalf.

×

No single-trigger and no gross-ups in the event of a change of control: We do not have “single-trigger” equity vesting acceleration upon a change of control for RSUs and stock options and do not provide tax gross-ups on change of control payments.

×	No excessive perks: Our perquisites are limited to those with a clear business-related rationale.
×	No employment agreements: We do not have employment contracts or guaranteed bonuses, other than in countries where they are required by law.
×

No dividends paid on unvested equity: Dividends equivalents accrue on our performance units and RSUs, but are paid out in shares of our Common Stock only when, and to the extent that, the underlying award is earned and vested. Stock options do not have dividend equivalent rights.

×	No defined benefit pension or supplemental executive retirement plan (SERP) benefits or “above market” interest on deferred compensation.

(1)

For further information on our compliance with the NASDAQ Stock Market listing standards related to the Securities and Exchange Commission’s rules regarding clawbacks of erroneously awarded incentive-based compensation, please see “Compensation Policies and Practices” below.

(2)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

46       ï 2023 Proxy Statement

Compensation Discussion and Analysis

Aligning Pay With Performance

A substantial majority of each NEO’s compensation is at risk and earned based on our execution of our strategy and performance. Our annual cash and long-term equity incentive programs promote focus on activities supporting the execution of our strategic priorities as well as near-and long-term stockholder value creation with compensation earned based on our financial, operating, and stock price performance.

Our Executive Compensation Objectives

Our executive compensation program is designed to achieve the following objectives:

•	Pay for performance in a manner that strongly aligns with stockholder interests by rewarding both our short- and long-term performance.
•	Drive our business strategy by positioning our staff to execute on our strategic priorities in the near- and longer-term.

•	Attract, motivate, and retain the highest level of talent by providing competitive compensation, consistent with their roles and responsibilities, our success, and their contributions to this success.

•	Mitigate compensation risk by maintaining pay practices that reward actions and outcomes consistent with the sound operation of our Company and with the creation of long-term stockholder value.

•	Consider all Amgen staff members in the design of our executive compensation programs, to ensure a consistent approach that encourages and rewards all staff members who contribute to our success.

Implementation of Our Strategic Priorities

Our 2022 Performance

We delivered strong performance in 2022. We advanced our innovative and biosimilar pipeline, launched new products, completed strategic transactions augmenting our pipeline and research capabilities and adding an innovative product to our portfolio, and continued to provide uninterrupted supply of our medicines globally. We accomplished these objectives while maintaining our approach to capital allocation and advancing our ESG efforts.

Our strong cash flows and balance sheet allowed for significant investment in 2022 for long-term growth through internal research and development, strategic business acquisitions (including acquiring ChemoCentryx and entering into an agreement to acquire Horizon Therapeutics), and capital projects (including our Ohio and North Carolina manufacturing facilities), while simultaneously providing substantial returns to stockholders through dividends and share repurchases.

In 2022, while investing $4.4 billion in research and development, $3.8 billion in strategic business acquisitions, and $0.9 billion in capital projects, we also returned $10.5 billion of capital to our stockholders ($4.2 billion of dividends and $6.3 billion in share repurchases).

We increased our quarterly dividend per share 10% over 2021 (to $1.94 per share per quarter for 2022). Our annualized dividend per share has increased 593% since the inception of our dividend in 2011.

Annual Dividend Increases

593% dividend per share increase since inception

Depicted below is our one-year, three-year, five-year, and 10-year total shareholder return, or TSR, for the period ending December 31, 2022. As shown, we delivered long-term shareholder value and returns with one-year and ten-year TSRs of 20% and 294%, respectively, outperforming our peer group and the Standard & Poor’s 500 Index, or S&P 500, for these periods.

Total Shareholder Return

  ï 2023 Proxy Statement    47

Compensation Discussion and Analysis

Impact of the COVID-19 Pandemic

Over the course of the COVID-19 pandemic we have experienced changes in demand for some of our products as fluctuations in the frequency of patient visits to doctors’ offices have impacted the provision of treatments to existing patients and reduced diagnoses in new patients. 2021 performance was negatively impacted by the pandemic suppressing new patients starting treatment and, in 2022, the pandemic continued to impact the healthcare sector and our business, to varying degrees across our markets. We continue to work to mitigate COVID-19 effects on our drug development activities and future study enrollment in our clinical trials around the world and remain focused on supporting our active clinical sites in their providing care for patients and in our providing investigational drug supply.

2022 Annual Cash Incentive Plan

Earned amounts from our 2022 annual cash incentive plan are tied directly to our performance based on pre-established financial and operating performance goals designed to drive execution of our strategic priorities.

Goal	Weighting	% of Target Earned	Weighted Score Achieved(1)

1. Financial Performance			69.4%

a. Revenues Target $25.857B Results $26.323B	30%	120.7%

b. Non-GAAP Net Income(2) Target $9.319B Results $9.570B	30%	110.5%

2. Progress Innovative Pipeline			30.1%

a. Advance Early Pipeline	10%	81.8%

b. Execute Key Clinical Studies and Regulatory Filings	20%	109.4%

3. Deliver Annual Priorities			21.7%

a. Environmental, Social, and Governance	5%	207.8%

b. Process Simplification and Automation	5%	225.0%

Final Score			121.0%

1. We delivered strong performance.

(a) Revenues and (b) non-GAAP net income

Our original 2022 guidance (provided in February 2022) for revenues (between $25.4 and $26.5 billion) and non-GAAP earnings per share, or EPS(2) (between $17.00 and $18.00) bracketed our 2021 actuals of $26 billion and $17.10, respectively. 2021 performance was negatively impacted by the ongoing COVID-19 pandemic suppressing new patients starting treatment and our performance under our 2021 Revenue Goal was below target despite still growing revenues and non-GAAP net income in 2021. In March 2022, our Compensation Committee established 2022 Revenues and non-GAAP net income goals with targets derived from the midpoint of our 2022 revenue guidance and correlated to the midpoint of our 2022 non-GAAP EPS guidance, respectively. Although these targets were below those of 2021 by 1.4% and 2.1%, respectively, the Compensation Committee believed that, as they were derived from our 2022 guidance which represents our best understanding of our performance expectations for 2022 and aligned with investor expectations, they were appropriate.

Due to the focus of and execution by our executive leaders and the efforts of our entire Company, our financial performance exceeded expectations, resulting in performance above target for both of our Revenues (120.7%) and non-GAAP net income (110.5%) goals.

2. We progressed our pipeline.(3)

a. Early pipeline

We advanced our early pipeline in 2022:

•

We generated six new product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans), for product candidates being studied in inflammation (asthma, atopic dermatitis, and systematic lupus erythematosus), cardiovascular (for obesity and/or nonalcoholic steatohepatitis (NASH)), and oncology (for the treatment of solid tumors and SCLC).

•

We initiated five first-in-human studies, including for product candidates being studied for the treatment of obesity and in oncology (including for the treatment of solid tumors, prostate cancer, and hematologic malignancies).

•	We advanced two clinical-stage programs – AMG 133 (for obesity) and TAVNEOS (following our acquisition of ChemoCentryx).

(1)	Percentages do not total to final score due to rounding.
(2)

Non-Generally Accepted Accounting Principles, or non-GAAP, net income for purposes of the 2022 Company performance goals of our annual cash incentive plan and non-GAAP EPS are reported and reconciled in Appendix B.

(3)	For information regarding our significant pipeline advancements, please refer to our Form 10-K for the year ended December 31, 2022.

48       ï 2023 Proxy Statement

Compensation Discussion and Analysis

b. Key clinical studies and regulatory filings

We made progress on our key clinical studies and regulatory filings in 2022.

Inflammation:

•

Tezspire (our first-in-class monoclonal antibody that inhibits the action of thymic stromal lymphopoietin (TSLP)) was approved in the European Union and Japan for the treatment of patients with severe asthma who are inadequately controlled with inhaled corticosteroids and other long-term maintenance therapies. Also, in 2022, Phase 3 studies investigating Tezspire as a treatment in patients with severe asthma and in patients with eosinophilic esophagitis were initiated.

•

We initiated the Phase 3 ROCKET program for rocatinlimab (a potential first-in-class monoclonal antibody that inhibits OX-40) based on the positive Phase 2 study results that demonstrated improvement in patients with moderate to severe atopic dermatitis.

•

We strengthened our portfolio with our October 2022 acquisition of ChemoCentryx, Inc., a biopharmaceutical company focused on orally-administered therapeutics to treat autoimmune disease, inflammatory disorders, and cancer. With this acquisition, we obtained TAVNEOS, the first approved orally-administered treatment for adult patients with severe active ANCA vasculitis. We are also investigating Tavneos in other inflammatory diseases, including trials in hidradenitis suppurativa (a severe and deforming chronic dermatological condition) and complement 3 glomerulopathy (a rare genetic kidney disease).

•	We launched Amjevita (biosimilar to Humira (adalimumab)) in the U.S. in January 2023.

•

Our positive Phase 3 study for ABP 654 (biosimilar candidate to STELARA (ustekinumab) and a monoclonal antibody that inhibits IL-12 and IL-23) in patients with moderate to severe plaque psoriasis met its primary endpoint of biosimilarity.

•

Our positive Phase 3 study for ABP 938 (biosimilar candidate to EYLEA (aflibercept) and a vascular endothelial growth factor receptor (VEGFR) Fc fusion protein) in patients with neovascular age-related macular degeneration met its primary endpoint of biosimilarity.

In addition to these key clinical studies and regulatory filings, in December 2022, we entered into an agreement to acquire Horizon Therapeutics, a biotechnology company focused on first-in-class or best-in-class innovative medicines that address rare autoimmune diseases, including TEPEZZA (for the treatment of patients with Thyroid Eye Disease), KRYSTEXXA (for the treatment of patients with uncontrolled gout), and UPLIZNA (for the treatment of patients with neuromyelitis optica spectrum disorder). We believe that this acquisition will strengthen our portfolio and leverage our decades of established leadership in inflammation and we have the global scale to capitalize on the growth potential of Horizon’s products.

Cardiovascular

•

Open label extension (OLE) studies to our Phase 3 FOURIER cardiovascular outcomes trial of patients with ASCVD who were already receiving statin therapy showed that Repatha was safe and well-tolerated for more than eight years and that, over the duration of follow-up, these patients had a reduction in adverse cardiovascular outcomes with earlier initiation of Repatha. Repatha is our human monoclonal antibody that inhibits PCSK9 that is approved to help patients lower low-density lipoprotein (bad) cholesterol and reduce their risks of heart attack and stroke.

•

Based on the positive results Phase 2 study results for Olpasiran (a first-in-class small interfering RNA (siRNA) that lowers Lp(a)) evaluating olpasiran in patients with elevated Lp(a) that demonstrated rapid, significant, and sustained reduction in Lp(a), we initiated a Phase 3 cardiovascular outcomes trial to assess the impact of olpasiran treatment on major cardiovascular events in patients with ASCVD and elevated Lp(a).

•

Based on our positive Phase 1 study results evaluating AMG 133 (a first-in-class multispecific that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon-like peptide 1 (GLP-1) receptor) that demonstrated significant dose-dependent weight-loss in obese patients, we initiated a Phase 2 study to further evaluate the efficacy, safety, and tolerability of AMG 133 in overweight or obese patients with or without type 2 diabetes mellitus.

Oncology:

•

Based on our positive Phase 2 study results evaluating bemarituzumab (a first-in-class monoclonal antibody that inhibits fibroblast growth factor receptor 2b (FGFR2b)) for the treatment of patients with human epidermal growth factor receptor 2 negative FGFR2b-positive advanced gastric and gastroesophageal junction cancers, we initiated a Phase 3 study. We are investigating bemarituzumab as a treatment for other solid tumors that express FGFR2b, including squamous cell NSCLC.

•

Our positive Phase 1 study results for tarlatamab (a half-life extended anti-delta-like ligand 3 (DLL3) x anti-CD3 bispecific T cell engager (BiTE®) molecule) demonstrated encouraging antitumor activity (with median duration of response of 13 months) in SCLC. Based on these results, we initiated a potentially registrational Phase 2 study of tarlatamab in third-line treatment of SCLC. We are also investigating tarlatamab in earlier lines of therapy, in patients with relapsed/refractory SCLC, and in neuroendocrine prostate cancer

•

A registration enabling study for Blincyto (our anti-CD19 x anti-CD3 BiTE molecule) demonstrated superior overall survival with Blincyto treatment added to chemotherapy versus standard of care in newly diagnosed minimal residual disease (MRD)-negative patients with Philadelphia chromosome-negative B-ALL. We are continuing to investigate the subcutaneous route of administration in this setting and in earlier lines of treatment.

  ï 2023 Proxy Statement    49

Compensation Discussion and Analysis

•

LUMAKRAS/LUMYKRAS (our treatment for patients with KRAS G12C-mutated locally advanced or metastatic NSCLC) was approved by regulatory authorities in the European Union and Japan. The global Phase 3 CodeBreaK 200 trial demonstrated superior progression-free survival and a significantly higher objective response rate in patients with KRAS G12C-mutated NSCLC compared with standard of care. To further investigate Lumakras in combination with Vectibix® versus standard of care in patients with third-line metastatic colorectal cancer (mCRC), we initiated a Phase 3 study. Additionally, we are continuing to explore novel combinations and advancing a comprehensive global clinical development program in NSCLC, colorectal cancer, and other solid tumors to further explore the potential of Lumakras.

•	ABP 959 (biosimilar candidate to Soliris (eculizumab)) demonstrated biosimilarity in adult patients with paroxysmal nocturnal hemoglobinuria.

3. We delivered on our annual priorities.

a. Environmental, social, and governance

•

To challenge our execution on our environmental sustainability 2027 goals, we established a Company environmental goal to develop processes and capabilities across the enterprise, with the following requirements:

–

Achievement of conservation targets that meet specific percentage reductions for each of the three goal components (total carbon reduction, total water reduction, and total waste reduction) in 2022 that advance towards our 2027 environmental sustainability goals; and

–	Establishment of a Company approved strategy for engaging certain key suppliers across the enterprise to improve their Scope 3 carbon emissions.

Our early achievement of the pre-specified percentage reductions for each of the carbon, water, and waste components as well as accelerated establishment of a Company approved Scope 3 supplier engagement strategy resulted in maximum achievement of this goal.

As part of our continuing work towards advancing our 2027 carbon neutrality(1) target, our Scope 1 and 2 carbon emissions and Scope 3 supplier engagement targets were approved by the Science Based Targets initiative (SBTi).

Our Environmental Sustainability 2027 Goals(1) • Achieve carbon neutrality in our operations; • Reduce water consumed by 40%; and • Reduce waste disposed by 75%.
•

To drive ownership and accountability deeper into the organization, our diversity, inclusion, and belonging goal expanded the number of leaders accountable for acting to actively communicate our culture of belonging to all staff. Leaders at the director and above levels were required to establish, document, and execute diversity, inclusion, and belonging action plans in 2022 with a target goal of 90% participation.

-	We achieved 97% participation with leaders establishing, documenting, and executing on their diversity, inclusion, and belonging action plans in 2022.

b. Simplification and automation

To drive further efficiencies and speed throughout our drug discovery, development, manufacturing, and marketing efforts, we established this goal to challenge our employees to drive end-to-end simplification of our processes and increase the appropriate use of automation technologies across our Company to accelerate the adoption of digital automation at all levels of the organization. We achieved five resourced and funded end-to-end process simplification initiatives and implemented 360 automations in 2022; the maximum of the targets set for this goal.

We delivered on additional strategic priorities.

• Amgen Ecovation is our proprietary biomanufacturing approach. Based on the successful operation of our innovative manufacturing facility in Singapore licensed in 2017, we built and received regulatory approval of a second such plant in the U.S. in Rhode Island (licensed in January 2022). Our Rhode Island biomanufacturing plant expands our ability to manufacture protein-based medicines and also creates a substantial number of additional highly skilled manufacturing positions in the U.S. Both the Singapore and Rhode Island plants have a smaller manufacturing footprint than traditional plants and a reduced environmental impact, including reduced consumption of water and energy and lower levels of carbon emissions. They also are built in less time than traditional plants and have lower operating costs.

•	Investment in Two Additional U.S. Facilities. We are currently building two new environmentally friendly U.S. facilities to meet the demands for our medicines.

–	Product assembly and packaging plant in Ohio and multi-product drug substance manufacturing plant in North Carolina.

–

Both facilities will utilize cutting edge technologies to be much more efficient and environmentally friendly than traditional plants, supporting our 2027 carbon neutrality goal.(1) We expect to bring hundreds of full-time jobs to these regions while expanding our access to diverse talent.

(1)

Carbon neutrality goal refers to Scope 1 and 2 emissions. Reductions take into account only verified reduction projections, and do not take into account changes associated with the contraction or expansion of the Company and are measured against a 2019 baseline.

50       ï 2023 Proxy Statement

Compensation Discussion and Analysis

• Our high quality branded biosimilars provide expanded access to important medicines for patients, offering more affordable options in our therapeutic areas. We have 11 biosimilars in our current portfolio, five that have been approved in the U.S., three in the EU, and three in Phase 3 development.

•	Our branded biosimilars are fully integrated with our biologic development, manufacturing, and global commercial operations capabilities:

–	We use the same development and manufacturing processes, scientific standards, quality systems, and supply chain for our biosimilars as we do for our innovative biologics; and

–

The same global commercial team members who interact with providers on our proprietary branded portfolio also represent our branded biosimilars and are able to help providers and patients with the transition from a branded product to a biosimilar.

Performance Under Our Long-Term Incentive Program

Our LTI compensation plan is tied directly to our stock performance and key annual operational metrics and aligns with long-term value creation for our stockholders.

80% of our annual LTI equity award grants are performance-based, aligning compensation with long-term value creation for our stockholders. Performance units comprise 50% of our annual LTI equity award grants. The goal design and all measurement targets are established at the beginning of each three-year performance period and, for the 2020-2022 performance period, were earned based on our performance as measured against pre-established annual targets for the equally weighted non-GAAP operating measures of EPS growth and return on invested capital, or ROIC, with a three-year relative TSR modifier of +/-30 percentage points. ROIC was included as a measure and rigorous targets were set to reflect our ongoing focus on remaining operationally disciplined in our management of our capital. However, during the performance period, we took advantage of several important acquisition opportunities, including Five Prime Therapeutics, Teneobio, Inc., and ChemoCentryx, that we believed were important to support the Company’s business and longer-term performance, but that negatively impacted our ROIC for the performance period. For the 2020-2022 performance period, our ROIC operating measure performance was below target (94%). However, as we delivered strong three-year average EPS growth (126.9%) for the performance period, when both measures were averaged, our total operating measures score was 110.4%.

Target TSR performance over the three-year performance period is set at the 50th percentile relative to the TSRs of the companies in the S&P 500. For relative TSR performance below the 50th percentile, there is a reduction in the total percentage of performance units earned for the performance period. Our TSR performance ranking relative to the TSRs of the companies in the S&P 500 for the three-year performance period ranked at the 32nd percentile of S&P 500 companies and resulted in a TSR modifier for the 2020-2022 performance period of -21.5 percentage points for a payout of 88.9% of performance units granted. A detailed depiction of our performance under these operating measures and the resulting calculation is on the next page.

  ï 2023 Proxy Statement    51

Compensation Discussion and Analysis

2020-2022 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the beginning of the three-year performance period and no alterations were made to respond to changing business conditions (i.e., the occurrence or challenges of the pandemic).

The Compensation Committee constructed the 2020-2022 performance period (January 1, 2020 to December 31, 2022) design retaining the same two operating measures as the 2019-2021 performance period of non-GAAP EPS growth and ROIC weighted equally in each year (one-half per measure) and relative TSR modifier (+/-30 percentage points). The TSR modifier cannot exceed target (100%) regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero.

2022 Operating Measures and Performance for the 2020-2022 Performance Period

Non-GAAP(1) Operating Measures	Minimum (30%)	Low (80%)	Target (100%)	High (120%)	Maximum (170%)	2022 Performance
EPS Growth ($)						99.6%
	≤$8.50	$10.50	$17.31	$19.60	≥$21.60
		($17.18 actual)
ROIC(2) (%)						95.2%
	≤15%	17%	25%	28%	≥30%
		(23.1% actual)
						97.4%

(1)

The non-GAAP operating measures (EPS growth and ROIC) with respect to the 2020–2022 performance period are as reported and reconciled in Appendix B, except that operating measures for 2022 performance were further adjusted to include the impacts of losses on equity investments as prescribed by the 2020-2022 performance goals document when it was established in March 2020. For this purpose, 2022 non-GAAP net income was decreased by $274 million, or $0.51 per share, and the tax rate used to calculate ROIC was adjusted accordingly to approximately 13.4%, resulting in a 0.1% increase in ROIC.

(2)

For the 2020-2022 performance period, ROIC includes cash in invested capital to better align with our strategic priority of “Innovative Medicines” (which contemplates pursuit of innovation both internally and externally) by removing certain potential disincentives for acquisitions that could yield innovative medicines and drive shareholder value.

(3)

Our targets for our 2020 and 2021 performance were disclosed under the 2020-2022 Performance Goals in our 2021 Proxy Statement filed with the SEC on April 6, 2021 and our 2022 Proxy Statement filed with the SEC on April 5, 2022, respectively.

(4)	TSR Measurement Points = average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

52       ï 2023 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentive Equity Award Design in 2022

In December 2021 and March 2022, the Compensation Committee reviewed, evaluated, and established a performance award goal design for the 2022-2024 performance period (January 1, 2022 to December 31, 2024) with input from management and FW Cook, to reflect stockholder discussions and continue to drive operating performance and financial discipline. For the 2022-2024 performance period, the Compensation Committee retained the same performance award goal design as that of the 2021-2023 performance period with the non-GAAP operating measures of EPS and ROIC weighted equally in each year measured against targets and goals pre-established at the beginning of the three-year performance period for each year of the performance period. The Compensation Committee selected non-GAAP

EPS to drive delivery of value to stockholders and ROIC to reflect our ongoing focus on remaining operationally disciplined in our management of our capital. The Compensation Committee also retained the TSR modifier of +/-30 percentage points and the requirement that the TSR modifier cannot exceed target (100%) regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero. This requirement ensures a stronger tie to stockholders’ interests and investment experience in a challenging market. A detailed depiction of the 2022-2024 performance period goal design can be found in “Elements of Compensation and Specific Compensation Decisions—2022-2024 Performance Period Goal Design and Award Calculation.”

Positive 2022 Say on Pay Vote Outcome and Compensation Design Changes in Response to 2022 Stockholder Input

In 2022, we received 89% stockholder support on our say on pay advisory vote. Our directors and management recognize the benefits of robust dialogue with our stockholders and we have engaged consistently in broad, direct, governance-focused stockholder outreach since 2011. Consistent with prior years’ practices, since our 2022 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders comprising approximately 51% of our outstanding shares. In addition to these governance-focused outreach activities, we have increased our participation in investor events and engagement sessions by 40% over the past five years.

We will continue to solicit the perspectives of our investors and share such perspectives with our Board. Among other topics, we invite dialogue with our stockholders regarding compensation best practices and policies to help inform our compensation program review process.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

  ï 2023 Proxy Statement    53

Compensation Discussion and Analysis

Feedback From Our Stockholders and Responsive Actions Taken by Our Board

In 2022, stockholder engagement included discussion of questions related to our political engagement and ESG activities. The predominant feedback from investors with respect to our compensation and governance practices was that they are satisfied with our compensation program and governance practices. Stockholder feedback is shared with our Board. We will continue to engage with our stockholders to be sure we understand and address any concerns.

Examples of Actions Taken By the Board in Response to Stockholder Feedback Expanded and enhanced a number of our disclosures, including our:
–	Board gender and racial/ethnic diversity;	–	Alignment of compensation program with strategic priorities;
–	Data from our annual Consolidated EEO-1 Report;(1)	–	Antitrust and competition oversight by our Corporate Responsibility and Compliance Committee; and
–	Reporting to several environmental standards and guidelines, including the SASB(2) standards for our industry; Drug pricing practices;
–		–	Oversight of political contributions, memberships in trade and industry associations, and lobbying.

(1)	Beginning with our Consolidated EEO-1 Report filed in 2021.
(2)	Sustainability Accounting Standards Board.

54       ï 2023 Proxy Statement

Compensation Discussion and Analysis

Our 2022 Compensation Program Highlights and Objectives

Total Target Direct Compensation Focuses on At Risk Compensation (91% for our CEO and 84% for our other NEOs)

79% 8% 13% 92 % At Risk 69% 16% 15% 84% At Risk CEO 92% Pay at risk 76% performance based Other NEOs 84% pay at risk 71% performance based LTI Equity Awards Annual Cash Incentive Awards base Salary LTI Equity Awards provide a direct link to the creation of stockholder value and execution of our strategy. Align NEOs interests with stockholders. Foster long-term focus and retention. Annual Cash Incentive Awards our Compensations Committee annually approves Company performance goals that are designed to focus and align alla staff members on delivering on our financial performance and operational objectives to support our strategic priorities to drive the execution of our strategy in the near- and longer-term. NEO performance is measured against these pre-established Company performance goals. Designed to motivate NEOs to meet or exceed our Company performance goals to drive performance and position us for longer-term success via our strategy. Base Salary Provides a degree of financial certainty that helps us retain talent. Recognizes competitive market conditions and/or rewards individual performance through periodic increases. LTI Equity Award Allocation 50% Performance Units Rights to earn shares of our Common Stock. Performance goals established at the beginning of each threeyear period of the performance award program. Number of performance units earned is determined by our performance as measured against these pre-established performance goals at the end of the three-year performance period. No guarantee of any value realized from the grants; earned only if the specific performance goals are achieved over the performance period. 30% Stock Options* Aligned with stockholder interests as they only have value if the Companys stock price increases after grant. 20% Restricted Stock Units* Designed to encourage retention and long-term value creation. *Vesting: Stock options and RSUs generally vest over four years in three approximately equal installments on the second, third, and fourth anniversaries of the grant date. The delay in the commencement of vesting further emphasizes the long-term performance focus of our LTI equity award program and enhances retention. 80% Performance Based

  ï 2023 Proxy Statement    55

Compensation Discussion and Analysis

How Compensation Decisions Are Made For Our Named Executive Officers

  Roles and Responsibilities

Compensation Committee Board Committee composed solely of independent directors

•   Oversees the development and effective succession planning of our CEO and other members of Senior Management.

•   Evaluates the performance of our CEO within the context of the financial and operational performance of the Company.

•   Determines and approves compensation packages for our CEO, other NEOs, Executive Vice Presidents, Senior Vice Presidents, Section 16 officers, and the Chief Audit Executive (collectively, “Senior Management”).

•   Reviews and approves compensation programs in which our NEOs participate.

•   Oversees the Board’s relationship with, and response to, stockholders on executive compensation matters.

•   Exercises the sole authority to select, retain, replace, and/or obtain advice from independent compensation consultants, legal counsel, and other outside advisors.

Consultant to the Compensation Committee Frederic W. Cook & Co., Inc., Independent consultant to, and retained directly by, the Compensation Committee

•   Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee.

•   Provides advice and studies on the appropriateness and competitiveness of:

–  our compensation program relative to market practice for our NEO compensation;

–  our equity programs; and

–  the selection of our peer group.

•   Consults, advises, and makes recommendations, when requested, on executive compensation trends and developments, various compensation matters and compensation program designs and practices to support our business strategy and objectives.

•   Coordinates and reviews the appropriateness of market data compiled by management.

•   At the direction of the Compensation Committee, works with management to assess the potential risks arising from our compensation policies and practices.

CEO Assisted by the Senior Vice President, Human Resources and other Company staff members

•   Conducts performance reviews of the other NEOs and makes recommendations to the Compensation Committee with respect to compensation of other members of Senior Management.

•   Provides recommendations on the development of and succession planning for the members of Senior Management.

Our Values

The Amgen Values, formalized in 1996, guide how we execute on our strategy, conduct our business, and what we reward.

• Be science-based;	• Trust and respect each other;
• Compete intensely and win;	• Ensure quality;
• Create value for patients, staff, and stockholders;	• Work in teams; and
• Be ethical;	• Collaborate, communicate, and be accountable.

Annual performance reviews for all staff members are designed to weight equally what was accomplished as well as how it was accomplished in accordance with the Amgen Values

56       ï 2023 Proxy Statement

Compensation Discussion and Analysis

Retaining and Attracting Executive Talent

The Compensation Committee recognizes the unique demands of our industry, including its complex regulatory and reimbursement environment, and the challenges of running an enterprise focused on the discovery, development, manufacture, and commercialization of biologic medicines to address serious illness. The Compensation Committee believes that these unique demands require executive talent that has significant industry experience as well as, for certain key functions, specific scientific expertise to oversee research and development activities and the complex manufacturing requirements of biologic products. Further, the Compensation Committee believes that these very particular skills and capabilities limit the pool of talent from which we can recruit and also cause our employees to be highly valued and sought after in our industry. These factors inform the compensation decisions of the Compensation Committee.

Use of Independent Compensation Committee Consultant

For 2022, to assist the Compensation Committee in its review and determination of executive compensation, the Compensation Committee retained and directed the nature of the activity between FW

Cook, an independent consultant, and management. Cimi Silverberg, Managing Director of FW Cook, worked directly with the Compensation Committee in the role of its independent consultant, undertaking the responsibilities previously described in “How Compensation Decisions Are Made For Our Named Executive Officers” and, in 2022, including providing advice and consultation regarding regulatory updates, selection of our peer group, and market competitiveness of our executive compensation programs. The Company did not engage FW Cook for any other services at the Company in 2022.

On an annual basis, FW Cook reviews our peer group with the Compensation Committee to determine whether the peer group remains appropriate. In July 2022, FW Cook recommended the continued use of the objective criteria previously established and to make no changes to the peer group and that the non-U.S. peer group companies be given a lower weighting than U.S. peer group companies to recognize that the non-U.S. peers reflect differences in law, stockholder influences, and governance practices. Based, in part, on these recommendations from FW Cook, as well as a review of the objective criteria, the Compensation Committee determined that this peer group, composed of 14 companies (nine of which are based in the U.S.) remains appropriate.

  ï 2023 Proxy Statement    57

Compensation Discussion and Analysis

How We Establish Our Peer Group

2022 Peer Group Companies We focus on biotechnology and pharmaceutical companies with which we compete for executive talent.
Objective Criteria Considered	2022 Peer Group (Companies in blue also list Amgen as a peer)

•   GICS codes of biotechnology (352010) and pharmaceuticals (352020);

•   12-month average market capitalization between 0.25 and 4.0x that of Amgen’s average market capitalization for the same period;(1)

•   Trailing four-quarter revenues between 0.25 and 4.0x that of Amgen’s revenues;(1)

•   Non-U.S. peers limited to those commonly identified as a “peer of peers”;

•   Competitors for executive talent;

•   Companies of comparable scope and complexity;

•   Competitors for equity investor capital;

•   Companies that identify us as their direct peer; and

•   Companies with similar pay practices.

•   AbbVie Inc.*

•   AstraZeneca plc

•   Biogen Inc.*

•   Bristol-Myers Squibb Company*

•   Eli Lilly and Company*

•   Gilead Sciences, Inc.*

•   GlaxoSmithKline plc

•   Johnson & Johnson*

•   Merck & Co., Inc.*

•   Novartis AG

•   Pfizer Inc.*

•   Regeneron Pharmaceuticals, Inc.*

•   Roche Holding AG

•   Sanofi S.A.

*	U.S.-based
(1)	For purposes of the 2022 peer group analyses:

	Market Capitalization(a)	Revenues(b)
Amgen	$137 billion	$26 billion
Relative Peer Group Position	2nd quartile	1st quartile

(a)	Represents the 12-month average market capitalization as of May 31, 2022.
(b)

Represents revenues for the trailing four quarters ended March 31, 2022. Revenues for GlaxoSmithKline plc, Roche Holding AG, and Sanofi S.A. were converted into U.S. dollars using Standard & Poor’s Capital IQ.

Peer Group Data Sources

Our primary data sources for evaluating all elements of compensation for our CEO is data compiled by FW Cook from SEC filings of our peer group, including for the 25th, 50th, and 75th percentiles of the specific compensation elements paid to CEOs in our peer group. For our other NEOs, our primary data sources for evaluating all elements of compensation are the Willis Towers Watson Pharmaceutical Human Resources Association Executive Compensation Survey, or PHS Survey, which provides peer company data, augmented by available data from proxy statements filed with the SEC for companies in our peer group. Our Executive Vice President, Global Commercial Operations role held by Mr. Gordon is well-matched in the PHS Survey. However, this role is not consistently well-represented in the peer group proxy statements and, as a result, to reflect the scope and criticality of the role, is instead benchmarked to the second highest paid named executive officer in such filings. Further, as a result of our single business unit structure, our Executive Vice President, Operations role held by Mr. Santos is not well-matched in either the PHS Survey or the peer group proxy statements as this role at our Company oversees a significantly broader scope of responsibilities. Due to this lack of comparability, the compensation for our Executive Vice President, Operations is determined in relation to the compensation decisions made for our other Executive Vice President roles. Based on this data (to the extent applicable), the Compensation Committee is presented with a comparison of each NEO on a position or pay rank basis (based on this data and to the extent applicable), with an analysis of each element of direct compensation for such NEO at the 50th and 75th percentile of the peer group. Because PHS Survey and proxy statement data is only available for the previous calendar year, consistent with generally accepted practice, base pay data is aged forward to the current year based on expected salary movement. Annual cash incentive award and LTI equity award market data are not adjusted for aging.

58       ï 2023 Proxy Statement

Compensation Discussion and Analysis

The “Market Median,” as applicable, is determined for our CEO and our other NEOs based on the prior year’s compensation and is reviewed by the Compensation Committee to inform compensation decisions made in March of each year as follows:

Market Median

CEO (compiled by FW Cook)	Other NEOs

• 50th percentile of each compensation element paid to CEOs in our peer group in the previous year as reported in applicable proxy statements.

•   Average of the 50th percentile of each compensation element of our peer group from the PHS Survey and proxy statements for the previous year (with base pay data aged forward to the current year) modified for the Executive Vice President, Global Commercial Operations and Executive Vice President, Operations roles as described above.

Elements of Compensation and Specific Compensation Decisions

Described below are our three primary elements of executive compensation in order of magnitude: LTI equity awards; annual cash incentive awards; and base salaries.

Long-Term Incentive Equity Awards

Our compensation program aims to achieve the appropriate balance of compensation elements relative to the responsibilities of our staff members, with the result that the largest proportion of compensation for our CEO and the other NEOs is in the form of LTI equity awards that are risk-based and closely aligned with the creation of long-term stockholder value. For 2022, equity-based compensation represents 79% of our CEO’s target compensation and 68% of target compensation for our other NEOs, and 50% of annual equity awards are in the form of long-term performance units. In addition, while being mindful of stockholder dilution (see below), we also grant LTI equity awards each year to nearly all of our staff members worldwide to increase staff awareness of how our performance impacts stockholder value. We believe that our practice of granting equity-based compensation broadly has been a significant factor in advancing our strategic priorities by aligning all of our staff members’ (including our NEOs’) interests with those of our stockholders, rewarding execution of our strategy, fostering long-term focus, and enhancing retention.

We Continue to Exercise Discipline in the Grant of Long-Term Incentive Equity Awards—Monitoring Dilution and Annual Equity Usage

Our Compensation Committee balances the use of equity to align staff members with our stockholders while striving to limit stockholder dilution to that amount which investors would expect to experience with members of our peer group. Annually, LTI equity award grant guidelines are established for each Company job level targeting the 50th percentile of our peer group for levels for which equity data is broadly available, setting an annual LTI equity award budget at approximately the 50th percentile of our peer group, and reviewing the Shareholder Value Transfer (SVT) associated with the proposed aggregate LTI equity award grants to ensure that our SVT is aligned with our peer group practices. (For certain lower job levels where data is not as comprehensive, we have developed guidelines that trend in-line with available data and consider internal equity.) As illustrated, the resulting dilutive effect has been maintained at a generally consistent level over the past eight years after being significantly reduced between 2012 and 2015.

Amgen Outstanding Potential Dilution (% Shares Outstanding) 3.6% 1.9% 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022

  ï 2023 Proxy Statement    59

Compensation Discussion and Analysis

Long-Term Incentive Equity Award Mix

As part of its annual evaluation of our LTI equity award practices, the Compensation Committee reviewed our LTI equity award mix with FW Cook and elected to maintain the previous year’s LTI equity award allocation for 2021 given its pay-for-performance alignment. As such, 80% of our annual equity award value continued to be delivered as performance-based LTI equity awards consisting of performance units (50%) and stock options (30%). Time-vested RSUs, designed to foster retention, continued to comprise the remaining 20% of equity value. Both our stock options and RSUs generally vest over four years (with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date). The delay in the commencement of vesting furthers the longer-term performance emphasis of our LTI equity award program and enhances retention.

LTI Equity Award Allocation

LTI Equity Award Allocation Performance Units 50% (earned at the end of a three-year performance period) Stock Options 30% RSUs 20%

Value of 2022 Annual Long-Term Incentive Equity Awards

Based on a review of Company and executive performance and market data, the Compensation Committee determined to grant the following annual LTI equity award grant values to our CEO and the other NEOs in March 2022, with an effective grant date of April 30, 2022, the third business day after the announcement of our first quarter 2022 earnings results in accordance with our equity grant policy.

Named Executive Officer	Performance Units(1) ($)	Stock Options ($)	Restricted Stock Units ($)	Total Equity Value Granted ($)	2021 Market Median(2) ($)	Difference vs. Market Median Over/(Under) (%)

Robert A. Bradway	7,956,250	4,773,750	3,182,500	15,912,500	13,887,000	14.6

Murdo Gordon	2,500,000	1,500,000	1,000,000	5,000,000	4,555,967	9.7

David M. Reese	2,250,000	1,350,000	900,000	4,500,000	4,378,339	2.8

Peter H. Griffith	2,250,000	1,350,000	900,000	4,500,000	3,496,173	28.7

Esteban Santos(3)	2,100,000	1,260,000	840,000	4,200,000	n/a	n/a

(1)	The 2022-2024 performance period runs from January 1, 2022 through December 31, 2024.
(2)	For more information regarding the determination of the Market Median, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously discussed.
(3)

As previously discussed under “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources,” no comparable market data is available for Mr. Santos and his LTI equity award value was established using comparisons to the values granted to our other Executive Vice President roles.

Based on the Compensation Committee’s March 2022 review of market data, the committee approved a LTI equity award for Mr. Bradway in the same amount ($15.9 million) as that of 2021 to recognize his continued successful execution against the Company’s strategic priorities, while navigating the ongoing challenges of the pandemic. The Compensation Committee also maintained Mr. Gordon’s LTI equity award grant ($5 million) to that of 2021 to recognize his successful leadership of the Company’s global commercial operations during the pandemic and strong execution of activities necessary to enable the Company’s long-term growth. The Compensation Committee approved LTI equity grant values of $4.5 million and $4.2 million for Dr. Reese and Mr. Santos, respectively, for 2022 to recognize successful leadership of their respective functions.

After review of the components of market data for the Chief Financial Officer role and noting the significant increase in the median LTI equity award grant values reported in peer group proxy statements for the Chief Financial Officer role ($4.4 million), the Compensation Committee approved an increased LTI equity award grant value for Mr. Griffith (from $4 million to $4.5 million) in recognition of this increase to peer group LTI equity award grant values and to align Mr. Griffith closer to the LTI equity award values of our other Executive Vice Presidents given his continued successful performance. The Compensation Committee concluded that the LTI equity award values granted to our NEOs were appropriate because they recognize and reward strong execution by our executives with compensation that is substantially at risk, performance-based, and focused on the longer-term.

60       ï 2023 Proxy Statement

Compensation Discussion and Analysis

Performance Award Program 2020-2022 Performance Period Performance Units Earned

For the last operating year of our 2020-2022 performance period, our 2022 EPS performance earned 99.6% of target and 2022 ROIC performance earned 95.2% of target, resulting in 2022 performance of 97.4% of target on these non-GAAP operating measures. Our performance with respect to our non-GAAP operating measures resulted in 120.8% earned for 2020, 113.2% earned for 2021, and 97.4% earned for 2022. These annual operating measure percentage calculations were then averaged for a total operating measures score of 110.4% for this three-year performance period. Based on our TSR ranking of the 32nd percentile relative to the TSRs of the companies in the S&P 500, the total operating measures score of 110.4% was reduced by 21.5 percentage points, resulting in a payout of 88.9% of target performance units granted. Each earned performance unit converted to one share of Common Stock upon the payout date of March 17, 2023. For the 2020-2022 performance period, this payout percentage resulted in the following number of shares of Common Stock being earned. For additional information on the specific targets and actual performance and calculation of amounts earned, see the detailed description of the 2020-2022 performance period previously discussed on pages 51 and 52.

Named Executive Officer	Performance Units Value Granted (Target) ($)	Number of Performance Units Granted (#)	Number of Shares of our Common Stock Earned(1) (#)

Robert A. Bradway	7,200,000	28,907	28,175

Murdo Gordon	2,050,000	8,230	8,021

David M. Reese	2,050,000	8,230	8,021

Peter H. Griffith	2,000,000	8,029	7,825

Esteban Santos	2,000,000	8,029	7,825

(1)	Includes dividend equivalents earned on these amounts rounded down to the nearest whole number of shares (excluding fractional shares paid in cash).

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Compensation Discussion and Analysis

2021-2023 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the beginning of the three-year performance period and no alterations were made to respond to changing business conditions (i.e., the challenges of the pandemic).

The Compensation Committee constructed the 2021-2023 performance period (January 1, 2021 to December 31, 2023) design with the same two operating measures as the 2019-2021 and 2020-2022 performance periods of non-GAAP EPS growth and ROIC weighted equally in each year (one-half per measure) and relative TSR modifier (+/-30 percentage points). The TSR modifier cannot exceed target (100%) regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero.

2022 Operating Measures and Performance for the 2021-2023 Performance Period

Non-GAAP(1) Operating Measures	Minimum (30%)	Low (80%)	Target (100%)	High (120%)	Maximum (170%)	2022 Performance
EPS Growth ($)						117.8%
	≤$12.00	$14.00	$16.24	$18.00	≥$20.00
			($17.81 actual)
ROIC(2) (%)						98.2%
	≤17%	19%	23.4%	26%	≥28%
		(23.0% actual)
						108.0%

2021-2023 Operating Measures Score (Operating Measure Percentages 30 – 170% with linear interpolation along the payout curve)
Operating Measure Percentages are Equally Weighted for Each of the Three Years
Non-GAAP(1)(2) Operating Measures	2021(2)	2022	2023	2021-2023 Average Operating Measures
EPS Growth ($)	125.5% ($17.11)	117.8% ($17.81)	Pre-established and to be disclosed(4)	TBD
ROIC(3) (%)	97.7% (22.2%)	98.2% (23.0%)		TBD
	111.6%	108.0%	TBD	TBD

2021-2023 S&P 500 Relative TSR(5) Modifier
Payout for Performance Relative to S&P 500 TSR Percentage

Amgen TSR ≥ 75th percentile = 30% (Maximum)

Amgen TSR = 50th percentile‡ = 0% (Target)

Amgen TSR ≤ 25th percentile = -30% (Minimum)

‡	If Amgen’s TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

2021-2023 Performance Period Calculation 2021-2023 Non-GAAP(1) Operating Measures Average EPS Growth ROIC + 2021-2023 Amgen Relative TSR Performance = Final Payout Multipier (0-200% of target)

(1)

The 2022 non-GAAP operating measures (EPS growth and ROIC) with respect to the 2021-2023 performance period are as reported and reconciled in Appendix B, except that operating measures were further adjusted to exclude the impact of direct on-going revenues and expenses from the acquisition of TeneoBio, Inc. and ChemoCentryx, Inc. as prescribed by the 2021-2023 performance goals document when it was established in March 2021. For this purpose, non-GAAP net income was increased by $64 million, or $0.12 per share.

(2)	Our targets for 2021 performance were disclosed under the 2021–2023 Performance Goals in our 2022 Proxy Statement filed with the SEC on April 5, 2022.
(3)

For performance periods commencing on or after January 1, 2020, ROIC includes cash in invested capital to better align with our strategic priority of “Innovative Medicines” (which contemplates pursuit of innovation both internally and externally) by removing certain potential disincentives for acquisitions that could yield innovative medicines and drive shareholder value.

(4)	2023 targets are pre-established, but are not being disclosed at this time as they are competitively sensitive.
(5)	TSR Measurement Points = average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

62       ï 2023 Proxy Statement

Compensation Discussion and Analysis

2022-2024 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the beginning of the three-year performance period and no alterations were made to respond to changing business conditions (i.e., the challenges of the pandemic).

The Compensation Committee constructed the 2022-2024 performance period (January 1, 2022 to December 31, 2024) design with the same two operating measures as the 2020-2022 and 2021-2023 performance periods of non-GAAP EPS growth and ROIC weighted equally in each year (one-half per measure) and relative TSR modifier (+/-30 percentage points). The TSR modifier cannot exceed target (100%) regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero.

2022 Operating Measures and Performance for the 2022-2024 Performance Period

Non-GAAP(1) Operating Measures	Minimum (30%)	Low (80%)	Target (100%)	High (120%)	Maximum (170%)	2022 Performance
EPS Growth ($)						114.1%
	≤$15.00	$16.50	$17.25	$18.00	≥$19.00
			($17.78 actual)
ROIC(2) (%)						105.3%
	≤19%	21%	22.6%	24%	≥26%
			(23.0% actual)
						109.7%

2022-2024 Operating Measures Score (Operating Measure Percentages 30 – 170% with linear interpolation along the payout curve)
Operating Measure Percentages are Equally Weighted for Each of the Three Years
Non-GAAP(1)(2) Operating Measures	2022	2023	2024	2022-2024 Average Operating Measures
EPS Growth ($)	114.1% ($17.78)	Pre-established and to be disclosed(3)		TBD
ROIC(2) (%)	105.3% (23.0%)			TBD
	109.7%	TBD	TBD	TBD

2022-2024 S&P 500 Relative TSR(4) Modifier
Payout for Performance Relative to S&P 500 TSR Percentage

Amgen TSR ≥ 75th percentile = 30% (Maximum)

Amgen TSR = 50th percentile‡ = 0% (Target)

Amgen TSR ≤ 25th percentile = -30% (Minimum)

‡	If Amgen’s TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

2022-2024 Performance period Calculation 2022-2024 Non-GAAP(1) Average Operating Measures EPS Growth ROIC + 2022-2024 Amgen Relative TSR performance = Final Payout Multiplier (0-200% of target)

(1)

The 2022 non-GAAP operating measures (EPS growth and ROIC) with respect to the 2022-2024 performance period are as reported and reconciled in Appendix B, except that operating measures were further adjusted to exclude the impact of direct on-going revenues and expenses from the acquisition of ChemoCentryx, Inc. as prescribed by the 2022-2024 performance goals document when it was established in March 2022. For this purpose, non-GAAP net income was increased by $50 million, or $0.09 per share.

(2)

For performance periods commencing on or after January 1, 2020, ROIC includes cash in invested capital to better align with our strategic priority of “Innovative Medicines” (which contemplates pursuit of innovation both internally and externally) by removing certain potential disincentives for acquisitions that could yield innovative medicines and drive shareholder value.

(3)	2023 and 2024 targets are pre-established, but are not being disclosed at this time as they are competitively sensitive.
(4)	TSR Measurement Points = average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

  ï 2023 Proxy Statement    63

Compensation Discussion and Analysis

Performance Award Goal Design for the 2023–2025 Performance Period

As part of its regular review and consideration of the performance award program, the Compensation Committee evaluated potential performance award goal designs for the 2023-2025 performance period (January 1, 2023 to December 31, 2025) with input from management and FW Cook at its December 2022 and March 2023 meetings. Based on such evaluations, the Compensation Committee retained the 2022-2024 performance period goal design for the 2023-2025 performance period, including the requirement that the TSR modifier could not effect a payout greater than target if our absolute TSR over the performance period was less than zero.

Dividend Equivalents

RSUs and performance units have dividend equivalent rights. Such dividend equivalents are payable only when, and to the extent that, the underlying RSUs and performance units are vested, earned, and converted to shares of Common Stock. The dividend equivalents may be paid in stock (with cash paid for fractional shares) or in cash at the Compensation Committee’s election. Stock options do not have dividend equivalent rights.

Plan Minimum Vesting Period of One Year; Actual Minimum Generally Two Years

Mindful of stockholder concerns and best practices, our equity incentive plan requires that at least 95% of all equity awards, including RSUs, restricted stock, stock options, performance awards, and dividend equivalents granted to staff members (including NEOs) will be subject to a minimum vesting period of no less than one year. Our annual stock option and RSU grants generally vest over four years in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date. This delayed vesting schedule further underscores the long-term focus of our LTI equity award program and enhances retention of staff members.

Long-Term Incentive Equity Awards Granted to Named Executive Officers in 2023

In March 2023, the Compensation Committee reviewed the LTI equity award grant values proposed to be granted to NEOs in 2023. The Compensation Committee approved an LTI equity award value of the same value ($15.9 million) for Mr. Bradway in 2023 as that of 2022 to recognize his successful leadership and execution of the Company’s strategic priorities as well as his experience and tenure in his role. The Compensation Committee also maintained LTI equity award grant values to those of 2022 for each of the other NEOs. In recognition of the successful leadership of their respective functions, scope of responsibilities across roles, and experience, the Compensation Committee approved LTI grant values of $5 million for Mr. Gordon, $4.5 million for each of Dr. Reese and Mr. Griffith, and $4.2 million for Mr. Santos. The Compensation Committee concluded that the LTI equity award values granted were appropriate because they recognize and reward strong execution by our executives with compensation that is substantially at risk, performance-based, and focused on the longer-term.

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Compensation Discussion and Analysis

Annual Cash Incentive Awards

Executive Incentive Plan

Annual cash incentive awards to our NEOs are generally made under our stockholder-approved Executive Incentive Plan, or EIP, which employs a formula that establishes a maximum award possible for each participant based on our non-GAAP net income.(1) For 2022, each of our NEOs was a participant in the EIP. This year, as in the past, actual awards under the EIP are determined by the Compensation Committee using its negative discretion under the EIP, with award determinations based on Company performance against the composite final score of the pre-established 2022 Company performance goals. In evaluating and confirming this approach, the Compensation Committee also considers the contributions of each participant’s role to our success during the year.

In March 2022, the Compensation Committee determined for the EIP participants, the definition of non-GAAP net income(1), the maximum award payable for each participant, and the target annual cash incentive award opportunities. In addition, the Compensation Committee determined the plan design for the Global Management Incentive Plan, or GMIP, and Global Performance Incentive Plan, or GPIP, and the 2022 Company performance goals and weightings, and the percentages payable for threshold, target, and maximum performance.

The maximum award under the EIP continued to be expressed as the EIP non-GAAP net income(1) definition and, consistent with past years, was 0.125% for our CEO and 0.075% for each of the other NEOs. As discussed previously, both historically and in 2022, the Compensation Committee has paid well below the maximum award permitted under the EIP based on a practice of exercising negative discretion by using the Company performance goals composite final score under our GMIP as applied to the participant’s target annual cash incentive award opportunity to determine actual awards.

Target Annual Cash Incentive Award Opportunity

After review of market data and consultation with FW Cook, the Compensation Committee determined that the target annual cash incentive award opportunities for our NEOs would remain the same as those of 2021 (150% of base salary for Mr. Bradway and 100% for each of the other NEOs).

2022 Company Performance Goals

While all of the goals measure single-year performance, taken as a whole, they are intended to positively position us for both near- and long-term success, support our strategic priorities, and create stockholder value. The 2022 Company performance goals approved by the Compensation Committee were based on our 2022 budget and forecast at the time of such approval and are discussed on the following page.

For the 2022 Company performance goals, in March 2022, management recommended, and the Compensation Committee reviewed and concurred with, replacing the “Digital Transformation” goal with the new annual priority of “Process Simplification and Automation” to focus our entire Company on activities to drive end-to-end simplification of our processes, strive to significantly increase the appropriate use of automation technologies across the Company, and accelerate adoption of digital automation at all levels of our organization. Additionally, after the successful adoption and delivery of our 2021 ESG goal, our Compensation Committee adopted an expanded ESG goal for our 2022 Company performance goals to continue to challenge ourselves by advancing towards our 2027 environmental sustainability goals and by expanding the number of leaders accountable for action in support of our diversity, inclusion, and belonging program.

(1)	Non-GAAP net income for purposes of the EIP is as reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

2022 Company Performance Goals and Results

The table below sets forth the goals established, the weighting of each goal, and our actual performance for 2022. Payouts can range from 0% to a maximum of 225% of target annual cash incentive award opportunity for each metric and the final Company Performance Goals Score cannot exceed 225%. For additional discussion regarding our performance, please see “Aligning Pay With Performance” and “Implementation of Our Strategic Priorities.”

Deliver Results (60% weighting)		Weighted Score Achieved 69.4%

($ In Millions)

These goals are consistent with the fundamental importance of financial performance to us and our stockholders in both the near- and long-term, equally focused on top- and bottom-line growth, and assigned the largest percentage. No amounts can be earned for below-threshold performance for our financial metrics.

Goals	Weighting	Threshold	Target	Maximum	Achieved
Revenues	30%	$24,050	$25,857	$27,650	$26,323 120.7%
Our revenues goal target was derived from the midpoint of our February 2022 revenue guidance (between $25.4 and $26.5 billion) and bracketed our 2021 actual revenues of $26 billion.

Non-GAAP Net Income(1)	30%	$8,219	$9,319	$10,419	$9,570 110.5%

Our non-GAAP net income target was correlated to the midpoint of our February 2022 non-GAAP EPS guidance (between $17.00 and $18.00) and bracketed our 2021 actual non-GAAP EPS(1) of $17.10.

Due to the focus of and execution by our executive leaders and the efforts of our entire Company, our financial performance exceeded expectations, resulting in performance above target for Revenues and non-GAAP net income.

Progress Innovative Pipeline (30% weighting)		Weighted Score Achieved 30.1%

Measures progress on both early- and later-stage programs and product candidates to focus us on executing key clinical studies and delivering a robust product pipeline at all stages of the development continuum, which we believe is critical to our continued success over both the near- and long-term.

Goals	Weighting	Results	Achieved

Advance Early Pipeline— Focused on incentivizing early-stage innovation discovery activities important to our long-term success	10%

•  We generated six new product teams (formed when a molecule has been judged to have the potential to be safe and effective in humans) for product candidates being studied in inflammation (asthma, atopic dermatitis, and systematic lupus erythematosus), cardiovascular (for obesity and/or nonalcoholic steatohepatitis (NASH)), and oncology (for the treatment of solid tumors and SCLC).

•  We initiated five first-in-human studies, including for product candidates being studied as a treatment for obesity and in oncology (including for the treatment of solid tumors, prostate cancer, and hematologic malignancies).

•  We advanced two clinical-stage programs:

-  AMG 133 (a multispecific that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon-like peptide receptor (GLP-1R)) is being investigated as a treatment for obesity; and

-  TAVNEOS, following our acquisition of ChemoCentryx.

			81.8%

Execute Key Clinical Studies and Regulatory Filings— Designed to reward speed and effectiveness to maximize the value of our assets and deliver on our mission to serve patients	20%

•  We executed on key clinical study milestones for olpasiran (ASCVD), efavaleukin alfa (systemic lupus erythematosus and ulcerative colitis), LUMAKRAS (NSCLC), bemarituzumab (NSCLC), tarlatamab (SCLC), and ABP 654 (biosimilar candidate to STELARA (ustekinumab)) and ABP 959 (biosimilar candidate to SOLIRIS (eculizumab)).

•  We completed key regulatory milestones, including:

-  Approvals in the European Union and Japan for LUMAKRAS (NSCLC);

-  Submissions in the U.S. for ABP 654 (biosimilar candidate to STELARA (ustekinumab)) and AMJEVITA (biosimilar candidate to HUMIRA (adalimumab)); and

-  Submission in the European Union for ABP 959 (biosimilar candidate to SOLIRIS (eculizumab)).

			109.4%

(1)	Non-GAAP net income for purposes of the 2022 Company performance goals of our annual cash incentive plan and non-GAAP EPS are reported and reconciled in Appendix B.

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Compensation Discussion and Analysis

Deliver Annual Priorities (10% weighting)	Weighted Score Achieved 21.7%

Goals	Weighting	Results	Achieved

Environmental, Social, and Governance— Expanded the goal, after the successful delivery on our 2021 ESG goal, to challenge ourselves to advance towards our 2027 environmental sustainability goals and to expand the number of leaders accountable for action in support of our diversity, inclusion, and belonging program	5%

•  To challenge ourselves by advancing our execution on our environmental sustainability 2027 goals, we established a Company environmental goal to develop processes and capabilities at the enterprise-wide level, with the following requirements:

-  Timely achievement of conservation targets that meet specific percentage reductions for each of the three goal components (total carbon reduction, total water reduction, and total waste reduction) in 2022 that advance towards our 2027 environmental sustainability goals; and

-  Timely establishment of a Company approved strategy to engage certain key suppliers across the enterprise to improve their Scope 3 carbon emissions in support of our SBTi-approved Scope 3 supplier engagement target.

    At the target level, two points were allocated for specific percentage reductions for each of the three goal components (total carbon reduction, total water reduction, and total waste reduction). Target completion to establish a Company approved Scope 3 supplier engagement strategy was September 30, 2022. Early achievement of percentage reductions for each of carbon, water, and waste annual targets as well as accelerated establishment of a Company approved Scope 3 supplier engagement strategy by July 31, 2022 resulted in maximum achievement under this goal.

•  To drive ownership and accountability deeper into the organization, our diversity, inclusion, and belonging goal expanded the number of leaders accountable for action to actively communicate our culture of belonging to all staff. Leaders at the director and above levels were required to establish, document, and execute diversity, inclusion, and belonging action plans in 2022 with a target goal of 90% participation.

-  We achieved 97% participation with leaders establishing, documenting, and executing on their diversity, inclusion, and belonging action plans in 2022.

			207.8%

Simplification and Automation — Focused on driving end-to-end simplification of our processes, striving to significantly increase the appropriate use of automation technologies, and accelerating the adoption of digital automation at all levels of our Company to further enable speed and efficiencies in our drug discovery, development, manufacturing, and marketing efforts	5%

•  To drive further efficiencies and speed throughout our drug discovery, development, manufacturing, and marketing efforts, we established this goal to challenge our employees to drive end-to-end simplification of our processes and increase the appropriate use of automation technologies across the Company to accelerate the adoption of digital automation at all levels of the organization. At the target level, we required three end-to-end process simplification initiatives resourced and funded and 250 automations implemented.

    Our Company achieved the maximum of the targets set for the goal with five resourced and funded end-to-end process simplification initiatives and 360 automations implemented in 2022.

			225.0%

Certain measurements of performance for the non-financial metrics are subjective in nature and could result in a very small payout percentage (less than 1% of an annual cash incentive award).

2022 Company Performance Goals Final Score	Achieved(1) 121.0%

(1)	Percentages do not total to final score due to rounding.

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Compensation Discussion and Analysis

2022 Annual Cash Incentive Awards

As shown in the table above, our performance against the 2022 Company performance goals yielded a composite final score of 121.0% and the Compensation Committee awarded actual annual cash incentive awards under the EIP to our NEOs based on this composite final score. No further discretion was employed.

Named Executive Officer	Target Opportunity (% of Base Salary)	Target 2022 Award($)	Actual 2022 Award($)(1)
Robert A. Bradway	150	2,580,075	3,122,000
Murdo Gordon	100	1,101,846	1,333,000
David M. Reese	100	1,154,808	1,397,000
Peter H. Griffith	100	1,043,115	1,262,000
Esteban Santos	100	1,021,608	1,236,000

(1)	Calculated in accordance with the 2022 Company performance goals composite final score based on actual 2022 earned base salary.

2023 Company Performance Goals

In March 2023, the Compensation Committee established Company performance goals for 2023 performance under our GMIP as follows:

2023 Company Performance Goals

60%	Deliver Results

• Revenues (30%) • Non-GAAP Net Income (30%)

30%	Progress Innovative Pipeline

• Advance Early Pipeline (10%) • Execute Key Clinical Studies and Regulatory Filings (20%)

10%	Deliver Annual Priorities

• Environmental, Social, and Governance (5%) • Successful Integrations and Collaborations (5%)

The Compensation Committee added a new annual priority of “Successful Integrations and Collaborations” to focus staff members on maximizing opportunities from acquisitions, including integrating and advancing products.

In March 2023, the Compensation Committee reviewed the target incentive award opportunity for each NEO and determined that the existing target incentive award opportunity established for each NEO remains appropriate. No changes were made to the target incentive award opportunity for any NEO.

Base Salaries

Generally, in March of each year, the Compensation Committee reviews the peer group data compared with the available Market Median, considers our performance, market conditions, retention, and other relevant factors, and receives management’s, including our CEO’s, assessment of the performance of each of the other NEOs, and recommendations regarding any base salary adjustments for them. The Compensation Committee uses our CEO’s evaluation of the performance of the NEOs (other than himself), the Compensation Committee’s own evaluation of our CEO’s performance, information with respect to each NEO’s experience and other qualifications, the Market Median for each available position and market conditions to determine each NEO’s base salary. No increase in base salary is automatic or guaranteed. For more information regarding the determination of Market Median, the peer group data reviewed, and the Executive Vice President, Operations role, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously described.

In March 2022, the Compensation Committee considered each NEO’s base salary against the available Market Median data, while taking into account the Company’s and each NEO’s performance, as well as current market conditions. In alignment with the base salary increases made to staff members generally, the Compensation Committee increased Messrs. Bradway’s, Gordon’s, Griffith’s, and Santos’ respective base salaries by 3.5%. The Compensation Committee increased Dr. Reese’s base salary by 9.8% to bring his base salary more in-line with the Market Median for his position and to reflect the importance of his contributions to the Company in his role as Executive Vice President, Research and Development

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Compensation Discussion and Analysis

2022 Base Salary Market Position

The 2022 base salaries as in effect at the end of 2022 and the Market Median position as reviewed by the Compensation Committee in March 2022 are shown in the table below:

Named Executive Officer	2021 Base Salary ($)	Increase (%)	2022 Base Salary ($)	2021 Market Median ($)	Difference vs. Market Median Over/(Under) (%)
Robert A. Bradway	1,672,800	3.5	1,731,300	1,650,000	4.9
Murdo Gordon	1,071,800	3.5	1,109,000	1,064,678	4.2
David M. Reese	1,070,000	9.8	1,175,000	1,176,565	(0.1)
Peter H. Griffith	1,014,200	3.5	1,050,000	1,033,323	1.6
Esteban Santos(1)	993,500	3.5	1,028,300	n/a	n/a

(1)	As previously discussed under “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources,” no comparable market data is available for Mr. Santos.

2023 Base Salary Adjustments

In March 2023, the Compensation Committee considered each NEO’s base salary against the available Market Median data, while taking into account the Company’s and each NEO’s performance, as well as current market conditions. In alignment with the base salary increases made to our staff members generally, the Compensation Committee increased each NEO’s base salary by 3.8%.

Total Target Annual Cash Compensation

Total target annual cash is the sum of the NEO’s base salary and target annual cash incentive award, which is a multiple of base salary. The Compensation Committee believes that reviewing our NEOs’ total target annual cash compensation, in addition to the available Market Median for each element of compensation, provides a useful check in making compensation decisions.

In March 2022, the Compensation Committee reviewed total target annual cash compensation for each NEO compared to the available market data and 2021 total target annual cash compensation figures as depicted below. The Compensation Committee noted such total target annual cash compensation was close to the Market Median for all available positions. The Compensation Committee found such positioning and small percentage over Market Median (less than 5%) to be appropriate for Mr. Bradway given Mr. Bradway’s sustained strong leadership in the CEO role. Given Mr. Gordon’s successful leadership of the global commercial operations function during the second year of the pandemic, the Compensation Committee determined this target annual cash compensation (12.1% over the Market Median) to be appropriate and in-line with the compensation reported by our peer group in their most recent proxy statements (2021). For more information regarding the determination of Market Median, the peer group data reviewed, and the Executive Vice President, Operations role, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” previously described.

Total Target Annual Cash Compensation

Total target annual cash compensation reviewed by the Compensation Committee in March 2022 prior to the base salary changes being made are shown in the table below:

Named Executive Officer	2022 Amgen Target Total Annual Cash ($)	2021 Market Median ($)	Difference vs. Market Median Over/(Under) (%)
Robert A. Bradway	4,328,250	4,125,000	4.9
Murdo Gordon	2,218,000	1,979,341	12.1
David M. Reese	2,350,000	2,282,105	3.0
Peter H. Griffith	2,100,000	2,053,043	2.3
Esteban Santos(1)	2,056,600	n/a	n/a

(1)	As previously discussed under “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources,” no comparable market data is available for Mr. Santos.

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Compensation Discussion and Analysis

Perquisites

Perquisites are limited in both type and monetary value. The Compensation Committee believes, however, that certain perquisites facilitate the efficient operation of our business, allowing our NEOs to better focus their time, attention, and capabilities on our Company, permit them to be accessible to the business as required, alleviate safety and security concerns, and assist us in recruiting and retaining key executives. The perquisites provided to our NEOs generally include an allowance for personal financial planning services, including tax preparation services (not to exceed $15,000 annually in aggregate), annual physical examinations, Company-paid moving and relocation expenses paid on behalf of newly hired and current executives who agree to relocate to work on the Company’s behalf and, in limited instances, personal expenses when on business travel such as guests accompanying NEOs. Certain of our NEOs also have access to a Company car and driver and, subject to the approval of our CEO, the Company aircraft for personal use. Our CEO is encouraged to use our Company aircraft for all of his travel (business and personal) because the Compensation Committee believes that the value to us of making the aircraft available to our CEO, in terms of safety, security, accessibility, and efficiency, is greater than the incremental cost that we incur. No tax gross-up reimbursements are provided to NEOs, except in connection with reimbursement of moving and relocation expenses consistent with our other staff members and our general relocation policy.

We believe that providing tax gross-up reimbursements on the applicable moving and relocation expenses paid on behalf of newly hired and current executives who agree to relocate on the Company’s behalf is appropriate because it treats these executives in a similar manner as non-executives under our Company-wide policy which is designed to incentivize optimal deployment of our human resources in support of the Company’s strategy. It also assists in the attraction and retention of the executive talent necessary to compete successfully.

We provide limited home sale loss assistance for Senior Vice Presidents and above in connection with relocations that benefit us and are at our request, and in certain new hire situations. We do not provide tax gross-ups for assistance with loss on sale of a home. Our limited home sale loss assistance serves as an important tool in inducing senior management to fully commit to their new role and relocation.

Our Company-wide policy includes a repayment provision applicable to all staff members (including our NEOs) that requires a new staff member hired from outside the Company or staff members who accept an assignment and relocate, to repay us for moving and relocation expenses and home loss assistance incurred by us in the event that the staff member does not complete the move, resigns, or is discharged for cause within two years of the employment start date or relocation date, as applicable (with a pro-rata repayment in the second year).

Compensation Policies and Practices

Recoupment

Clawback Policy. We have a clawback policy that requires our Board to consider recapturing past cash or equity compensation payouts awarded to our executive officers, including our NEOs, if it is subsequently determined that the amounts of such compensation were based on financial results that are later restated and the executive officer’s misconduct caused or partially caused such restatement. We will comply with the NASDAQ Stock Market listing standards related to the Securities and Exchange Commission’s rules regarding clawbacks of erroneously awarded incentive-based compensation when adopted.

Equity Recoupment Policy. In the course of our engagement activities, we explored with certain stockholders additional recoupment mechanisms. In December 2020, after discussions of recoupment mechanisms, the Compensation Committee adopted an executive officer equity recoupment policy that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of stock options (granted after December 31, 2020) in the event an executive officer is terminated for engaging in misconduct that caused serious financial or reputational damage to the Company (including, but not limited to, a financial restatement). If an executive officer is subject to an investigation potentially implicating conduct that could result, or may have resulted, in serious financial or reputational damage to the Company, the Company may freeze access to any unvested equity awards regardless of grant date and any vested but unexercised stock options granted after December 31, 2020, during the investigation, and such unvested equity awards and unexercised stock options may ultimately be subject to forfeiture and cancellation.

Cash Incentive Award Recoupment. Our cash incentive award programs (EIP, GMIP, and GPIP) expressly allow the Compensation Committee, or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award.

These provisions and policies do not limit any other action that the Company could take against an employee, including other disciplinary actions (including termination), ordinary course performance considerations, disclosure of wrongdoing to the government, and pursuit of any other legal claims against such employees.

Stock Ownership and Retention Guidelines

Our stock ownership guidelines require our executives to hold a meaningful amount of our Common Stock, promote a long-term perspective in managing the Company, further aligning the interests of our executives and stockholders and mitigating potential compensation-related risk. Our guidelines require that each officer who has not met their ownership requirements must retain shares of our Common Stock acquired through the vesting of RSUs, the payout of performance units, and the exercise of stock options awarded (net of shares retained by us to satisfy associated tax withholding requirements and exercise price amounts) until such officer has reached his or her required stock ownership level.

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Compensation Discussion and Analysis

Stock Ownership Guidelines Requirements

The stock ownership guidelines for 2022 are set forth in the table below. All executives currently employed by the Company and subject to stock ownership requirements were in compliance with their respective stock ownership requirement in 2022.

Position	Stock Ownership Requirement	Compliance
Chief Executive Officer(1)	6x base salary	✓
Executive Vice President	3x base salary	✓
Senior Vice President	2x base salary	✓
Vice President	1x base salary	✓

(1)	Mr. Bradway holds more than 87 times his base salary, or more than 14 times his stock ownership requirement as of December 31, 2022.

The following holdings count towards satisfying these stock ownership requirements:

•	Shares of our Common Stock beneficially held that are not subject to forfeiture restrictions;

•	Shares of our Common Stock held through a 401(k) plan or other qualified pension or profit-sharing plan; and

•	Shares purchasable with funds then allocated under our Employee Stock Purchase Plan.

Executives are generally given until December 31 of the fifth year following their placement into a given job level to comply with these guidelines. Executives who are promoted to a status with a stock ownership level higher than the executive was previously required to satisfy, have until December 31 of the third year to comply with the new ownership level if the executive has been subject to the stock ownership guidelines for five or more years. Once these ownership guidelines are met, executives are required to maintain such ownership until they change job levels or are no longer employed by us. As of October 14, 2022, the effective date of our executive certifications, all NEOs who were expected to meet such guidelines, were in compliance. Mr. Gordon commenced employment with our Company on September 3, 2018 and has until December 31, 2023 to meet his guidelines. Mr. Griffith commenced employment with our Company on October 23, 2019 and has until December 31, 2024 to meet his guidelines.

Insider Trading Policy and Practices

All staff members and our Board are prohibited from: (i) buying or selling our Common Stock while aware of any material nonpublic information; (ii) engaging in short sales with respect to our Common Stock; (iii) pledging or purchasing our Common Stock on margin(1); or (iv) entering into any derivative, hedging, or similar transactions with respect to our Common Stock, including any transactions that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Amgen stock. Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts; put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements, however denominated, in our securities.

Policies for Grants of Long-Term Incentive Equity Awards

In accordance with our equity awards policy, our regular annual LTI equity award grants are typically approved by the Compensation Committee (for grants of equity awards to Senior Management, including our NEOs) or the Equity Award Committee (for grants to all other staff members) in advance with a grant date that is the third business day after the release of our next quarterly or annual earnings announcement after the date of determination by our Compensation Committee or Equity Award Committee, as applicable. Our NEOs may also receive special equity awards as determined by the Compensation Committee as new hires or for recognition and retention, promotions, or other purposes, but the effective date of such grants is generally also only on the third business day after the release of our quarterly or annual earnings after the date of determination by our Compensation Committee.

Tally Sheets

The Compensation Committee annually reviews tally sheets for each NEO, setting forth all components of compensation, including compensation payable at termination, retirement, or a change of control. These tally sheets summarize the number of shares and the value at a given price of the LTI equity awards held by each NEO, as well as each NEO’s individual cumulative account balances in our benefit plans. These tools are employed by the Compensation Committee as a useful check on total annual compensation and the cumulative impact of our long-term programs and are considered important to understand both the overall and longer-term impact of compensation decisions.

The Compensation Committee may increase or decrease certain individual elements of compensation to align total compensation with peer group market data and to promote internal equity among our NEOs, other than our CEO, and use the information provided by these tally sheets to make such determination. No material adjustments to total compensation for any of our NEOs were made as a result of the review of these tally sheets by the Compensation Committee in 2022.

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

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Compensation Discussion and Analysis

Stockholder Outreach—Executive Compensation Website

We maintain a website accessible throughout the year at www.amgen.com/executivecompensation,(1) which provides a link to our most recent proxy statement and invites our stockholders to fill out a survey to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices. All input from our stockholders is valuable and the Compensation Committee reviews your input and appreciates your time and effort in completing the survey.

Approach to Pricing Our Products

We are committed to pricing our products according to the value they deliver and employ flexible pricing approaches to help promote patient access. Our drug pricing governance framework is designed to help ensure that our pricing actions around the globe are legally compliant, financially sound, and aligned with our values and corporate objectives. We have internal processes and controls in place to help ensure that pricing decisions are thoroughly and appropriately vetted prior to implementation with involvement from senior management. This process includes routine presentations to our Corporate Responsibility and Compliance Committee and our Board on drug pricing practices. Our strategy includes a focus on innovative drugs and biosimilars that can deliver volume-driven unit growth. In 2022, the average net price for Amgen medicines declined for a fifth straight year while our revenues benefited from volume-based growth across our portfolio. We continue to disclose in our annual report on Form 10-K and our quarterly reports on Form 10-Q, the pricing trends significant to our business. We believe that we have the appropriate governance mechanisms, oversight and processes in place to ensure that pricing decisions are made in-line with our values and our mission to serve patients. In addition, our Compensation Committee annually completes a thoughtful and rigorous evaluation of our executive compensation program for alignment with our mission to serve patients and deliver stockholder value without encouraging excessive or inappropriate risk-taking by our executives. A full description of risk management by our Compensation Committee and our ESG efforts can be found in the “Corporate Governance” section, including the subsections “—Compensation Committee Risk Management” and “—Our Approach to Environmental Sustainability, Social Responsibility, and Human Capital Management.”

Non-Direct Compensation and Payouts in Certain Circumstances

Change of Control Benefits and Offer Letter With Limited Severance Benefits

Our CEO and other NEOs are participants in our double-trigger Change of Control Severance Plan discussed below. In connection with new hires, we typically enter into offer letters detailing their initial compensation and requirements to pay back certain elements of compensation. To attract talented executives from outside the Company, our offer letters generally include severance terms that apply to terminations initiated by us and occur for reasons other than for “cause” within three years from the date of hire. These benefits are generally provided to officer-level candidates to provide an incentive for them to join us by reducing the risks associated with making such a job change. Other than the foregoing, our CEO and NEOs are not covered by contractual arrangements that provide for severance or other benefits in the event of termination.

Change of Control and Severance Benefits

Double Trigger Change of Control Severance Plan

In the event of a change of control and a qualifying termination, our Change of Control Severance Plan provides severance payments to 1,832 U.S. staff members (as of December 31, 2022), including each NEO. There are no tax gross-up payments provided under the plan. The plan is structured so that payments and benefits are provided only if there is both a change of control and a termination of employment, either by us other than for “cause” or “disability” or by the participant for “good reason” (as each is defined in the plan)—sometimes referred to as a “double-trigger”—because the intent of the plan is to provide appropriate severance benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The cash severance multiple for our CEO and all other NEOs is two times annual cash compensation. The payments and benefit levels under the Change of Control Severance Plan do not influence and were not influenced by other elements of compensation. The Change of Control Severance Plan was adopted, and is continued by the Compensation Committee:

•	To reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change of control;

•

To enable and encourage management to focus their attention on obtaining the best possible deal for our stockholders and making an independent evaluation of all possible transactions, without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits; and

•

To provide severance benefits to any participant who incurs a termination of employment under the circumstances described within a certain period following a change of control in recognition of their contributions to the Company.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Compensation Discussion and Analysis

Change of Control and Severance Treatment of Long-Term Incentive Equity Awards

Restricted Stock Units and Stock Options

All unvested RSUs and stock options have “double-trigger” acceleration of vesting that requires a qualifying termination in connection with a change of control. All RSUs and stock options vest in full only if the grantee’s employment is involuntarily terminated (other than for “cause” or “disability”), or for staff members subject to the Change of Control Severance Plan, is voluntarily terminated with “good reason,” in each case within two years following a change of control. All RSUs and stock options also vest in the event of a termination of employment due to death or “disability” as follows: full vesting for grants made before the year of death or disability; and pro-rata vesting (based on months worked) for grants made during the year of death or disability. In the event of “retirement,” RSUs and stock options granted before the year of retirement continue vesting on their original vesting schedule, and for those awards granted in the year of retirement, they vest pro-rata based on months worked.

Performance Units

The Compensation Committee has maintained change of control features for each of the performance periods under our performance award programs to ensure that these programs reward participants for our performance until the successful closing of any change of control. In general, the performance units are earned based on a truncated performance period ending on the quarter end immediately prior to any change of control (or target performance for the operating measures if the change of control occurs in the first year of a performance period). If the change of control occurs within the first six months of a performance period, the amount earned is pro-rated based on the number of months of the performance period prior to the change of control. In the event of a termination of employment due to death, disability, or retirement, our performance units provide for potential earn-out at the end of the performance period based on actual results with the amount earned pro-rated based on the termination date. For additional information on the levels of payout, see “Potential Payments Upon Termination or Change of Control—Long-Term Incentive Equity Awards—Performance Units” in our Executive Compensation Tables.

Limited Retirement Benefits and Deferred Compensation Plan

Health, retirement, and other benefits programs are generally available to our U.S.-based staff members, including our NEOs, with the overall benefit programs typically targeted to align in value with those programs offered by our peer group. The primary survey used to make this comparison is the Aon Benefit Index®, last updated as of May 2022, using a comparator group of 14 companies chosen by Amgen as representative of its peer group. The data generated from this survey is used by both the Compensation Committee and Company management in evaluating the competitive positioning and program design of these health, retirement, and other benefit programs.

Retirement and Savings Plan, Supplemental Retirement Plan, and Nonqualified Deferred Compensation Plan

Our Retirement and Savings Plan, or 401(k) Plan, is available to U.S.-based staff members of the Company and participating subsidiaries (except Puerto Rico). All 401(k) Plan participants are eligible to receive the same proportionate level of matching and core contributions from us. Under the 401(k) Plan, we provide to each staff member a 5% contribution on eligible compensation and up to a 5% matching contribution on voluntary deferrals. The Retirement and Savings Plan for Amgen Manufacturing Limited is available to staff members in Puerto Rico.

Our Supplemental Retirement Plan, or SRP, is available to all 401(k) Plan participants and is designed to provide a “make whole” benefit to 401(k) Plan participants with eligible compensation in excess of the Internal Revenue Code’s qualified plan compensation limit. The Company credits to the SRP a 10% contribution on eligible compensation in excess of the qualified plan compensation limit to represent the equivalent percentage of Company contributions that would have been made to the 401(k) Plan if the compensation had been eligible for deferral in the 401(k) Plan. For the same reason, the Company also credits to the SRP a 10% contribution on amounts voluntarily deferred by a participant into the Nonqualified Deferred Compensation Plan, or NDCP.

The SRP enables us to provide the same percentage of base salary and annual cash incentive award as a retirement contribution to U.S.-based staff members at all levels.

Earnings under the SRP and NDCP are market-based – there are no “above market” or guaranteed rates of returns offered in these plans. SRP and NDCP participants can direct notional account investments using the 401(k) Plan investing structure (excluding the self-direct brokerage and our Company stock) plus a variety of target date funds. Unlike a traditional pension plan, which generally provides a lifetime annuity that replaces a portion of a participant’s final pay, benefits from our 401(k) Plan and SRP are based on the investment return on the staff member’s own investment elections, with the participant bearing the risk of investment gains and losses.

The NDCP offers all U.S.-based staff members (including Puerto Rico) at director level and above the opportunity to defer eligible base salary and/or annual cash incentive awards, up to maximum amounts typically permitted in similar plans sponsored by our peer group. We also have the discretion to make contributions to this plan, and we do not make such contributions on a regular basis. In 2022, no Company contributions were made to the NDCP accounts of any NEOs. We believe that offering the NDCP is appropriate because it provides participants the opportunity to save for retirement in a tax-effective fashion not readily available without our sponsorship.

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Compensation Discussion and Analysis

Health Savings Account and Retiree Medical Savings Account Plan for all U.S.-based Staff Members

We offer a high deductible health plan and an associated health savings account that is generally available to U.S.-based (excluding Puerto Rico) staff members. We also maintain a Retiree Medical Savings Account Plan, or RMSA, available to U.S.-based (excluding Puerto Rico) staff members that allows all staff members to make after-tax deferrals to be used post-termination for reimbursement of eligible medical expenses. Under the RMSA, the Company credits all eligible staff members with an annual contribution ($1,000) and makes a matching contribution equal to 50% of a staff member’s own voluntary deferrals to the RMSA (to a maximum match of $1,500 per year). Company credits can be accessed to reimburse eligible medical expenses of staff members who terminate having met the Company’s retirement criteria. We do not offer a traditional Company-paid retiree medical plan to our NEOs or other U.S.-based staff members.

Tax and Accounting Standards

Tax Standards

Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation that we may deduct for income tax purposes for any year with respect to compensation paid to “covered employees.” For tax years beginning after December 31, 2017, a covered employee includes an executive officer who holds the positions of either principal executive officer, or PEO, or principal financial officer, or PFO, at any time during the tax year, as well as an executive officer whose total compensation for the tax year is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for the taxable year (excluding the PEO and PFO), regardless of whether the executive officer is serving at year end. In addition, if an individual is a covered employee for a tax year beginning after December 31, 2016, the individual remains a covered employee for all future years.

In 2017, The Tax Cuts and Jobs Act, or Tax Reform Act, was signed into law effective for taxable years beginning after December 31, 2017. Prior to the Tax Reform Act, the $1 million limit did not apply to performance-based compensation, as defined. While the Tax Reform Act eliminated the exception for performance-based compensation, a transition rule continues the exception of performance-based compensation provided pursuant to a written binding contract that was in effect on November 2, 2017 and not modified in any material respect on or after such date. Under the transition rule, compensation related to the exercise of stock options granted on or before November 2, 2017 is anticipated to qualify for the exception for performance-based compensation, provided that such contracts are not materially modified after that date.

Accounting Standards

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, RSUs, and performance units under our LTI equity award program are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our LTI equity award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by each of our Named Executive Officers, or NEOs.

	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert A. Bradway Chief Executive Officer and President	2022 2021 2020	1,722,300 1,674,061 1,647,538	0 0 0	11,138,544 11,138,622 10,079,676	4,773,714 4,773,710 4,319,993	3,122,000 3,420,000 3,495,000	643,175 714,761 589,201	21,399,733 21,721,154 20,131,408
Murdo Gordon Executive Vice President, Global Commercial Operations	2022 2021 2020	1,103,277 1,072,595 1,055,520	0 0 0	3,499,679 3,499,717 2,869,779	1,499,985 1,499,963 1,229,977	1,333,000 1,461,000 1,493,000	281,285 286,909 327,774	7,717,226 7,820,184 6,976,050
David M. Reese Executive Vice President, Research and Development	2022 2021 2020	1,158,846 1,065,127 1,015,817	0 0 0	3,149,736 3,359,848 2,869,779	1,349,995 1,439,975 1,229,977	1,397,000 1,449,000 1,436,000	277,547 271,734 262,663	7,333,124 7,585,684 6,814,236
Peter H. Griffith Executive Vice President, and Chief Financial Officer	2022 2021 2020	1,044,492 1,014,963 998,864	0 0 0	3,149,736 2,799,665 2,799,625	1,349,995 1,199,979 1,199,958	1,262,000 1,382,000 1,413,000	267,512 267,427 154,383	7,073,735 6,664,034 6,565,830
Esteban Santos Executive Vice President, Operations	2022 2021 2020	1,022,946 994,246 978,446	0 0 0	2,939,724 3,324,824 2,799,625	1,259,959 1,424,988 1,199,958	1,236,000 1,354,000 1,384,000	262,995 264,575 229,624	6,721,624 7,362,633 6,591,653

(1)

Reflects base salary earned in each bi-weekly pay period (or portion thereof) during each fiscal year before pre-tax contributions and, therefore, includes compensation deferred under our qualified deferred compensation plan and nonqualified deferred compensation plan, or NDCP. Under payroll practices for salaried staff members of our U.S. entities, including our NEOs, base salary earned in a pay period is computed by dividing the annual base salary then in effect by 26, which is the number of full bi-weekly pay periods in a year.

(2)

For 2022, reflects the grant date fair values of performance units for the 2022-2024 performance period and restricted stock units, or RSUs, granted during 2022 determined in accordance with Accounting Standards Codification, or ASC, Topic 718 (see footnotes 6 and 7 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

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Executive Compensation Tables

The number of units to be earned for the performance units granted during 2022 is based on the average of our performance against annual operating performance measures established at the commencement of the three year performance period, with the payout on such measures modified up or down by our total shareholder return, or TSR, relative to the TSRs of the companies in the Standard & Poor’s 500 Index, or S&P 500, all computed over the performance period. These operating performance measures are performance conditions, as defined under ASC 718, while the relative TSR measure is a market condition under ASC 718. The values shown in the “Grants of Plan-Based Awards” table are based on probable outcomes of these performance conditions as of the grant date, and target performance of the TSR market condition. The table below shows the grant date fair values under ASC 718 of these performance unit awards: (1) if the maximum is achieved with regard to all of the operating performance measures which would result in an earnout of 170% based on the operating performance measures with the TSR market condition at target, with no increase or decrease based on the market condition; and (2) if the maximum is achieved with regard to all of the operating performance measures and maximum performance occurs under the TSR market condition which results in an additional 30% earnout, for total earned payout of 200% of performance units granted.

Fair Value of Performance Units for the 2022-2024 Performance Period

Name	Maximum Performance of Operating Metrics and Target TSR Performance ($)	Maximum Performance of Operating Metrics and TSR Metrics ($)
Robert A. Bradway	13,525,524	15,912,469
Murdo Gordon	4,249,479	4,999,591
David M. Reese	3,824,556	4,499,681
Peter H. Griffith	3,824,556	4,499,681
Esteban Santos	3,569,652	4,199,736

(3)

For 2022, reflects the grant date fair values of non-qualified stock options granted during 2022 determined in accordance with ASC 718 (see footnote 8 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

(4)

Reflects amounts that were earned under our Executive Incentive Plan, or EIP, for 2022 performance which were determined and paid in March 2022 (see footnote 2 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined). For a description of our EIP, see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

(5)	See the subsection “All Other Compensation—Perquisites and Other Compensation” immediately following these footnotes.

All Other Compensation—Perquisites and Other Compensation

Perquisites. The amounts reported reflect the aggregate incremental cost of perquisites and other personal benefits provided to our NEOs and are included in the “All Other Compensation” column of the “Summary Compensation Table.” The following table sets forth the perquisites provided to our NEOs in 2022.

	Personal Use of Company Aircraft(1)	Personal Use of Company Car and Driver(2)	Personal Financial Planning Services	Other(3)

Name	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Total($)
Robert A. Bradway	100,241	3,650	15,000	10,279	129,170
Murdo Gordon	0	0	15,000	10,000	25,000
David M. Reese	0	0	15,000	2,166	17,166
Peter H. Griffith	0	0	15,000	10,000	25,000
Esteban Santos	434	0	15,000	10,000	25,434

(1)

The aggregate incremental cost of use of our aircraft for personal travel by our NEOs is allocated entirely to the highest ranking NEO present on the flight (except for on-board catering costs which are allocated equally to each NEO present). If each NEO present on the flight is the same level, the aggregate incremental costs of use of our aircraft for personal travel is allocated equally to each NEO present. The aggregate incremental cost for personal use of our aircraft is calculated based on our variable operating costs, which include crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, trip-related maintenance, and other smaller variable costs. In determining the incremental cost relating to fuel and trip-related maintenance, we applied an estimate derived from our average costs, consistent with prior years. We believe that the use of this methodology for 2022 is a reasonably accurate method for calculating fuel and trip-related maintenance costs. Because our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, our aircraft purchase costs, and the cost of maintenance not related to trips.

(2)

The aggregate incremental cost for personal use of the car and driver provided by us is determined as the sum of the cost of fuel, driver overtime costs allocable to personal usage, and maintenance costs for the total number of personal miles driven. Personal miles include travel to and from work from home. As the cars are used primarily for business travel, fixed costs that would be incurred by us to operate the company cars for business use such as car lease or rental costs and driver salaries are not included.

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(3)	Other expenses include:
(a)	Company contributions to non-profit charities designated by the executive in the amount of $10,000 for Messrs. Bradway, Gordon, Griffith, and Santos.
(b)	Executive physicals and personal expenses while on business travel.

Other Compensation. The following table sets forth compensation for our NEOs in 2022 incurred in connection with our 401(k) Retirement and Savings Plan, or 401(k) Plan, our NDCP, and our Supplemental Retirement Plan, or SRP. These amounts, along with the perquisites and other compensation discussed above, are included in the “All Other Compensation” column of the “Summary Compensation Table.” See “Nonqualified Deferred Compensation” below for a description of these plans.

Name	Company Contributions to 401(k) Retirement and Savings Plan($)(1)	Company Credits to Non-Qualified Deferred Compensation Plan	Company Credits to Supplemental Retirement Plan($)	Total($)
Robert A. Bradway	30,500	0	483,505	514,005
Murdo Gordon	30,500	0	225,785	256,285
David M. Reese	30,500	0	229,881	260,381
Peter H. Griffith	30,500	0	212,012	242,512
Esteban Santos	30,500	0	207,061	237,561

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2022. All of our equity based awards were granted under the Amgen Inc. 2009 Equity Incentive Plan, as amended.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(2)					Estimated Future Payouts Under Equity Incentive Plan Awards (# of units)(3)				All Other Stock Awards: Number of Shares of Stock or Units(#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Approval Date(1)	Threshold		Target		Maximum	Threshold		Target	Maximum

			EIP/GMIP					Performance Units				RSUs	Stock Options
Robert A. Bradway	3/1/2022	3/1/2022		(2)		(2)	11,962,500
	5/2/2022	3/1/2022							(3)	32,149	64,298				7,956,235	(6)
	5/2/2022	3/1/2022										13,781			3,182,309	(7)
	5/2/2022	3/1/2022											112,508	230.92	4,773,714	(8)
Murdo Gordon	3/1/2022	3/1/2022		(2)		(2)	7,177,500
	5/2/2022	3/1/2022							(3)	10,101	20,202				2,499,795	(6)
	5/2/2022	3/1/2022										4,330			999,884	(7)
	5/2/2022	3/1/2022											35,352	230.92	1,499,985	(8)
David M. Reese	3/1/2022	3/1/2022		(2)		(2)	7,177,500
	5/2/2022	3/1/2022							(3)	9,091	18,182				2,249,841	(6)
	5/2/2022	3/1/2022										3,897			899,895	(7)
	5/2/2022	3/1/2022											31,817	230.92	1,349,995	(8)
Peter H. Griffith	3/1/2022	3/1/2022		(2)		(2)	7,177,500
	5/2/2022	3/1/2022							(3)	9,091	18,182				2,249,841	(6)
	5/2/2022	3/1/2022										3,897			899,895	(7)
	5/2/2022	3/1/2022											31,817	230.92	1,349,995	(8)
Esteban Santos	3/1/2022	3/1/2022		(2)		(2)	7,177,500
	5/2/2022	3/1/2022							(3)	8,485	16,970				2,099,868	(6)
	5/2/2022	3/1/2022										3,637			839,856	(7)
	5/2/2022	3/1/2022											29,695	230.92	1,259,959	(8)

(1)	Reflects the date on which the grants were approved by the Compensation and Management Development Committee, or Compensation Committee.
(2)

Represents awards to our NEOs made under our EIP. For our EIP participants, the “maximum” amounts shown in the table above reflect the largest possible payments under our EIP for the 2022 performance period, based on non-Generally Accepted Accounting Principles, or non-GAAP, net income, as defined for the EIP and reported and reconciled in Appendix B. There are no thresholds or targets under the EIP. The EIP provides that the Compensation Committee may use “negative discretion” to award any amount that does not exceed the maximum. Consistent with its practice since the EIP was approved by our stockholders, the Compensation Committee employed the pre-established Company performance goals under our Global Management Incentive Plan, or GMIP, as illustrated in the table below, in determining the actual amounts awarded under the EIP in 2022.

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Our 2022 Company performance goals under the GMIP were financial and operating performance goals weighted as follows: (1) Deliver Results (60%)—30% Revenues and 30% Non-GAAP Net Income (as reported and reconciled in Appendix B); (2) Progress Innovative Pipeline (30%); and (3) Deliver Annual Priorities (10%). There are no payouts for below-threshold performance on any of our Company financial performance goals. Threshold performance on our “Deliver Results” and “Progress Innovative Pipeline” goals results in 50% earned for those metrics. Certain measurements of performance for the non-financial metrics are more subjective in nature and could result in a very small payout percentage (less than 1% of an annual cash incentive award) and, as such, no threshold amounts are shown in the tables. The 2022 Company performance goals under the GMIP at target and maximum payout levels, which are based on a multiple of salary, are shown in the table below. Maximum performance under all of the performance metrics results in 225% of target payout opportunity being earned. The actual amounts awarded under our Company performance goals for 2022 were based on achievement of 121.0% performance against target and are reported as “Non-Equity Incentive Plan Compensation” in our “Summary Compensation Table” and are shown in the table below. For a description of our pre-established Company performance goals and the use of the GMIP in the Compensation Committee’s exercise of negative discretion see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)			Non-Equity Incentive Plan Compensation($)

Name	Threshold	Target	Maximum	Actual
Robert A. Bradway	—	2,580,075	5,805,169	3,122,000
Murdo Gordon	—	1,101,846	2,479,154	1,333,000
David M. Reese	—	1,154,808	2,598,318	1,397,000
Peter H. Griffith	—	1,043,115	2,347,009	1,262,000
Esteban Santos	—	1,021,608	2,298,618	1,236,000

(3)

Reflects estimated payouts regarding performance units granted during 2022 for the 2022-2024 performance period for NEOs. The number of units granted (which equals the target number of units of the award) will be multiplied by a payout percentage, which can range from 0% to 200%, to determine the number of units earned by the participant at the end of the performance period. Shares of our Common Stock will be issued on a one-for-one basis for each performance unit earned.

For all the NEOs, the payout percentage for the 2022-2024 performance period is earned based on two annual operating measures, with the total that can be earned under such operating measures ranging from 30% to 170%, which is then modified up or down by up to 30 percentage points based on our relative TSR performance ranking over the three-year performance period. The non-GAAP operating measures are: (1) earnings per share; and (2) return on invested capital, or ROIC. Each of the operating measures are measured against pre-established goals for every year in the 2022-2024 performance period, which runs from January 1, 2022 through December 31, 2024. All goals are set at the commencement of the three-year performance period. Each applicable operating measure is weighted equally (one-half per measure) to determine the total operating measure percentage for that year. At the end of the performance period, the final annual operating performance percentages for each of the three years are averaged to determine the score for the three-year performance period. The TSR modifier is based on how the TSR of our Common Stock ranks relative to the TSRs of the companies that are listed in the S&P 500, as defined (the Reference Group), over the period from the date of grant through the end of the performance period. If the rank of the TSR of our Common Stock equals or exceeds the 75th percentile or equals or is less than the 25th percentile, the TSR modifier increases or decreases the payout by 30 percentage points, respectively. If the TSR of our Common Stock is at the 50th percentile, the TSR modifier is zero. Linear interpolation is used to determine the TSR modifier if the rank of the TSR of our Common Stock falls between these percentiles. If our absolute TSR over the performance period is less than 0, however, then the modifier cannot be greater than 0. The Compensation Committee certifies the number of performance units earned and payable following completion of the performance period.

All performance units accrue dividend equivalents deemed reinvested in shares and that are payable in shares only to the extent and when the underlying performance units are earned. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

(4)

Reflects the RSUs granted during 2022 to our NEOs. RSUs accrue dividend equivalents that are deemed reinvested in shares and payable only to the extent and when the underlying RSUs vest and are issued to the recipient. Our RSUs generally vest over four years with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date, subject to continued service through the vesting date.

(5)

Reflects the 2022 annual grant of non-qualified stock options to our NEOs. Our stock options generally vest over four years with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date, subject to continued service through the vesting date.

(6)

Reflects the grant date fair values of performance units granted to our NEOs for the 2022-2024 performance period determined in accordance with ASC 718, based on the number of performance units granted multiplied by: (i) 100% which is the operating measure percentage earnout based on the probable outcomes of financial performance measures over the three-year performance period as of the grant date; and (ii) the grant date fair value per unit of $247.48 which reflects the impact of the TSR modifier of $16.56 per share, which is a market condition. The grant date fair value per unit was calculated using a payout simulation model with the following key assumptions: risk-free interest rate of 2.8%; volatility of the price of our Common Stock of 28.1%; the closing price of our Common Stock on the grant date of $230.92 per share; volatilities of the prices of the stocks of the Reference Group; and the correlations of returns of our Common Stock and the stocks of the Reference Group to simulate TSRs and their resulting impact on the payout percentages based on the contractual terms of the performance units.

(7)

Reflects the grant date fair values of RSUs granted during 2022 determined in accordance with ASC 718 based on the number of RSUs granted multiplied by the grant date fair values per unit of $230.92. Because these RSUs accrue dividend equivalents during the vesting period, the grant date fair value per unit equals the closing price of our Common Stock on the grant date.

(8)

Reflects the grant date fair values of stock options granted during 2022 determined in accordance with ASC 718 based on the number of options granted multiplied by the grant date fair value per option of $42.43. The grant date fair value of an option was determined using a Black-Scholes option valuation model with the following key assumptions: risk-free interest rate of 2.8%; expected life of 5.7 years; expected volatility of the price of our Common Stock of 24.5%; expected dividend yield of 3.3%; and the exercise price of $230.92.

The estimated payouts of the performance units described above are disclosed in the limited context of our executive compensation program and should not be understood to be statements of our expectations of our stock price or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

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Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs at December 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exerciseable (#)	Number of Securities Underlying Unexercised Options Unexerciseable (#)	Option Exercise Price ($/Option)	Option Expiration Date(1)	Number of Shares of Units of Stock That Have Not Yet Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
	Stock Options(1)				Restricted Stock Units and Dividend Equivalents		Performance Units and Dividend Equivalents

Robert A. Bradway	0	112,508	230.92	5/2/2032	42,987	11,290,106	65,762	(4)	17,271,732
	0	115,307	239.64	4/30/2031			65,974	(5)	17,327,411
	33,670	68,361	236.36	5/5/2030			27,915	(6)	7,331,596
	90,974	46,866	177.31	5/3/2029
	108,444	0	177.46	4/27/2028
	130,718	0	162.60	5/1/2027
	119,782	0	156.35	5/3/2026

Murdo Gordon	0	35,352	230.92	5/2/2032	13,074	3,433,755	20,662	(4)	5,426,668
	0	36,231	239.64	4/30/2031			20,730	(5)	5,444,527
	9,586	19,464	236.36	5/5/2030			7,947	(6)	2,087,200
	25,992	13,390	177.31	5/3/2029

David M. Reese	0	31,817	230.92	5/2/2032	12,456	3,271,444	18,596	(4)	4,884,053
	0	34,782	239.64	4/30/2031			19,900	(5)	5,226,536
	9,586	19,464	236.36	5/5/2030			7,947	(6)	2,087,200
	25,992	13,390	177.31	5/3/2029
	7,807	0	177.46	4/27/2028
	8,714	0	162.60	5/1/2027
	8,711	0	156.35	5/3/2026

Peter H. Griffith	0	31,817	230.92	5/2/2032	16,844	4,423,908	18,596	(4)	4,884,053

	0	28,985	239.64	4/30/2031			16,582	(5)	4,355,096

	9,352	18,989	236.36	5/5/2030			7,753	(6)	2,036,248

Esteban Santos	0	29,695	230.92	5/2/2032	11,867	3,116,749	17,356	(4)	4,558,380
	0	34,420	239.64	4/30/2031			19,693	(5)	5,172,170
	9,352	18,989	236.36	5/5/2030			7,753	(6)	2,036,248
	22,743	11,717	177.31	5/3/2029
	24,291	0	177.46	4/27/2028
	30,501	0	162.60	5/1/2027
	8,711	0	156.35	5/3/2026

(1)

In general, stock options expire on the tenth anniversary of their grant date. If a retirement-eligible staff member retires, their stock options continue to vest and expire on the earlier of: (i) the fifth anniversary of their retirement date; or (ii) the end of the grant term. Stock options vest at a rate of approximately 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively. The grant date is 10 years preceding the expiration date in the table.

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(2)

The following table shows the vesting of RSUs and related accrued dividend equivalents (rounded down to the nearest whole number of units) outstanding as of December 31, 2022. RSUs accrue dividends that are deemed reinvested in shares and payable only when, and to the extent that, the underlying RSUs vest and are issued to the participant.

	Granted on

Name	May 2, 2022(a)	April 30 2021(a)	May 5, 2020(b)	November 1, 2019(c)	May 3, 2019(c)
Robert A. Bradway	14,094	14,022	8,868	0	6,003
Murdo Gordon	4,428	4,405	2,526	0	1,715
David M. Reese	3,985	4,230	2,526	0	1,715
Peter H. Griffith	3,985	3,524	2,463	6,872	0
Esteban Santos	3,719	4,185	2,463	0	1,500

(a)	Scheduled to vest at a rate of approximately 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively.
(b)	Scheduled to vest in approximately equal amounts on each of the third and fourth anniversaries of the grant date.
(c)	Scheduled to vest on the fourth anniversary of the grant date.
(3)

The market values of RSUs and performance units (and related dividend equivalents) were calculated by multiplying the number of RSUs outstanding or the number of performance units as determined in accordance with the SEC, rules and footnotes 4 through 6 below, as applicable, by the closing price of our Common Stock on December 31, 2022 ($262.64).

(4)

Reflects the sum of the number of performance units granted for the 2022–2024 performance period (January 1, 2022 to December 31, 2024) and the related dividend equivalents accrued through December 31, 2022, multiplied by the maximum payout percentage of 200%. As required by SEC rules, the maximum payout percentage is disclosed in the table because the estimated payout percentage as of December 31, 2022 is greater than a target level of performance of the performance units granted (based on the sum of: (1) the estimated outcomes of our operating measures to be achieved; and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 2, 2022 grant date to December 31, 2022). The number of dividend equivalents multiplied by the 200% payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 1,464 units for Mr. Bradway; 460 units for Mr. Gordon; 414 units for Dr. Reese and Mr. Griffith; and 386 units for Mr. Santos. Dividend equivalents are only paid when and to the extent the underlying performance units are earned.

(5)

Reflects the sum of the number of performance units granted for the 2021–2023 performance period (January 1, 2021 to December 31, 2023) and the related dividend equivalents accrued through December 31, 2022, multiplied by the maximum payout percentage of 200%. As required by SEC rules, the maximum payout percentage is disclosed in the table because the estimated payout percentage as of December 31, 2022 is greater than the target level of performance of the performance units granted (based on the sum of: (1) the estimated outcomes of our operating measures to be achieved; and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the April 30, 2021 grant date to December 31, 2022). The number of dividend equivalents multiplied by the 200% payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 3,494 units for Mr. Bradway; 1,098 units for Mr. Gordon, 1,054 units for Dr. Reese; 878 units for Mr. Griffith, and 1,043 units for Mr. Santos. Dividend equivalents are only paid when and to the extent the underlying performance units are earned.

(6)

Reflects the number of performance units granted for the 2020-2022 performance period (January 1, 2020 to December 31, 2022), and related dividend equivalents accrued through December 31, 2022, multiplied by the actual payout percentage of 88.9%, which is based on our actual performance under our operating measures of 110.4% and the relative TSR percentage modifier of -21.5% percentage points based on our actual TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 5, 2020 grant date to December 31, 2022. The number of dividend equivalents multiplied by the 88.9% payout percentage noted above (rounded down to the nearest whole number of units) included in the table above are as follows: 2,217 units for Mr. Bradway; 631 units for Mr. Gordon and Dr. Reese; and 615 units for Messrs. Griffith and Santos. Since these performance units were paid in 2023, they will be reflected in the “Option Exercises and Stock Vested” table as vested shares in next year’s proxy statement.

The estimated payouts of the performance units described above are disclosed in the limited context of our executive compensation program and should not be understood to be statements of our expectations of our stock price or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

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Option Exercises and Stock Vested

The following table summarizes the exercise of options, the vesting of RSUs, and the payment of performance units earned for the 2019-2021 performance period (and related dividend equivalents, as applicable) for each of our NEOs during the year ended December 31, 2022. The RSUs and performance units vested and converted to one share of our Common Stock for each vested RSU and performance unit. The 2019-2021 performance units had a performance period from January 1, 2019 through December 31, 2021 and became payable as shares upon certification by our Compensation Committee in March 2022.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert A. Bradway	0	0	50,612	11,986,206
Murdo Gordon	0	0	12,914	3,038,496
David M. Reese	0	0	18,220	4,473,590
Peter H. Griffith	0	0	7,809	2,070,795
Esteban Santos	0	0	12,629	2,989,527

(1)	There were no option exercises during the year ended December 31, 2022.
(2)

The value shown is the closing price of a share of our Common Stock on the business days immediately prior to the vesting dates of RSUs and to the payment date for the performance units, as applicable, multiplied by the number of units vested/paid, including cash received in lieu of fractional dividend equivalents.

Nonqualified Deferred Compensation

The following table sets forth summary information regarding aggregate contributions to and account balances under our SRP and NDCP for, and as of, the year ended December 31, 2022. There were no withdrawals by any of the NEOs in 2022.

Name	2022 Employee Contributions ($)(1)	2022 Company Contributions ($)(2)	2022 Earnings (Losses) ($)(3)	Balance as of 12/31/2022 ($)(4)
Robert A. Bradway	0	483,505	(3,247,939)	18,527,957
Murdo Gordon	0	225,785	(483,426)	2,667,619
David M. Reese	0	229,881	(260,253)	1,738,316
Peter H. Griffith	1,115,641	212,012	41,359	3,660,018
Esteban Santos	0	207,061	(671,384)	3,791,515

(1)

Reflects the portions of the annual cash incentive awards deferred and contributed to the NDCP in the amount of $1,105,600 by Mr. Griffith which was included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in 2021, the year it was earned. Also reflects a portion of the salary deferred and contributed to the NDCP in the amount of $10,041 by Mr. Griffith that was included in the “Salary” column of the “Summary Compensation Table” in 2022, the year it was earned

(2)	Reflects credits to the SRP.
(3)	Reflects earnings/(losses) in the NDCP and SRP for 2022.
(4)

Reflects balances in the NDCP and SRP on December 31, 2022. All amounts are vested. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” in 2022, 2021, and 2020: $1,961,889 for Mr. Bradway; $910,704 for Mr. Gordon; $657,382 for Dr. Reese; $3,240,406 for Mr. Griffith; and $591,366 for Mr. Santos.

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General Provisions of the Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan

The SRP is designed to provide a “make-whole” benefit to 401(k) Plan participants with eligible compensation in excess of the Internal Revenue Code’s qualified plan compensation limit. The Company credits to the SRP a 10% contribution on such compensation to represent the equivalent percentage of Company contributions that would have been made to the 401(k) Plan if the compensation had been eligible for deferral into the 401(k) Plan. For the same reason, the Company also credits to the SRP a 10% contribution on amounts voluntarily deferred by a participant into the NDCP. No “above market” crediting rates are offered under the SRP and employee contributions to the SRP are not permitted.

The SRP and the NDCP are unfunded plans for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts are our general unsecured obligations and are subject to our ongoing financial solvency. We have established a grantor trust (a so-called “rabbi” trust) for the purpose of accumulating funds to assist us in satisfying our obligations under the NDCP. Earnings on amounts contributed to our SRP and NDCP, like our

401(k) Plan, are based on participant selections among the deemed investment options selected by a committee of our executives. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. Unlike our 401(k) Plan, we do not offer the opportunity for NDCP or SRP participants to invest through a brokerage window or in our Common Stock. The investment options available to NDCP and SRP participants also differ from our 401(k) in that they include six target date portfolios which are used as default investment options (the “Target Retirement Portfolios”). The investment options available during 2022 are described in the subsection “Investment Options Under the 401(k), Supplemental Retirement, and Nonqualified Deferred Compensation Plans” below. Invested credits can be reallocated among available plan investment options on any business day and effective at the close of business on that day (subject to the time of day the reallocation request is made on a day the market is open).

Retirement and Savings Plan (401(k) Plan) and Supplemental Retirement Plan

Our 401(k) Plan is a qualified plan available to regular U.S.-based staff members of the Company and participating subsidiaries (except Puerto Rico). All 401(k) Plan participants, including our NEOs, are eligible to receive the same proportionate level of matching and nonelective or “core” contributions from us. Company contributions on eligible compensation earned above the Internal Revenue Code qualified plan compensation limit and on amounts that were voluntarily deferred by a staff member to the NDCP are credited to our SRP, a nonqualified plan that is available to all 401(k) Plan-eligible staff members.

Contributions. We make a core contribution of 5% of eligible compensation to all regular U.S.-based staff members under the 401(k) Plan, regardless of whether the staff members elect to defer any of their own compensation to the 401(k) Plan. In addition, participants are eligible to receive matching contributions of up to 5% of eligible compensation they contribute to the 401(k) Plan. Under our SRP, we credit 10% of each participant’s eligible compensation that is in excess of the qualified plan compensation limit, which equals the combined percentage of our core contributions and maximum matching contributions under our 401(k) Plan. We also credit to the SRP 10% of each participant’s compensation if they elect to defer to the NDCP.

Distributions. Participants receive distributions from the SRP following their termination of employment. Participants may elect to receive distributions as a lump sum payment in the first or second year following termination of employment, or, for balances in excess of $100,000, in installments that commence in the year following termination. For our NEOs, Section 409A of the Internal Revenue Code generally requires that their distributions may not occur earlier than six months following our NEO’s termination of employment.

Participants in the 401(k) Plan are immediately vested in participant and matching contributions and related earnings and losses on such amounts. Participants in the 401(k) Plan who were hired before January 1, 2020 are also immediately vested in core contributions and related earnings and losses on such amounts. Participants in the 401(k) Plan who were hired on or after January 1, 2020 will only become 100% vested in core contributions and related earnings and losses on such amounts after three years of service. Participants in the SRP are immediately vested in matching contributions that are made by us with respect to amounts the participants deferred under the NDCP and related earnings and losses on such amounts, and are fully vested in the remainder of their accounts upon the earlier of: (i) three continuous years of their service to us; (ii) termination of their employment on or after their normal retirement date (as defined in the 401(k) Plan); (iii) their disability (as defined in the 401(k) Plan); (iv) their death; or (v) a change of control and termination of their employment as described below in “Potential Payments Upon Termination or Change of Control—Change of Control Severance Plan.”

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Nonqualified Deferred Compensation Plan

Our NDCP allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. Members of our Board of Directors, or Board, and our U.S.- and Puerto Rico-based staff members at the director level or above, which include our NEOs, are eligible to participate in this plan. All participants in this plan participate on the same basis.

Contributions. Participants who are staff members may elect to defer up to a maximum of 50% of their eligible base salary, up to a maximum of 80% of their annual cash incentive award, and up to 80% of sales commissions. Non-employee members of our Board may defer all or a portion of their fees, including retainers and meeting fees. In addition, we may, in our sole discretion, contribute additional amounts to any participant’s account at any time, such as contributing sign-on bonuses to the accounts of newly-hired staff members or for retention purposes.

Distributions. Participants may elect to receive distributions as a lump sum or, for balances in excess of $100,000, in annual installments for up to ten years. For most participants, distributions commence in the first or second year following the participant’s termination of employment. For our NEOs, Section 409A of the Internal Revenue Code generally requires that distributions may not occur earlier than six months following our NEO’s termination of employment. Participants may also petition for a distribution due to an unforeseeable financial hardship.

Vesting. Participants are at all times 100% vested in the amounts they elect to defer and related earnings and losses on such amounts.

Investment Options Under the 401(k), Supplemental Retirement, and Nonqualified Deferred Compensation Plans

The investment options under the 401(k), the SRP, and the NDCP are substantially the same and the associated rates of return are contained in the tables below. For the SRP and the NDCP only, six target retirement portfolio options (referred to as “Target Retirement Portfolios” below) are among the deemed investment options and are based on different target retirement dates and designed to provide an all-in-one investment option for creating a diversified portfolio. Each portfolio is an asset allocation strategy built around a combination of investments that is adjusted over time to gradually become more conservative as the target maturity date of the portfolio approaches.

For the 401(k) Plan only, participants may make investments in our Common Stock (no more than 20% of the value of a participant’s account) and access a self-directed brokerage window. Since these options are only available in the 401(k) Plan, the performance of these additional investment options are not included in the following table.

Name of Investment Option(1)	Rate of Return for 2022	Name of Investment Option(1)	Rate of Return for 2022
Target Retirement Portfolio Options		Capital Preservation	1.44%
Amgen Target Retirement Portfolio Income	-6.98%	Fixed Income Index	-12.94%
Amgen Target Retirement Portfolio 2020	-7.20%	Fixed Income Active	-11.86%
Amgen Target Retirement Portfolio 2030	-7.57%	International Equity Index	-15.54%
Amgen Target Retirement Portfolio 2040	-8.11%	International Equity Active	-18.10%
Amgen Target Retirement Portfolio 2050	-8.35%	U.S. Equity Index	-19.16%
Amgen Target Retirement Portfolio 2060	-8.38%	U.S. Equity Active	-26.52%

(1)	We retain the right to change, at our discretion, the available investment options.

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Executive Compensation Tables

Potential Payments Upon Termination or Change of Control

Change of Control Severance Plan

Our Amended and Restated Change of Control Severance Plan, or Change of Control Severance Plan, provides a lump sum payment and certain other benefits for each participant in the plan who separates from employment with us in connection with a change of control. Our Compensation Committee periodically reviews the terms of the Change of Control Severance Plan, which was originally adopted in 1998, to ensure it is aligned with current governance best practices. No tax gross-up payments are provided under the Change of Control Severance Plan. If a change of control occurs and a participant’s employment is terminated by us other than for cause or disability, or is terminated by the participant for good reason, within two years after the change of control, a participant under the Change of Control Severance Plan would be entitled to:

•	a lump sum cash payment in an amount equal to:

-	the product of:

•	a benefits multiple of one or two based on the participant’s position (each of our NEOs has a benefits multiple of two); and

•

the sum of (i) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs;

•

if, as a result of the participant’s termination of employment, the participant becomes entitled to, and timely elects to continue, healthcare (including any applicable vision benefits) and/or dental coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, Company-paid group health and dental insurance continuation coverage for the participant and his or her dependents under COBRA until the earlier of (i) the expiration of a participant’s eligibility for coverage under COBRA, or (ii) the expiration of the 18-month period immediately following the participant’s termination (whichever occurs earlier);

•	fully-vested benefits accrued under our 401(k) Plan and our SRP;

•

either a lump-sum cash payment or a contribution to our SRP, as determined by us in our sole discretion, in an amount equal to the sum of (1) the product of $2,500 and the participant’s benefits multiple, plus (2) the product of (x) 10%, (y) the sum of (i) the participant’s annual base salary as in effect immediately prior to the participant’s termination or, if higher, as in effect immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs (which equals the participant’s annual base salary multiplied by the participant’s target annual cash incentive award percentage, each as in effect immediately prior to the termination or, if higher, as in effect immediately prior to the change of control), and (z) the benefits multiple; and indemnification and, if applicable, directors’ and officers’ liability insurance provided by us for four years following the participant’s termination (each of our NEOs would receive such liability insurance benefits, which would result in no additional cost to us).

If all payments or benefits received under the Change of Control Severance Plan or any other plan, arrangement, or agreement would cause the participant to be subject to excise tax, then the payments will be reduced to the extent necessary to avoid the excise tax, provided that the reduced payments, net of federal, state, and local income taxes, are greater than the payments without such reduction, net of federal, state, and local income taxes, and excise tax.

The plan provides that the benefits described above would be provided in lieu of any other severance benefits that may be payable by us (other than accrued vacation and similar benefits otherwise payable to all staff members upon a termination). The plan also provides that the benefits described above may be forfeited if the participant discloses our confidential information or solicits or offers employment to any of our staff members during a period of years equal to the participant’s benefits multiple following the participant’s termination.

The plan is subject to automatic one-year extensions unless we notify participants no later than November 30 that the term will not be extended. If a change of control occurs during the term of the plan, the plan will continue in effect for at least 24 months following the change of control. Prior to a change of control, we can amend the plan at any time. After a change of control, the plan may not be terminated or amended in any way that adversely affects a participant’s interests under the plan, unless the participant consents in writing. “Change of Control” is defined in the plan as the occurrence of any of the following:

•

any person, entity, or group has acquired beneficial ownership of 50% or more of (i) our then outstanding common shares, or (ii) the combined voting power of our then outstanding securities entitled to vote in the election of directors;

•	individuals making up the incumbent Board (as defined in the plan) cease for any reason to constitute at least a majority of our Board;

•

immediately prior to our consummation of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the then outstanding shares of the reorganized, merged, or consolidated company entitled to vote generally in the election of directors;

•	a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

•	any other event which the incumbent Board (as defined in the plan), in its sole discretion, determines is a change of control.

“Cause” is defined in the plan as (i) conviction of a felony or (ii) engaging in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out the participant’s duties, resulting in material economic harm to us, unless the participant believed in good faith that the conduct was in, or not contrary to, our best interests.

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Executive Compensation Tables

“Disability” under the plan is determined based on our long-term disability plan as is in effect immediately prior to a change of control.

“Good reason” is defined in the plan as (i) an adverse and material diminution of a participant’s authority, duties, or responsibilities, (ii) a material reduction in a participant’s base salary, (iii) an increase in a participant’s daily commute by more than 100 miles roundtrip, or (iv) any other action or inaction by the Company that constitutes a material breach of the agreement under which the participant provides services. In order to terminate with “good reason,” a participant must provide written notice to the Company of the existence of the condition within the required period, the Company must fail to remedy the condition within the required time period and the participant must then terminate employment within the required time period.

Long-Term Incentive Equity Awards

Stock Options and Restricted Stock Units

Our stock plans (or the related grant agreements approved for use under such stock plans) provide for accelerated vesting or continued vesting of unvested stock options and RSUs in the circumstances described below.

Double-Trigger Qualifying Termination in Connection with a Change of Control. Unvested stock options and RSUs will vest in full in connection with a Change of Control (as defined in the stock plans or related grant agreements approved for use under such stock plans) only if and when, within 24 months following the Change of Control, the grantee’s employment is involuntarily terminated other than for “cause” or “disability,” or, in the case of staff members subject to the Change of Control Severance Plan, voluntarily terminated with “good reason” (as each is defined in the grant agreements).

Death or Disability. In general, unvested stock options and RSUs granted in calendar years prior to the year death or disability occurs vest in full upon the occurrence of such event. For unvested stock options and RSUs granted in the calendar year death or disability occurs, a pro-rata amount of these stock options and RSUs immediately vests based on the number of completed months of employment during the calendar year such event occurs. Under our stock plans, a disability has the same meaning as under Section 22(e)(3) of the Internal Revenue Code and occurs where the disability has been certified by either the Social Security Administration, the comparable government authority in another country with respect to non-U.S. staff members, or an independent medical advisor appointed by us.

Retirement. In general, unvested stock options and RSUs granted in calendar years prior to the year in which an employee retires continue to vest on their original vesting schedule following the retirement of the holder if the holder has been employed for at least ten years and is age 55 or older or is age 65 or older, regardless of service (a retirement-eligible participant), provided that any unvested RSUs will vest in full in the event of death following such holders’ retirement from the Company. If a retirement-eligible participant receives a grant of stock options or RSUs in the calendar year such retirement occurs, generally, the participant will vest in a pro-rata amount of the award he or she would be otherwise entitled based upon the number of complete months of employment during the calendar year such retirement occurs. Retirement-eligible participants have the lesser of five years from the date of retirement or the remaining period before expiration to exercise any vested stock options. Mr. Bradway, Dr. Reese, and Mr. Santos are each a retirement-eligible participant and eligible to receive this benefit.

Performance Units

Performance units are generally forfeited unless a participant is continuously employed through the last business day of the performance period. The underlying principle is that the participant needs to have been an active employee during the entire performance period in order to have contributed to the results on which the earned awards are based. Exceptions to this treatment are a termination of employment in connection with a change of control or the death, disability, or retirement of a participant.

Change of Control. Generally, with respect to grants of outstanding performance units, the performance period terminates as of the last business day of the last completed fiscal quarter preceding the change of control. The TSR market condition performance is based on: (A) our TSR performance for which our ending Common Stock price is computed on the greater of (i) the average daily closing price of our Common Stock for the last twenty (20) trading days of such shortened period, or (ii) the value of consideration paid for a share of our Common Stock in the change of control (whether such consideration is paid in cash, stock or other property, or any combination thereof); and (B) the TSR performance of the companies in the applicable reference group based on such companies’ average daily closing stock price for the last twenty (20) trading days of such shortened performance period. With respect to the operating performance measures, if the change of control occurs: (i) during the first fiscal year of the performance period, target levels of performance shall be used to calculate the payment; and (ii) subsequent to the first fiscal year of the performance period, actual levels of performance for completed fiscal year(s) shall be used to calculate the payment. In the event of a change of control during the first six months of the performance period, however, the participant is entitled to a payment equal to an amount calculated in the manner described above, but pro-rated for the number of complete months elapsed during the shortened performance period.

Death or Disability. For all performance unit grants made in calendar years prior to the year death or disability occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. For a performance unit grant made in the calendar year in which death or disability occurs, a participant will be paid a pro-rata amount of the award he or she would otherwise be entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment in the calendar year such event occurs.

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Executive Compensation Tables

Retirement. In the event of retirement of a participant who is a retirement-eligible participant, for performance unit grants made in calendar years prior to the year in which retirement occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. If a retirement-eligible participant receives a performance unit grant in the calendar year such retirement occurs, the participant will be paid a pro-rata amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment during the calendar year such retirement occurs. Mr. Bradway, Dr. Reese, and Mr. Santos are each a retirement-eligible participant and eligible to receive this benefit.

Estimated Potential Payments

The tables below set forth the estimated current value of payments and benefits: (i) to each of our NEOs upon a change of control, upon a qualifying termination within two years following a change of control, or upon death or disability; (ii) to Mr. Bradway, Dr. Reese, and Mr. Santos upon retirement. All amounts shown in the tables below assume that the triggering events occurred on December 31, 2022 and do not include: (i) the 2020-2022 performance unit awards and the 2022 EIP payouts, which were earned as of December 31, 2022; (ii) other benefits earned during the term of our NEO’s employment that are available to all salaried staff members, such as accrued vacation; (iii) benefits paid by insurance providers under life and disability policies; and (iv) benefits previously accrued and vested under the SRP and the NDCP. For information on the accrued amounts payable under these plans, see the “Nonqualified Deferred Compensation” table above. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change of control and/or the NEO’s separation from the Company. In accordance with SEC rules, the value of accelerated equity awards shown in the tables below was calculated using the closing price of our Common Stock on December 31, 2022 ($262.64). The amounts shown for accelerated stock options is the difference between the closing price at December 31, 2022 ($262.64), and the exercise price of unvested stock options, multiplied by the number of unvested stock options. The value per unit of accelerated RSUs and performance units, including the related accrued dividend equivalents (rounded down to the nearest whole number of units), equals the closing price at December 31, 2022 ($262.64) multiplied by the number of units and dividend equivalents vested or earned, as applicable, as a result of such event.

Estimated Payments to Robert A. Bradway

	Triggering Event
	Change in Control($)		Change in Control and Termination($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	0		8,656,500		0		0

Intrinsic value of accelerated unvested stock options	0		12,016,418		12,016,418		12,016,418

Intrinsic value of accelerated unvested RSUs	0		11,290,106		11,290,106		11,290,106

Value of 2022-2024 performance units	8,635,866	(1)	8,635,866	(1)	11,269,620	(2)	11,269,620	(2)

Value of 2021-2023 performance units	9,668,566	(1)	9,668,566	(1)	11,600,809	(2)	11,600,809	(2)

Continuing health care benefits for 18 months(3)	0		43,045		0		0

Continuing retirement plan contributions for two years(4)	0		870,650		0		0

Total	18,304,432		51,181,151		46,176,953		46,176,953

Estimated Payments to Murdo Gordon

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)	Death or Disability($)

Lump sum cash severance payment	0		4,436,000		0	0

Intrinsic value of accelerated unvested stock options	0		3,608,761		0	3,608,761

Intrinsic value of accelerated unvested RSU’s	0		3,433,755		0	3,433,755

Value of 2022-2024 performance units	2,713,334	(1)	2,713,334	(1)	0	3,540,650	(2)

Value of 2021-2023 performance units	3,037,957	(1)	3,037,957	(1)	0	3,644,918	(2)

Continuing health care benefits for 18 months(3)	0		43,045		0	0

Continuing retirement plan contributions for two years(4)	0		448,600		0	0

Total	5,751,291		17,721,452		0	14,228,084

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Executive Compensation Tables

Estimated Payments to David M. Reese

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	0		4,700,000		0		0

Intrinsic value of accelerated unvested stock options	0		3,463,304		3,463,304		3,463,304

Intrinsic value of accelerated unvested RSU’s	0		3,271,444		3,271,444		3,271,444

Value of 2022-2024 performance units	2,442,027	(1)	2,442,027	(1)	3,186,611	(2)	3,186,611	(2)

Value of 2021-2023 performance units	2,916,355	(1)	2,916,355	(1)	3,499,153	(2)	3,499,153	(2)

Continuing health care benefits for 18 months(3)	0		43,045		0		0

Continuing retirement plan contributions for two years(4)	0		475,000		0		0

Total	5,358,382		17,311,175		13,420,512		13,420,512

Estimated Payments to Peter H. Griffith

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)	Death or Disability($)

Lump sum cash severance payment	0		4,200,000		0	0

Intrinsic value of accelerated unvested stock options	0		2,174,921		0	2,174,921

Intrinsic value of accelerated unvested RSU’s	0		4,423,908		0	4,423,908

Value of 2022-2024 performance units	2,442,027	(1)	2,442,027	(1)	0	3,186,611	(2)

Value of 2021-2023 performance units	2,429,945	(1)	2,429,945	(1)	0	2,915,567	(2)

Continuing health care benefits for 18 months(3)	0		43,045		0	0

Continuing retirement plan contributions for two years(4)	0		425,000		0	0

Total	4,871,972		16,138,846		0	12,701,007

Estimated Payments to Esteban Santos

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	0		4,113,200		0		0

Intrinsic value of accelerated unvested stock options	0		3,232,428		3,232,428		3,232,428

Intrinsic value of accelerated unvested RSU’s	0		3,116,749		3,116,749		3,116,749

Value of 2022-2024 performance units	2,279,190	(1)	2,279,190	(1)	2,974,398	(2)	2,974,398	(2)

Value of 2021-2023 performance units	2,885,888	(1)	2,885,888	(1)	3,462,646	(2)	3,462,646	(2)

Continuing health care benefits for 18 months(3)	0		47,780		0		0

Continuing retirement plan contributions for two years(4)	0		416,320		0		0

Total	5,165,078		16,091,555		12,786,221		12,786,221

(1)

In the event of a change of control (with or without a qualifying termination) that occurs after the first six months of the 2022-2024 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2022, multiplied by a payout percentage of 100%, which employs the plan dictated target level of performance for the operating performance measures of 100% with no modification for the TSR modifier. The TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the

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Executive Compensation Tables

May 2, 2022 grant date through September 30, 2022, the last business day of the last fiscal quarter before the change in control, would have yielded an 8 percentage point modification, however Amgen’s TSR was less than zero for this period, and therefore the TSR modifier cannot exceed zero.

In the event of a change of control occurring (with or without a qualifying termination) that occurs during the second year of the 2021-2023 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2022, multiplied by a payout percentage of 111.6%, which is the percentage based on the estimated outcomes of our operating performance measures achieved during the first year of the performance period with no modification for the TSR modifier. The TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the April 30, 2021 grant date to September 30, 2022, the last business day of the last fiscal quarter before the change in control, would have yielded a 12.4 percentage point modification, however Amgen’s TSR was less than zero for this period, and therefore the TSR modifier cannot exceed zero.

Our TSRs for purposes of determining the payout percentages of these awards would be based on the higher of: (i) the average closing price of our Common Stock for the last 20 trading days of the shortened performance period ended on September 30, 2022; and (ii) the value of consideration the acquirer paid for a share of our Common Stock in the change of control. For purposes of the payout values shown in the tables, the TSRs for our Common Stock were based on the respective actual TSRs over the respective averaging periods ending September 30, 2022, the last business day of the last fiscal quarter before the change in control, with subsequent adjustment described above for Amgen’s TSR being less than zero during these periods. The resulting number of units that would have been so earned was multiplied by $262.64, the closing price of our Common Stock on December 31, 2022.

For information on the actual number of units to be earned for these performance unit grants, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

(2)

In the event death or disability occurs, the participant is entitled to the number of performance units that would have been earned by the NEO if he had remained employed for the entire performance period. For purposes of the payout values shown in the tables, the number of units that would have been earned was multiplied by $262.64, the closing price of our Common Stock on December 31, 2021.

For the 2022-2024 performance period, the number of performance units that would have been earned has been estimated as the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2022, multiplied by the payout percentage of 130.5%. The payout percentage is based on the estimated outcomes as of December 31, 2022, of our operating performance measures to be achieved during the performance period of 100.5%, which was increased by the TSR modifier by 30 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 2, 2022 grant date to December 31, 2022.

For the 2021-2023 performance period, the number of performance units that would have been earned has been estimated as the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2022, multiplied by the payout percentage of 133.9%. The payout percentage is based on the estimated outcomes as of December 31, 2022, of our operating performance measures to be achieved during the performance period of 104.8%, which was increased by the TSR modifier by 29.1 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the April 30, 2021 grant date to December 31, 2022.

In the event of actual death or disability, payout of shares in satisfaction of amounts earned for grants for the 2022-2024 and 2021-2023 performance periods would not occur until after the end of the performance periods and would be based on actual performance through the end of the performance period. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

As Mr. Bradway, Dr. Reese, and Mr. Santos were retirement-eligible as of December 31, 2022, the retirement payout amounts for performance units for the 2022-2024 and 2021-2023 performance periods were calculated in the same manner as the respective death and disability amounts.

(3)

Reflects the estimated cost of medical, dental, and vision insurance coverage based on rates charged to our staff members for post-employment coverage provided in accordance with COBRA for the first 18 months following termination adjusted for the last six months of this period by a 5% inflation factor for medical coverage and a 3% inflation factor for dental coverage.

(4)

Reflects the value of retirement plan contributions for two years calculated as two times the sum of: (i) $2,500; and (ii) the product of: (a) 10%; and (b) the sum of the NEO’s annual base salary as of December 31, 2022, and the NEO’s targeted annual cash incentive award for 2022 (which equals the NEO’s annual base salary as of December 31, 2022, multiplied by the NEO’s target annual cash incentive award percentage for 2022).

88       ï 2023 Proxy Statement

Pay Versus Performance

Pay Versus Performance

As required, below is disclosure of the compensation of the Company’s Named Executive Officers, or NEOs, for the last three fiscal years calculated in accordance with the recently adopted Item 402(v) of Regulation
S-K.
Item 402(v) requires disclosure of “compensation actually paid” based on calculations that report changes in the fair value of equity awards granted in prior years, granted during the fiscal year, and
vesting
during the fiscal year, but that do not reflect the actual amount of compensation earned or received by any of the NEOs during the fiscal year.
For information about our compensation philosophy and how we align executive compensation with our performance, please see our Compensation Discussion and Analysis.

Year					Value of Initial Fixed $100 Investment Based on:
	Summary Compensation Table Total for CEO($)	Compensation Actually Paid to CEO($) (1)(2)	Average Summary Compensation Table Total for non-CEO Named Executive Officers($)	Average Compensation Actually Paid to Non-CEO Named Executive Officers (1)(2)	Amgen Total Shareholder Return($) (3)	Peer Group Total Shareholder Return($) (3)(4)	Net Income ($M)	Non-GAAP EPS($) (5)
2022	21,399,733	41,655,553	7,211,427	12,777,767	119.07	140.14	6,552	17.69
2021	21,721,154	17,040,728	7,358,134	5,869,521	98.87	126.48	5,893	17.10
2020	20,131,408	14,724,312	6,736,942	5,571,375	98.01	102.57	7,264	16.60

(1)
As the valuation methods for “compensation actually paid” required by the SEC differ from those required in the Summary Compensation Table (“SCT”), the table below provides a reconciliation of SCT amounts to the Compensation Actually Paid (“CAP”) amounts in the Pay Versus Performance table for Mr. Bradway and the average SCT and CAP amounts for our other NEOs for each of the last three fiscal years. The other non-CEO
NEOs for each of 2022, 2021, and 2020 include Messrs. Gordon, Griffith, and Santos and Dr. Reese.

Summary Compensation Table to Compensation Actually Paid Reconciliation Table

			Required Adjustments to Summary Compensation Table (“SCT”) Totals to Determine Compensation Actually Paid (“CAP”)
	Year	SCT Total($)	SCT Value of Stock Awards($)	SCT Value of Option Awards( $)	Fair Value as of Year End of Equity Awards Granted During the Year($)	Year-Over-Year Increase (Decrease) in Fair Value as of Year End of Unvested Awards Granted in Prior Years($)	Increase (Decrease) From Prior Year End in Fair Value of Awards That Vested During the Year($)	CAP Formula and Results($)

		A	B	C	D	E	F	G=A-B-C+D+E+F
Robert A. Bradway	2022	21,399,733	11,138,544	4,773,714	20,800,961	11,751,273	3,615,844	41,655,553
	2021	21,721,154	11,138,622	4,773,710	13,805,997	(2,572,161)	(1,930)	17,040,728
	2020	20,131,408	10,079,676	4,319,993	13,341,787	(3,546,758)	(802,456)	14,724,312
Average of Other NEOs	2022	7,211,427	3,184,719	1,364,984	5,947,522	3,219,024	949,497	12,777,767
	2021	7,358,134	3,246,014	1,391,226	4,023,392	(640,566)	(234,199)	5,869,521
	2020	6,736,942	2,834,702	1,214,968	3,752,153	(650,362)	(217,688)	5,571,375

(2)
Stock option fair values are calculated at each measurement date using a Black-Scholes valuation model, consistent with the approach used to value the awards at the grant date. Stock option fair values as of each measurement date were determined using updated assumptions (the closing stock price of our Common Stock as of the measurement date, risk-free interest rate, expected life, expected volatility of the price of our Common Stock, and expected dividend yield) and fair value increases are primarily driven by an increase in the price of the Company’s Common Stock.

Performance unit fair values are calculated using a payout simulation model, consistent with the approach used to value the awards at the grant date. Performance unit fair values as of each measurement date were determined using updated assumptions (risk-free interest rate, volatility of the price of our Common Stock, the closing price of our Common Stock on the measurement date, volatilities of the prices of the stocks of the Reference Group (as defined in footnote 3 to the “Grant of Plan-Based Awards” table in our Executive Compensation Tables), and the correlations of returns of our Common Stock and the stocks of the Reference Group to simulate total shareholder returns and their resulting impact on the payout percentages based on the contractual terms of the performance units) and fair value increases are primarily driven by an increase in the price of the Company’s Common Stock.

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89

Pay Versus Performance

(3)
Pursuant to the SEC rules, total shareholder return, or TSR, reflects an initial investment of $100 on December 31, 2019. All values assume reinvestment of the pretax value of dividends, are calculated as of December 31 of each year, and are weighted according to the respective issuers’ stock market capitalization at the beginning of each period for which a return is indicated.

(4)
The peer group for each listed fiscal year consists of the companies listed as our executive compensation benchmarking peer group in the Compensation Discussion and Analysis specific for that year. For 2020, the companies included: Allergan plc (until July 2020); Abbvie, Inc.; AstraZeneca plc; Biogen Inc.; Bristol Myers Squibb Company; Celgene Corporation (until July 2020); Eli Lilly and Company; Gilead Sciences, Inc.; GlaxoSmithKline plc.; Johnson & Johnson; Merck & Co., Inc.; Novartis AG; Pfizer Inc.; Regeneron Pharmaceuticals, Inc.; Roche Holding AG; and Sanofi S.A.. For 2021 and 2022, the peer group included: Abbvie, Inc.; AstraZeneca plc; Biogen Inc.; Bristol Myers Squibb Company; Eli Lilly and Company; Gilead Sciences, Inc.; GlaxoSmithKline plc.; Johnson & Johnson; Merck & Co., Inc.; Novartis AG; Pfizer Inc.; Regeneron Pharmaceuticals, Inc.; Roche Holding AG; and Sanofi S.A.

(5)	Non-Generally Accepted Accounting Principles, or non-GAAP, earnings per share for purposes of the Company selected measure is reported and reconciled in Appendix B .
As the valuation methods for “compensation actually paid” required by the SEC differ from those required in the SCT, the graph below depicts a reconciliation of SCT amounts to the CAP amount in the Pay Versus Performance table for Mr. Bradway for fiscal 2022 derived from the Summary Compensation Table to the Compensation Actually Paid Reconciliation Table above.

2022 Performance Measures
Pursuant to Item 402(v) of
Regulation S-K,
the Compensation Committee identified the following financial and non-financial
performance measures used in our long-term and annual incentive programs as representing the most important performance measures used to link “compensation actually paid” in 2022 to the Company’s performance.

• Non-GAAP earnings per share (EPS) • Non-GAAP return on invested capital (ROIC) • Total shareholder return (TSR) relative to that of the S&P 500 • Revenues	• Non-GAAP net income • Pipeline, clinical study, and regulatory goals • Environmental, social, and governance goals
For a description of these measures and their application to our compensation programs for 2022, please see our Compensation Discussion and Analysis.

90

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 2023 Proxy Statement

Pay Versus Performance

Compensation Actually Paid and Performance Measures
The following charts depict, as required by Item 402(v), the “compensation actually paid” for our CEO and the other NEOs versus: (1) our TSR and that of our executive compensation peer group; (2) GAAP net income; and
(3) non-GAAP
EPS.
(1)

(1)

(2)

(3)

(1)	Non-GAAP earnings per share for purposes of the Company selected measure is reported and reconciled in Appendix B .

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91

Director Compensation

Director Compensation

The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract the best talent to our Board of Directors, or Board, and recognize the time and effort required of a director given the size and complexity of our operations. In addition to cash compensation, we provide equity grants and have stock ownership guidelines to align the directors’ interests with our stockholders’ interests and to focus on our long-term growth and success. Directors who are our employees are not paid any fees for serving on our Board or for attending Board meetings.

2022 Director Compensation

Position	Annual Cash Retainer ($)	Annual Equity Awards (Restricted Stock Units Grant Date Market Value) ($)

Non-Employee Director	105,000	210,000

Lead Independent Director Retainer	40,000	—

Committee Chair Retainers		—

Audit Committee Chair	30,000	—
Other Committee Chairs (Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating Committees)	20,000	—

Committee Member Meeting Retainer	12,500	—

Equity Incentives. Each non-employee director received an automatic annual grant of restricted stock units, or RSUs, on the date of the annual meeting of stockholders, with a grant date fair market value of $210,000, based on the closing price of our Common Stock on the grant date (rounded down to the nearest whole number). The RSUs vest immediately, and to further support long-term holding, a director may choose to defer receipt of such shares. Directors who elect to defer receipt of the shares accrue dividend equivalents on the vested RSUs during the deferral period. Further, to increase their equity holdings, a director may also elect to receive deferred vested RSUs in lieu of up to 100% of his or her cash compensation.

Director Stock Ownership Guidelines. All non-employee directors are expected to hold the equivalent of five times the Board annual cash retainer ($525,000 in 2022) in our Common Stock while serving as a non-employee director.

All non-employee directors are expected to comply with the stock ownership guidelines on or before December 31st of the calendar year in which the fifth anniversary of their first date of election by stockholders falls. For purposes of the Board stock ownership guidelines, issued and outstanding shares of our Common Stock held beneficially or of record by the non-employee director, issued and outstanding shares of our Common Stock held in a qualifying trust (as defined in the guidelines), and vested RSUs that are deferred will count towards satisfying these stock ownership guidelines. All directors with compliance dates that were on or prior to December 31, 2022, met the stock ownership guidelines as of that date.

Board members are subject to our insider trading policy that, among other things, prohibits engaging in short sales with respect to the Company’s securities, purchasing or pledging the Company’s stock on margin(1), or entering into any hedging, derivative or similar transactions with respect to the Company’s securities.

Expenses. Directors are entitled to reimbursement of their expenses incurred in connection with attendance at Board and committee meetings and conferences with our Senior Management. We make tax gross-up payments to our directors to reimburse them for additional income taxes imposed when we are required to impute income on perquisites that we provide. Guests of our Board members are occasionally invited to Board events, and we may pay or reimburse travel expenses and may provide transportation on our aircraft for both the director and his or her guest.

Deferred Compensation. Non-employee directors are eligible to participate in the Nonqualified Deferred Compensation Plan that we maintain for our staff members (see “Nonqualified Deferred Compensation” in our Executive Compensation Tables above for more information). Earnings under this plan are market-based—there are no “above market” or guaranteed rates of returns.

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

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Director Compensation

Charitable Contributions. Through The Amgen Foundation, Inc., the Company maintains a charitable contributions matching gift program for all eligible staff members and non-employee directors. Our directors participate in the program on the same terms as our staff members. The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, qualifying donations made by directors and staff members to eligible organizations, up to $20,000 per person, per year. Separate from, and in addition to, this ongoing annual program, in response to specific disasters, The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, donations to specified disaster relief organizations, up to $20,000 per deployment per person. For example, in the wake of the war unfolding in Ukraine, the Amgen Foundation and Amgen Inc. made grants to humanitarian organizations working in Eastern Europe and provided support to help victims of hurricanes Ian and Fiona in Florida and Puerto Rico.

Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2022. Robert A. Bradway, our Chairman of the Board, Chief Executive Officer and President is not included in the table as he is an employee and thus receives no compensation for his service as a director.

Non-Employee Director	Fees Earned or Paid in Cash($)(3)	Stock Awards($)(4)(5)	All Other Compensation($)(6)	Total($)

Wanda M. Austin	130,000	209,774	20,000	359,774

Michael V. Drake(1)(2)	0	207,460	47	207,507

Brian J. Druker	130,000	209,774	20,000	359,774

Robert A. Eckert	190,000	209,774	20,000	419,774

Greg C. Garland	150,000	209,774	20,000	379,774

Charles M. Holley, Jr.	160,000	209,774	0	369,774

S. Omar Ishrak(2)	0	339,774	20,116	359,890

Tyler Jacks	130,000	209,774	20,000	359,774

Ellen J. Kullman(2)	0	339,774	20,138	359,912

Amy E. Miles	130,000	209,774	20,039	359,813

Ronald D. Sugar	150,000	209,774	21,044	380,818

R. Sanders Williams	130,000	209,774	20,164	359,938

(1)	Dr. Drake joined our Board in August 2022. Accordingly, fees earned consist of a pro-rata amount of the annual retainer fee (pro-rated on a monthly basis for actual service) in 2022.
(2)

Drs. Drake and Ishrak and Ms. Kullman elected to receive 100% of their respective annual retainer and committee meeting fees in the form of deferred vested RSUs, the value of which are reflected in the stock awards column in accordance with Accounting Standards Codification Topic 718.

(3)	Reflects all cash fees earned by members of our Board for annual retainers.
(4)

Reflects the grant date fair values of RSUs determined in accordance with Accounting Standards Codification Topic 718 consisting of 855 RSUs granted on May 17, 2022, to each director named above, except Dr. Drake. Dr. Drake was granted 634 RSUs on August 9, 2022, which reflects a proration of the annual grant for service on the Board through the 2023 Annual Meeting of Stockholders. The grant date fair values of all of the annual awards are based on the closing price of our Common Stock on the grant date ($245.35 and $248.36 on May 17 and August 9, 2022, respectively) multiplied by the number of RSUs granted. Such grants occurred on the date of our annual meeting of stockholders or the third business day after release of our applicable quarterly earnings, respectively. Directors who elect to defer receipt of the shares accrue dividend equivalents on the vested RSUs during the deferral period. All of the RSUs granted to directors were fully vested upon grant, and thus directors who do not elect to defer the vested RSUs receive shares of common stock upon grant.

In addition to the annual grants discussed above, Drs. Drake and Ishrak and Ms. Kullman elected to receive RSUs in lieu of cash fees earned in 2022 for 100% of their annual retainer and committee meeting fees (rounded down to the nearest whole number of units) as follows:

	Granted on (but receipt deferred)

Non-Employee Director	May 2, 2022	August 9, 2022	November 8, 2022

Michael V. Drake	n/a	n/a	171

S. Omar Ishrak	140	130	222

Ellen J. Kullman	140	130	222

The grant date fair values per unit for these awards were $230.92, $248.36, and $292.39 for May 2, 2022, August 9, 2022, and November 8, 2022, respectively. Such grant dates occurred on the third business day after release of our applicable quarterly earnings in accordance with the terms of our Director Equity Incentive Program.

  ï 2023 Proxy Statement    93

Director Compensation

(5)

Directors may elect to defer issuance of shares until a later date, which would result in a deferral of taxable income to the director until the lapse of such deferral. Upon the lapse of any applicable deferral period, the vested/deferred RSUs are paid in shares of our Common Stock on a one-for-one basis. The table below shows the aggregate number of deferred stock awards (deferred RSUs and dividend equivalents) outstanding for each non-employee director as of December 31, 2022. Deferred stock awards consist of vested RSUs for which receipt of the underlying shares of our Common Stock has been deferred (vested/deferred RSUs) and dividends on vested/deferred RSUs are deemed automatically reinvested to acquire additional vested/deferred RSUs.

Non-Employee Director	Deferred Restricted Stock Units and Dividend Equivalents as of December 31, 2022(a)

Wanda M. Austin	0

Michael V. Drake	815

Brian J. Druker	4,705

Robert A. Eckert	14,348

Greg C. Garland	0

Charles M. Holley, Jr.	6,805

S. Omar Ishrak	1,375

Tyler Jacks	11,099

Ellen J. Kullman	9,764

Amy E. Miles	1,751

Ronald D. Sugar	18,570

R. Sanders Williams	0

(a)

Restricted stock units and related dividend equivalents are all vested, but receipt has been deferred. Restricted stock units and related dividend equivalents earned on these amounts are rounded down to the nearest whole number of shares. Fractional shares are paid in cash.

(6)	The table below provides a summary of amounts paid by the Company for perquisites and other special benefits.

Non-Employee Directors	Matching of Charitable Contributions ($)(a)	Personal Use of Aircraft(b)		Personal Expenses While on Business Travel(c)		Total($)
		Aggregate Incremental Amounts($)	Tax Gross-Up ($)	Aggregate Incremental Amounts($)	Tax Gross- Up($)

Wanda M. Austin	20,000	0	0	0	0	20,000

Michael V. Drake	0	0	0	0	47	47

Brian J. Druker	20,000	0	0	0	0	20,000

Robert A. Eckert	20,000	0	0	0	0	20,000

Greg C. Garland	20,000	0	0	0	0	20,000

Charles M. Holley, Jr.	0	0	0	0	0	0

S. Omar Ishrak	20,000	0	0	0	116	20,116

Tyler Jacks	20,000	0	0	0	0	20,000

Ellen J. Kullman	20,000	0	11	0	127	20,138

Amy E. Miles	20,000	0	0	0	39	20,039

Ronald D. Sugar	20,000	294	750	0	0	21,044

R. Sanders Williams	20,000	0	0	0	164	20,164

(a)	These are charitable contributions of The Amgen Foundation, Inc. that matched the directors’ charitable contributions made in 2022.
(b)

Where guests accompany directors on our aircraft or where the director, for nonbusiness purposes, accompanies executives using our aircraft for business purposes, we typically incur de minimis incremental costs for transporting that person, but we are required to impute income to the director for his or her income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances. The aggregate incremental cost of use of our aircraft is calculated based on our variable operating costs, which include crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, maintenance, and other smaller variable costs. In determining the incremental cost relating to fuel and trip related maintenance,

94       ï 2023 Proxy Statement

Director Compensation

we applied an estimate derived from our average costs. We believe that the use of this methodology is a reasonably accurate method for calculating fuel and trip-related maintenance costs. Because our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, our aircraft purchase costs, and the cost of maintenance not related to trips.

(c)

These amounts reflect the incremental costs of personal expenses of directors while on business travel and related imputed income to the director for his or her income tax purposes. We reimburse the director for the additional income taxes imposed on the director in these circumstances.

  ï 2023 Proxy Statement    95

Security Ownership of Directors and Executive Officers

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 20, 2023 by: (i) each current director and nominee; (ii) our Named Executive Officers, or NEOs (as specified on page 42); and (iii) all of our current directors and executive officers as a group. There were 534,215,408 shares of our Common Stock outstanding as of March 20, 2023. None of our directors, nominees, NEOs, or executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of Common Stock.

	Amgen Inc. Common Stock(1)(2)
Beneficial Owner	Total Common Stock Beneficially Owned	Shares Acquirable Within 60 Days	Percent of Total

Non-Employee Directors and Nominees

Wanda M. Austin	4,886	0	*

Michael V. Drake(3)	0	0	*

Brian J. Druker(3)	0	0	*

Robert A. Eckert(3)	7,044	0	*

Greg C. Garland	10,716	0	*

Charles M. Holley, Jr.(3)(4)	1,260	0	*

S. Omar Ishrak(3)	935	0	*

Tyler Jacks(3)	2,727	0	*

Ellen J. Kullman(3)	410	0	*

Amy E. Miles(3)	408	0	*

Ronald D. Sugar(3)	0	0	*

R. Sanders Williams	5,301	0	*

Named Executive Officers

Robert A. Bradway	1,209,324	617,312	*

Murdo Gordon	113,605	74,963	*

David M. Reese	139,464	99,658	*

Peter H. Griffith	43,031	30,667	*

Esteban Santos	182,983	132,157	*

All current directors, NEOs and executive officers as a group (21 individuals)(5)	1,932,878	1,127,831	*

*	Less than 1%.
(1)

Information in this table is based on our records and information provided by directors, NEOs, executive officers, and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws, where applicable, each of the directors and nominees, NEOs, and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

(2)

Includes shares which the individuals shown have the right to acquire (a) upon vesting of restricted stock units, or RSUs, and related dividend equivalents (excluding fractional shares), where the shares are issuable as of March 20, 2023, or within 60 days thereafter, and (b) upon exercise of stock options that are vested as of March 20, 2023, or within 60 days thereafter, as set forth in the table below. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person. Dividend equivalents credited on RSUs are deemed reinvested and are paid out with the vested RSUs in shares of our Common Stock.

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Security Ownership of Directors and Executive Officers

(3)	Excludes vested RSUs, and related dividend equivalents, for which receipt has been deferred to a date later than 60 days after March 20, 2023.

Name	RSUs and Dividend Equivalents Included	Stock Options Included	RSUs and Dividend Equivalents Excluded Because of Deferrals(6)

Wanda M. Austin	0	0	0

Michael V. Drake	0	0	823

Brian J. Druker	0	0	4,749

Robert A. Eckert	0	0	14,482

Greg C. Garland	0	0	0

Charles M. Holley, Jr.	0	0	6,870

S. Omar Ishrak	0	0	1,389

Tyler Jacks	0	0	11,202

Ellen J. Kullman	0	0	9,860

Amy E. Miles	0	0	1,768

Ronald D. Sugar	0	0	18,743

R. Sanders Williams	0	0	0

Robert A. Bradway	15,137	602,175	0

Murdo Gordon	4,452	70,511	0

David M. Reese	4,393	95,265	0

Peter H. Griffith	2,397	28,270	0

Esteban Santos	4,131	128,026	0

(4)	Shares held through the Holley Family Trust.
(5)

Includes 173,074 shares (excluding fractional shares) held by the four executive officers who are not NEOs and who have a right to acquire such shares upon the vesting of RSUs that have not been deferred to a date later than 60 days after March 20, 2023, or upon exercise of vested stock options as of March 20, 2023, or within 60 days thereafter. All current directors, NEOs, and executive officers as a group have the right to acquire a total of 35,623 shares upon vesting of RSUs, and related dividend equivalents, where the shares are issuable as of March 20, 2023, or within 60 days thereafter and 1,092,208 shares upon exercise of stock options that are vested as of March 20, 2023, or within 60 days thereafter.

(6)	Excludes fractional shares which are paid out in cash on the applicable payout date.

  ï 2023 Proxy Statement    97

Security Ownership of Certain Beneficial Owners

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our Common Stock owned by each person or entity known to the Company to be the beneficial owners of more than 5% of our Common Stock as of March 20, 2023, based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through March 20, 2023.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Total(1)

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	48,513,079	9.1%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	48,065,139	9.0%

State Street Corporation(4) State Street Financial Center One Lincoln Street Boston, MA 02111	29,760,088	5.6%

(1)

The “Percent of Total” reported in this column has been calculated based upon the numbers of shares of Common Stock outstanding as of March 20, 2023, and may differ from the “Percent of Class” reported in statements of beneficial ownership filed with the SEC.

(2)

The amounts shown and the following information was provided by BlackRock, Inc. pursuant to a Schedule 13G/A filed with the SEC on February 7, 2023. BlackRock, Inc. reports that it has sole voting power over 44,145,782 of these shares and sole dispositive power over 48,513,079 shares.

(3)

The amounts shown and the following information was provided by The Vanguard Group pursuant to a Schedule 13G/A filed with the SEC on February 9, 2023. The Vanguard Group reports that it has sole voting power over 0 of these shares, shared voting power over 790,733 of these shares, sole dispositive power over 45,751,882 of these shares, and shared dispositive power over 2,313,257 of these shares.

(4)

The amounts shown and the following information was provided by State Street Corporation pursuant to a Schedule 13G/A filed with the SEC on February 6, 2023. State Street Corporation reports that it has sole voting power over 0 of these shares, shared voting power over 20,769,879 of these shares, sole dispositive power over 0 of these shares, and shared dispositive power over 29,679,087 of these shares.

98       ï 2023 Proxy Statement

Item 4 — Ratification of Selection of Independent Registered Public Accountants

Item 4

Ratification of Selection of Independent Registered Public Accountants

The Audit Committee of the Board of Directors, or Board, has sole authority for the appointment, compensation, and oversight of the work of the independent registered public accountants. The Audit Committee has selected Ernst & Young LLP, or EY, as our independent registered public accountants for the fiscal year ending December 31, 2023, and the Board has directed that management submit this selection for ratification by the stockholders at our 2023 Annual Meeting of Stockholders, or Annual Meeting. EY has served as our independent registered public accounting firm and has audited our financial statements since the Company’s inception in 1980. Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants or whether there should be a rotation of our independent registered public accountants. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accountants, their technical expertise, knowledge of our complex global operations and industry, the appropriateness of EY’s fees, as well as external data on audit quality and performance, including independent assessments by the Public Company Accounting Oversight Board (PCAOB) on EY and its peer firms. Based on this evaluation, the members of the Audit Committee believe that the continued retention of EY as our independent registered public accountants for 2023 is in the best interests of the Company and its stockholders.

In conjunction with the mandated rotation of EY’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of EY’s new lead engagement partner. The process for selection of EY’s lead engagement partner involves a meeting between the Audit Committee’s Chair and the candidate, as well as an assessment by the full Audit Committee and management. To ensure a smooth transition, the new lead engagement partner shadows the lead engagement partner and attends Audit Committee meetings in advance of assuming the responsibilities. The selection of a new lead engagement partner most recently occurred in 2021 and was effective after the completion of our 2021 Annual Report on Form 10-K. A representative of EY is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Stockholder ratification of the selection of EY as our independent registered public accountants is not required by the Amgen Inc. Restated Certificate of Incorporation, the Amended and Restated Bylaws of Amgen Inc., or otherwise. However, the Board is submitting the selection of EY to our stockholders for ratification because we believe it is a matter of good corporate governance practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY, but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

  ï 2023 Proxy Statement    99

Audit Matters

Audit Matters

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022.

The Audit Committee has also discussed with Ernst & Young LLP, or EY, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the letter from EY required by the applicable requirements of the

PCAOB regarding EY’s communication with the Audit Committee concerning independence and has discussed with EY their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Charles M. Holley, Jr., Chair

Wanda M. Austin

Ellen J. Kullman

Amy E. Miles

Independent Registered Public Accountants

The following table presents fees for professional services provided or to be provided by EY for audits of the years ended December 31, 2022 and December 31, 2021, and fees for other services rendered by EY during these periods.

	2022	2021

Audit	$9,454,000	$8,784,000

Audit-Related	442,000	418,000

Tax	35,000	3,000

All Other Fees	0	0

Total Fees	$9,931,000	$9,205,000

Included in Audit fees above are professional services associated with the integrated audit of our consolidated financial statements and our internal control over financial reporting and the statutory audits of various subsidiaries of the Company. Audit-Related fees are attributable to assurance and related services that are also performed by our independent registered public accountants, including attest related services, accounting consultations, and audits of employee benefit plan information. The Audit Committee has considered whether the Audit-Related services provided by EY are compatible with maintaining that firm’s independence. Tax fees include assistance with various corporate tax compliance and tax-related matters.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by EY. The Audit Committee, or the Chair of the Audit Committee who has been granted authority by the Audit Committee, approves each audit or non-audit service prior to the engagement of EY for such service. Each such service approved by the Chair of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting.

100       ï 2023 Proxy Statement

Annual Report on Form 10-K

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for fiscal 2022, which contains the consolidated financial statements of the Company for fiscal 2022, accompanies this proxy statement, but is not a part of the Company’s soliciting materials.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for fiscal 2022, filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Investor Relations, Director, Amgen Inc.,

One Amgen Center Drive, Thousand Oaks, CA 91320-1799, or contact Investor Relations by telephone at (805) 447-1060 or email at investor.relations@amgen.com. The Company’s Annual Report on Form 10-K is also available online on the Company’s website at www.amgen.com.(1) A list of exhibits is included in the Form 10-K and exhibits are available online on the Company’s website or may be obtained from the Company upon payment to the Company of the cost of furnishing them.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

  ï 2023 Proxy Statement    101

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Under our written Approval of Related Party Transactions policy, a SEC Related Party Transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (1) any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board of Directors, or Board, one of our executive officers or a nominee to become a member of our Board; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

A “SEC Related Party Transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including but not limited to any indebtedness or guarantee of indebtedness) between us and any of the persons listed in the first paragraph of this section. A related party transaction also includes any material amendment or modification to an existing related party transaction. All potential related party transactions are presented to the Audit Committee for its consideration and, if the Audit Committee deems it appropriate, approval. The Audit Committee considers all relevant facts and circumstances available to it, including the recommendation of management. No member of the Audit Committee participates in any review, consideration, or approval of any related party transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related party transaction to the Audit Committee.

Related party transactions may be preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each scheduled meeting of the Audit Committee, management is required to update the Audit Committee as to any material changes to any approved or ratified related party transaction.

The Audit Committee has excluded each of the following related party transactions under the terms of our Approval of Related Party Transactions policy:

1.	Any matters related to compensation or benefits to the extent such compensation or benefits would not be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933;

2.

Transactions involving less than $120,000 (or such different amount as may require disclosure or approval under any future amendment to the rules and regulations of the SEC, including Item 404 of Regulation S-K, or the listing requirements of The NASDAQ Stock Market LLC, including Rule 5630) when aggregated with all similar transactions; or

3.	Transactions approved by another independent committee of the Board.

In deciding whether to approve or ratify a related party transaction, the Audit Committee will consider the following factors:

•	Whether the terms of the transaction are (i) fair to the Company and (ii) at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	Whether there are demonstrable business reasons for the Company to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Separately, to avoid even the appearance of a conflict of interest related to service on our Board, we require appropriate reporting of service in scientific publications and presentations.

Transactions with Related Persons

Leandro Grimaldi, who is the son-in-law of Nancy A. Grygiel, an executive officer of the Company, is employed by us as Business Performance Director. Dr. Grimaldi’s compensation earned in 2022 consisted of $205,585 in base salary, $69,813 in annual cash incentive award, cash awards with a total value of $2,240, and grants of restricted stock units and performance units valued at $26,000, respectively, on the grant date. This transaction did not require the review or approval of the Audit Committee pursuant to our Approval of Related Party Transactions policy because it was approved by our Compensation and Management Development Committee in 2021 prior to Dr. Grimaldi’s hiring.

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Information Concerning Voting and Solicitation

Information Concerning Voting and Solicitation

General

The enclosed proxy is solicited on behalf of the Board of Directors, or Board, of Amgen Inc., a Delaware corporation, for use at our 2023 Annual Meeting of Stockholders, or Annual Meeting, to be held on Friday, May 19, 2023, at 11:00 A.M., Pacific Time, or any continuation, postponement, or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. Our 2023 Annual Meeting, will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2023. Although the meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting.

Stockholders or their proxyholders may participate and vote at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2023 and using your control number.

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or Notice, to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the internet and to mail the Notice, or to mail the proxy statement and proxy card, as applicable, on or about April 6, 2023, to all stockholders entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Stockholder Meeting to Be Held on May 19, 2023.

This proxy statement, our 2022 annual report and our other proxy materials are available at: www.proxyvote.com. At this website, you will find a complete set of the following proxy materials: notice of 2023 Annual Meeting of Stockholders; proxy statement; 2022 annual report; and form proxy card. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Annual Meeting.

What Are You Voting On?

You will be entitled to vote on the following proposals at the Annual Meeting:

•	The election of the 13 director nominees named herein to serve on our Board for a term of office expiring at the 2024 annual meeting of stockholders;

•	The advisory vote on the frequency of future stockholder votes to approve executive compensation;

•	The advisory vote to approve our executive compensation;

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2023; and

•	Any other business as may properly come before the Annual Meeting.

Who Can Vote

The Board has set March 20, 2023, as the record date for the Annual Meeting. You are entitled to notice and to vote if you were a stockholder of record of our Common Stock, $.0001 par value per share, or Common Stock, as of the close of business on March 20, 2023. You are entitled to one vote on each nominee’s election and on each other proposal for each share of Common Stock you held on the record date. Your shares may be voted at the Annual Meeting only if you are in attendance or your shares are represented by a valid proxy.

Difference Between a Stockholder of Record and a “Street Name” Holder

If your shares are registered directly in your name in the records of the Company’s transfer agent, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust, or other nominee, then the broker, bank, trust, or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust, or other nominee how to vote their shares using the methods described below under “Voting Your Shares.”

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Information Concerning Voting and Solicitation

Shares Outstanding and Quorum

At the close of business on March 20, 2023, there were 534,215,408 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The presence of the holders of a majority of the outstanding shares of our Common Stock entitled to vote constitutes a quorum, which is required to hold and conduct business at the Annual Meeting. Shares are counted as present at the Annual Meeting if:

•	You are in attendance at the Annual Meeting; or

•	Your shares are represented by a properly authorized and submitted proxy (submitted by mail, by telephone, or over the internet).

If you are a record holder and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust, or other nominee submits a proxy covering your shares. Your broker, bank, trust, or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust, or other nominee on how to vote on those matters. Please see the subsection “If You Do Not Specify How You Want Your Shares Voted” below. In the absence of a quorum, the Annual Meeting may be adjourned, from time to time, by the Chair of the meeting or by the vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting.

Voting Your Shares

You may vote by attending the Annual Meeting and voting or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”

Shares Held as a Record Holder. If you hold your shares of Common Stock as a record holder and you are viewing this proxy statement on the internet, you may submit a proxy over the internet by following the instructions on the website referred to in the Notice previously mailed to you. You will need your control number (contained on your Notice) to submit your proxy over the internet. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of Common Stock as a record holder and you are reviewing a paper copy of this proxy statement, you may submit a proxy over the internet or by telephone by following the instructions on the proxy card, or by completing, dating, and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you. You will need your control number (contained on your Notice) to submit your proxy over the internet or over the telephone.

Shares Held in Street Name. If you hold your shares of Common Stock in street name, you will receive a Notice from your broker, bank, trust, or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust, or other nominee may allow you to deliver your voting instructions over the internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker, bank, trust, or other nominee.

The internet(1) and telephone voting facilities will close at 11:59 P.M., Eastern Time, on May 18, 2023. Stockholders who submit a proxy by internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust, or other holder of record by mail.

YOUR VOTE IS VERY IMPORTANT.

You should submit your proxy even if you plan to

attend the Annual Meeting.

Voting at the Annual Meeting

As discussed previously, our Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2023. Although the meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting. To participate and vote at the Annual Meeting, you will need to log-in to www.virtualshareholdermeeting.com/AMGN2023 using the control number on the Notice, proxy card, or voting instruction form. Please note that if your shares are held in street name (by a broker, bank, trust, or other nominee), and you decide to attend and vote at the Annual Meeting, your vote while in attendance at the Annual Meeting will not be effective unless you provide a legal proxy, issued in your name from the record holder (your broker, bank, trust, or other nominee). Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting. Please see the important instructions and requirements below regarding “Attendance at the Annual Meeting.”

To vote at the Annual Meeting, visit www.virtualshareholdermeeting.com/AMGN2023. For shares held as a record holder or in street name, you will need the control number that appears on your Notice, proxy card, or voting instruction form.

(1)

Stockholders who submit a proxy through the internet or telephone should be aware that they may incur costs to access the internet or telephone, such as usage charges from telephone companies or internet service providers and that these costs must be borne by the stockholder.

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Information Concerning Voting and Solicitation

Changing Your Vote

As a stockholder of record, if you submit a proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) duly submitting a later-dated proxy over the internet, by mail, or by telephone, (ii) delivering a written notice of revocation to the attention of the Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, or (iii) attending the Annual Meeting and voting at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust, or other nominee.

If You Receive More Than One Proxy Card or Notice

If you receive more than one proxy card or Notice, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card or Notice you receive.

How Will Your Shares Be Voted

Stockholders of record as of the close of business on March 20, 2023, are entitled to one vote for each share of our Common Stock held on all matters to be voted upon at the Annual Meeting. All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS VERY IMPORTANT.

If You Do Not Specify How You Want Your Shares Voted

As a stockholder of record, if you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder will vote your shares:

•	FOR the election of the 13 nominees listed in this proxy statement to serve on our Board for a term of office expiring at the 2024 annual meeting of stockholders;

•	FOR holding the advisory vote on the frequency of future stockholder advisory votes to approve executive compensation every “ONE YEAR”;

•	FOR the advisory vote to approve our executive compensation; and

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2023.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares on that proposal. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question and therefore will have no effect on the outcome of the vote. Brokers generally have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, and thus broker non-votes are not likely on these proposals. Brokers, however, do not have discretionary authority to vote on (i) the election of directors to serve on our Board, (ii) the advisory vote concerning the frequency of future stockholder advisory votes to approve executive compensation, or (iii) the advisory vote to approve our executive compensation. Accordingly, broker non-votes will likely result on these four proposals.

In their discretion, the proxy holders named in the proxy solicited by the Company are authorized to vote the proxies in their discretion on any other matters that may properly come before the Annual Meeting and any continuation, postponement, or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder nomination was received on a timely basis, so no such matter may be brought to a vote at the Annual Meeting.

Inspector of Election and Counting of Votes

All votes will be tabulated as required by Delaware law, the state of our incorporation, by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to one or more proposals, and broker non-votes will be counted as present for purposes of determining a quorum.

Election of Directors. We have a majority voting standard for the election of directors in an uncontested election, which is generally defined as an election in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for,” “against,” or “abstain” for each nominee. Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares in attendance at the Annual Meeting or represented by proxy. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the nominee. For these purposes, abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote on this proposal.

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Information Concerning Voting and Solicitation

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as a “holdover” director, but must tender his or her resignation contingent upon acceptance by the Board to the Board promptly after certification of the election results of the stockholder vote. The Governance and Nominating Committee of the Board will then recommend to the Board whether to accept the resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, and the Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.

Management Proposals (Advisory Vote on the Frequency of Future Stockholder Advisory Votes to Approve Executive Compensation, Advisory Vote to Approve Our Executive Compensation, and Ratification of Ernst & Young LLP). The approval of the advisory vote on the frequency of future stockholder advisory votes to approve executive compensation, advisory vote to approve our executive compensation, and the ratification of the selection of Ernst & Young LLP requires the affirmative votes of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” each proposal.

Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP, we do not expect any broker non-votes in connection with the ratification. Brokers do not have discretionary authority to vote on the advisory vote on the frequency of future stockholder advisory votes to approve executive compensation, or the advisory vote to approve our executive compensation. Broker non-votes on these proposals will have no effect on these proposals as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner. With respect to the approval of the advisory vote on the frequency of future stockholder advisory votes to approve executive compensation, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders on an advisory basis.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly, and mailing of this proxy statement, the proxy card, the Notice, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers, or staff members. No additional compensation will be paid to our directors, officers, or staff members for such services. In addition, we have retained D.F. King & Co. to assist in the solicitation of proxies for a fee of approximately $100,000 plus distribution costs and other costs and expenses. A list of stockholders entitled to vote at the Annual Meeting will be available upon request to our Secretary for examination by any stockholder for any purpose germane to the Annual Meeting at the Company’s principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 during ordinary business hours for the ten days prior to the Annual Meeting.

Attendance at the Annual Meeting

Our Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2023. You will be able to attend the Annual Meeting virtually, but not in person. The live audio webcast of the Annual Meeting will begin promptly at 11:00 A.M., Pacific Time. Stockholders or their proxyholders may participate and vote at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2023 and using your control number. We encourage our stockholders to access the meeting approximately 15 minutes in advance of the designated start time to test their devices’ audio systems.

Submitting Questions at the Annual Meeting

Once online access to the Annual Meeting is open, stockholders may submit questions, if any, on www.virtualshareholdermeeting.com/AMGN2023. To demonstrate proof of stock ownership, you will need to enter the control number provided with your Notice, proxy card, or voting instruction form to submit questions and vote at our Annual Meeting. Questions pertinent to meeting matters and that are submitted in accordance with our Rules of Conduct for the Annual Meeting will be answered during the meeting, subject to applicable time constraints.

Technical Assistance

Beginning immediately prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting, please call our support team at 844-976-0738 (U.S.) or 303-562-9301 (International).

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Other Matters

Other Matters

Stockholder Proposals for the 2024 Annual Meeting

Stockholder Proposals and Director Nominees for Inclusion in our 2024 Proxy Statement

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2024 annual meeting of stockholders. To be eligible for inclusion in our 2024 proxy statement, your proposal must be received by our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 or by facsimile number (805) 499-6751, no later than December 8, 2023, and must otherwise comply with Rule 14a-8 under the Exchange Act. While our Board of Directors, or Board, will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Director Nominations Pursuant to Our Bylaws. Our Amended and Restated Bylaws of Amgen Inc., or Bylaws, permit an eligible stockholder, or group of up to 20 eligible stockholders, owning Amgen stock continuously for at least three years and shares representing an aggregate of at least 3% of our outstanding shares, to nominate and include in Amgen’s proxy materials director nominees constituting up to the greater of 20% of the Board or two directors, provided that the stockholder(s) and nominee(s) satisfy the requirements of the Bylaws (“Proxy Access”). To nominate a director pursuant to Proxy Access at the 2024 annual meeting of stockholders, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our Bylaws. A fully compliant nomination notice must be received by us no earlier than November 8, 2023, and no later than December 8, 2023, assuming the date of the 2024 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the 2023 Annual Meeting of Stockholders, or Annual Meeting, and such nomination notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 or by facsimile number (805) 499-6751.

Stockholder Proposals and Nominees Brought at the 2024 Annual Meeting Without Inclusion in our 2024 Proxy Statement

Business Proposals and Nominations Pursuant to our Bylaws. To nominate a director or bring any other business before the stockholders at the 2024 annual meeting of stockholders that will not be included in our 2024 proxy statement pursuant to Rule 14a-8 or the Proxy Access provisions of our Bylaws, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our Bylaws. In addition, assuming the date of the 2024 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the Annual Meeting, you must notify us in writing and such notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 or by facsimile number (805) 499-6751 no earlier than January 20, 2024, and no later than February 19, 2024.

You may write to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 or by facsimile number (805) 499-6751, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our Bylaws. Also, our Bylaws are filed with the SEC as an exhibit to our Exchange Act reports and can be accessed through the SEC’s EDGAR system.

The Chair of the Annual Meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2024 annual meeting of stockholders, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2024 annual meeting of stockholders may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2024.

2024 Annual Meeting

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2024 annual meeting of stockholders. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.(1)

(1)	Reference to the SEC website is not intended to function as a hyperlink and the information contained on the SEC website is not intended to be part of this proxy statement.

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Other Matters

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers and banks with account holders who are our stockholders will be householding our proxy materials. A single Notice of Annual Meeting of Stockholders or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or bank that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or bank. If you currently receive multiple copies of the proxy statement at your address from your broker or bank and would like to request householding of their communications, please contact your broker or bank.

Stockholders of record who currently receive multiple copies of the proxy statement at their address and would like to request householding should contact Investor Relations, One Amgen Center Drive, Thousand Oaks, CA 91320-1799, or by telephone at (805) 447-1060 or email at investor.relations@amgen.com.

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report,” “Pay Versus Performance,” or “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Disclaimer

This proxy statement contains statements regarding future individual and Company performance targets and Company performance goals. These targets and Company performance goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Forward-Looking Statements

This proxy statement contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd., Kyowa-Kirin Co., Ltd., or any collaboration to manufacture therapeutic antibodies against COVID-19), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), the Five Prime Therapeutics, Inc. acquisition, the Teneobio, Inc. acquisition, the ChemoCentryx, Inc. acquisition, or the proposed acquisition of Horizon Therapeutics plc, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this proxy statement and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including

108       ï 2023 Proxy Statement

Other Matters

governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

Other Matters

The Board knows of no matters other than those listed in the attached Notice of Annual Meeting of Stockholders that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

April 6, 2023

  ï 2023 Proxy Statement    109

Appendix A

Appendix A

Amgen Inc. Board of Directors

Guidelines for Director Qualifications and Evaluations

These guidelines set forth (1) the minimum qualifications that the Governance and Nominating Committee of the Board of Directors (the “Committee”) of Amgen Inc. (“Amgen”) believes are important for directors to possess, and (2) a description of the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders. These guidelines are only guidelines and may be waived and/or changed by the Committee and/or the Board of Directors as appropriate.

1. Candidate Qualifications

In seeking individuals to join the Board of Directors or to fill director vacancies on the Board of Directors, the Committee considers the following to be minimum qualifications that a candidate must possess:

•	Demonstrated breadth and depth of management and leadership experience, preferably in a senior leadership role in a large or recognized organization;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to Amgen’s business as a member of the Board;

•	Ability to oversee, as a director, Amgen’s business and affairs for the benefit of Amgen’s stockholders;

•	Ability to comply with the Board’s Code of Conduct; and

•	Demonstrated ability to think independently and work collaboratively.

In addition, the Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined by The NASDAQ Stock Market, Inc.;

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee and the Compensation and Management Development Committee;

•	Maintaining a Board that reflects diversity; and

•	The Board’s overall size, structure and composition.

2. Candidate Identification and Evaluation Process

(a) For purposes of identifying nominees for the Board of Directors, the Committee relies on professional and personal contacts of the Committee, other members of the Board of Directors and senior management, as well as candidates recommended by independent search firms retained by the Committee from time to time. The Committee also will consider candidates recommended by stockholders. Any director nominations submitted by stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

(b) In evaluating potential candidates, the Committee will determine whether the candidate is qualified for service on the Board of Directors by evaluating the candidate under the guidelines set forth above and by determining if any individual candidate suits the Committee’s and the Board of Director’s overall objectives at the time the candidate is being evaluated.

  ï 2023 Proxy Statement    A-1

Appendix B

Appendix B

Reconciliations of GAAP to Non-GAAP Measures

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(Dollars in millions)

(Unaudited)

	Years ended December 31,

	2022	2021	2020
GAAP cost of sales	$6,406	$6,454	$6,159
Adjustments to cost of sales:
Acquisition-related expenses (a)	(2,455)	(2,443)	(2,797)
Other	—	(17)	—

Total adjustments to cost of sales	(2,455)	(2,460)	(2,797)

Non-GAAP cost of sales	$3,951	$3,994	$3,362

GAAP cost of sales as a percentage of product sales	25.8%	26.6%	25.4%
Acquisition-related expenses (a)	-9.9	-10.1	-11.5
Other	0.0	-0.1	0.0

Non-GAAP cost of sales as a percentage of product sales	15.9%	16.4%	13.9%

GAAP research and development expenses	$4,434	$4,819	$4,207
Adjustments to research and development expenses:
Licensing- and acquisition-related expenses (a),(b)	(93)	(523)	(120)
Certain net charges pursuant to our cost savings and other restructuring initiatives	—	—	(2)

Total adjustments to research and development expenses	(93)	(523)	(122)

Non-GAAP research and development expenses	$4,341	$4,296	$4,085

GAAP research and development expenses as a percentage of product sales	17.9%	19.8%	17.4%
Licensing- and acquisition-related expenses (a),(b)	-0.4	-2.1	-0.5
Certain net charges pursuant to our cost savings and other restructuring initiatives	0.0	0.0	0.0

Non-GAAP research and development expenses as a percentage of product sales	17.5%	17.7%	16.9%

GAAP acquired IPR&D	$—	$1,505	$—
Adjustments to acquired IPR&D:
Five Prime acquisition IPR&D expense (b)	—	(1,505)	—

Non-GAAP acquired IPR&D	$—	$—	$—

GAAP acquired IPR&D expenses as a percentage of product sales	0.0%	6.2%	0.0%
Five Prime acquisition IPR&D expense (b)	0.0	-6.2	0.0

Non-GAAP acquired IPR&D expenses as a percentage of product sales	0.0%	0.0%	0.0%

GAAP selling, general and administrative expenses	$5,414	$5,368	$5,730
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(144)	(87)	(85)
Certain net charges pursuant to our restructuring initiatives	—	—	—
Other	—	(16)	(2)

Total adjustments to selling, general and administrative expenses	(144)	(103)	(87)

Non-GAAP selling, general and administrative expenses	$5,270	$5,265	$5,643

See footnotes on page B-5.

  ï 2023 Proxy Statement    B-1

Appendix B

	Years ended December 31,

	2022	2021	2020
GAAP selling, general and administrative expenses as a percentage of product sales	21.8%	22.1%	23.6%
Acquisition-related expenses (a)	-0.6	-0.4	-0.3
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0
Other	0.0	0.0	0.0

Non-GAAP selling, general and administrative expenses as a percentage of product sales	21.2%	21.7%	23.3%

GAAP operating expenses	$16,757	$18,340	$16,285
Adjustments to operating expenses:
Adjustments to cost of sales	(2,455)	(2,460)	(2,797)
Adjustments to research and development expenses (b)	(93)	(523)	(122)
Adjustments to acquired IPR&D (b)	—	(1,505)	—
Adjustments to selling, general and administrative expenses	(144)	(103)	(87)
Certain net charges pursuant to our cost savings and other restructuring initiatives	8	(130)	5
Certain other expenses (c)	(511)	(64)	(194)

Total adjustments to operating expenses	(3,195)	(4,785)	(3,195)

Non-GAAP operating expenses	$13,562	$13,555	$13,090

GAAP operating income	$9,566	$7,639	$9,139
Adjustments to operating expenses	3,195	4,785	3,195

Non-GAAP operating income	$12,761	$12,424	$12,334

GAAP operating income as a percentage of product sales	38.6%	31.4%	37.7%
Adjustments to cost of sales	9.9	10.2	11.5
Adjustments to research and development expenses (b)	0.4	2.1	0.5
Adjustments to acquired IPR&D (b)	0.0	6.2	0.0
Adjustments to selling, general and administrative expenses	0.6	0.4	0.4
Certain net charges pursuant to our cost savings and other restructuring initiatives	0.0	0.5	0.0
Certain other expenses (c)	2.0	0.3	0.8

Non-GAAP operating income as a percentage of product sales	51.5%	51.1%	50.9%

GAAP interest expense, net	$(1,406)	$(1,197)	$(1,262)
Adjustments to interest expense, net:
Acquisition-related interest expense (d)	5	—	—

Non-GAAP interest expense, net	$(1,401)	$(1,197)	$(1,262)

GAAP other (expense) income, net	$(814)	$259	$256
Adjustments to other (expense) income, net:
Legal gains (e)	—	—	(72)
Equity method investment basis difference amortization (e)	192	173	109
Net losses (gains) from equity investments (e)	362	(421)	—

Total adjustments to other (expense) income, net	554	(248)	37

Non-GAAP other (expense) income, net	$(260)	$11	$293

GAAP income before income taxes	$7,346	$6,701	$8,133
Adjustments to operating expenses	3,195	4,785	3,195
Adjustments to interest expense, net (d)	5	—	—
Adjustments to other (expense) income, net (e)	554	(248)	37

Non-GAAP income before income taxes	$11,100	$11,238	$11,365

See footnotes on page B-5.

B-2       ï 2023 Proxy Statement

Appendix B

	Years ended December 31,

	2022	2021	2020
GAAP provision for income taxes	$794	$808	$869
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	690	630	634
Other income tax adjustments (d)	46	3	67

Total adjustments to provision for income taxes	736	633	701

Non-GAAP provision for income taxes	$1,530	$1,441	$1,570

GAAP tax as a percentage of income before taxes	10.8%	12.1%	10.7%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (f)	2.6	0.7	2.5
Other income tax adjustments (d)	0.4	0.0	0.6

Total adjustments to provision for income taxes	3.0	0.7	3.1

Non-GAAP tax as a percentage of income before taxes	13.8%	12.8%	13.8%

GAAP net income	$6,552	$5,893	$7,264
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	3,064	3,907	2,598
Other income tax adjustments (d)	(46)	(3)	(67)

Total adjustments to net income	3,018	3,904	2,531

Non-GAAP net income	$9,570	$9,797	$9,795

See footnotes on page B-5.

  ï 2023 Proxy Statement    B-3

Appendix B

The following table presents the computations for GAAP and non-GAAP diluted earnings per share.

	Years ended December 31,
	2022		2021		2020
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$6,552	$9,570	$5,893	$9,797	$7,264	$9,795
Shares
Weighted-average shares for basic EPS	538	538	570	570	586	586
Effect of dilutive securities	3	3	3	3	4	4

Weighted-average shares for diluted EPS	541	541	573	573	590	590

Diluted earnings per share	$12.11	$17.69	$10.28	$17.10	$12.31	$16.60

The following table presents the computations for Invested capital and Return on Invested capital under the terms of the 2020-2022, 2021-2023, and 2022-2024 Performance Periods.

	12/31/21	3/31/22	6/30/22	12/31/22	12/31/22
Total assets	$61,165	$59,196	$59,294	$63,700	$65,121
less Total current liabilities	(12,184)	(12,886)	(12,618)	(14,331)	(15,687)

Invested capital	$48,981	$46,310	$46,676	$49,369	$49,434

	Average Invested Capital for Quarter Ended				Average of Quarterly Averages 2022
	3/31/22	6/30/22	9/30/22	12/31/22
Average Invested capital	$47,646	$46,493	$48,023	$49,402	$47,891

2022 Non-GAAP Operating Income (per above)					$12,761
2022 After-tax factor (100% less Non-GAAP tax rate per above)					86.2%

2022 Non-GAAP Net Operating income after tax					$11,002

2022 Return on Invested capital (Net Operating Income after tax divided by Average Invested capital)					23.0%

	12/31/20	3/31/21	6/30/21	9/30/21	12/31/21
Total assets	$62,948	$62,539	$59,773	$64,993	$61,165
less Total current liabilities	(11,653)	(12,869)	(14,585)	(14,842)	(12,184)

Invested capital	$51,295	$49,670	$45,188	$50,151	$48,981

	Average Invested Capital for Quarter Ended				Average of Quarterly Averages 2021
	3/31/21	6/30/21	9/30/21	12/31/21
Average Invested capital	$50,483	$47,429	$47,670	$49,566	$48,787

2021 Non-GAAP Operating Income (per above)					$12,424
2021 After-tax factor (100% less Non-GAAP tax rate per above)					87.2%

2021 Non-GAAP Net Operating Income after tax					$10,834

2021 Return on Invested capital (Net Operating Income after tax divided by Average Invested capital)					22.2%

B-4       ï 2023 Proxy Statement

Appendix B

	12/31/19	3/31/20	6/30/20	9/30/20	12/31/20
Total assets	$59,707	$61,669	$65,011	$64,637	$62,948
less Total current liabilities	(12,835)	(11,827)	(10,523)	(9,953)	(11,653)

Invested capital	$46,872	$49,842	$54,488	$54,684	$51,295

	Average Invested Capital for Quarter Ended				Average of Quarterly Averages
	3/31/20	6/30/20	9/30/20	12/31/20	2020
Average Invested capital	$48,357	$52,165	$54,586	$52,990	$52,024

2020 Non-GAAP Operating Income (per above)					$12,334
2020 After-tax factor (100% less Non-GAAP tax rate per above)					86.2%

2020 Non-GAAP Net Operating income after tax					$10,632

2020 Return on Invested capital (Net Operating Income after tax divided by Average Invested capital)					20.4%

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.
(b)

Effective January 2022, the Company’s non-GAAP financial measures for financial reporting purposes no longer exclude adjustments for upfront license fees, development milestones and IPR&D expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions. However, we continue to exclude such adjustments from non-GAAP financial measures for purposes of performance-based compensation.

(c)

For the year ended December 31, 2022, the adjustments relate primarily to cumulative foreign currency translation adjustments from a nonstrategic divestiture. For the years ended December 31, 2021 and 2020, the adjustments related primarily to legal matters.

(d)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.
(e)

Effective January 2021, we began to exclude the gains and losses on our investments in equity securities from our non-GAAP measures that are recorded to Other (expense) income, net. For the year ended December 31, 2022, the adjustments related to equity investment losses and the amortization of the basis difference from our BeiGene equity method investment. For the year ended December 31, 2021, the adjustments related to equity investment gains, partially offset by the amortization of the basis difference from our BeiGene equity method investment. For the year ended December 31, 2020, the adjustments related to the amortization of the basis difference from our BeiGene equity method investment, partially offset by a gain from legal judgment proceeds.

(f)

The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Acquired IPR&D expense from the Five Prime acquisition was not tax deductible. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes, for the year ended December 31, 2022, was 18.4% compared to 13.9% and 19.6% for 2021 and 2020, respectively.

  ï 2023 Proxy Statement    B-5

AMGEN Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799 www.amgen.com ©2023 Amgen Inc. All Rights Reserved.

SAMPLE

SCAN TO VIEW MATERIALS & VOTE w AMGEN INC. ONE AMGEN CENTER DRIVE VOTE BY INTERNET THOUSAND OAKS, CA 91320-1799 Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above ATTN: CORPORATE SECRETARY Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2023 for shares held in plans sponsored by Amgen or its subsidiaries. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AMGN2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2023 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2023 for shares held in plans sponsored by Amgen or its subsidiaries. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V03696-P91482 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMGEN INC. The Board of Directors recommends you vote “FOR” each listed nominee in item #1. 1. To elect thirteen directors to the Board of Directors of Amgen Inc. for a term of office expiring at the 2024 annual meeting of stockholders. The nominees for election to the Board of Directors are: For Against Abstain For Against Abstain 1a. Dr. Wanda M. Austin ! ! ! 1l. Dr. Ronald D. Sugar ! ! ! 1b. Mr. Robert A. Bradway ! ! ! 1m. Dr. R. Sanders Williams ! ! ! The Board of Directors recommends a vote of 1c. Dr. Michael V. Drake ! ! ! “ONE YEAR” for item #2. 1 Year 2 Years 3 Years Abstain 1d. Dr. Brian J. Druker 2. Advisory vote on the frequency of future ! ! ! stockholder advisory votes to approve ! ! ! ! executive compensation. 1e. Mr. Robert A. Eckert ! ! ! The Board of Directors recommends you vote “FOR” each For Against Abstain of items #3 and #4. 1f. Mr. Greg C. Garland ! ! ! 3. Advisory vote to approve our executive compensation. ! ! ! 4. To ratify the selection of Ernst & Young LLP as our 1g. Mr. Charles M. Holley, Jr. ! ! ! independent registered public accountants for the ! ! ! fiscal year ending December 31, 2023. 1h. Dr. S. Omar Ishrak ! ! ! NOTE: Such other business as may properly come before the meeting or any continuation, postponement, or adjournment 1i. Dr. Tyler Jacks ! ! ! thereof. 1j. Ms. Ellen J. Kullman ! ! ! 1k. Ms. Amy E. Miles ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SAMPLE

ANNUAL MEETING OF STOCKHOLDERS OF AMGEN INC. May 19, 2023 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.proxyvote.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2023: The Notice of 2023 Annual Meeting of Stockholders, Proxy Statement, Form Proxy Card and 2022 Annual Report are available at www.proxyvote.com. The Amgen Inc. 2023 Annual Meeting of Stockholders will be held solely by remote communication via the Internet at www.virtualshareholdermeeting.com/AMGN2023. Although the Annual Meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting. This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of each of the named director nominees, FOR “ONE YEAR” on the frequency of future stockholder advisory votes to approve executive compensation, FOR the advisory vote to approve our executive compensation, and FOR ratification of the selection of Ernst & Young LLP as our independent registered public accountants. As of the date hereof, the undersigned hereby acknowledges receipt of the 2023 Proxy Statement and accompanying Notice of 2023 Annual Meeting of Stockholders to be held on May 19, 2023, Proxy Card, and the 2022 Annual Report. In their discretion, the Proxy Holders (as defined below) are authorized to vote upon such other matters as may properly come before the 2023 Annual Meeting of Stockholders and at any continuation, postponement, or adjournment thereof. The Board of Directors, at present, knows of no other business to be presented at the 2023 Annual Meeting of Stockholders. By signing this proxy you revoke all prior proxies. This proxy will be governed by the laws of the State of Delaware and federal securities laws. V03697-P91482 AMGEN INC. ONE AMGEN CENTER DRIVE, THOUSAND OAKS, CA 91320-1799 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2023 Robert A. Bradway, Peter H. Griffith, and Jonathan P. Graham (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the 2023 Annual Meeting of Stockholders of Amgen Inc., to be held on Friday, May 19, 2023, at 11:00 A.M., Pacific Time, by remote communication via the Internet at www.virtualshareholdermeeting.com/AMGN2023, and at any continuation, postponement, or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)